UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Under Rule 14a-12
Myriad Genetics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee paid previously with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(j)(1) and 0-11.

MYRIAD GENETICS, INC.
322 North 2200 West
Salt Lake City, Utah 84116

Notice of 2026 Annual Meeting of Stockholders

Time: 8:00 a.m. Mountain Daylight Time (MDT)

Date: Thursday, June 4, 2026

Place: This year’s Annual Meeting of Stockholders (the "Annual Meeting") will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting the following URL: www.virtualshareholdermeeting.com/MYGN2026 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials or proxy card that you receive. For further information about the virtual Annual Meeting, please call our investor relations department at (801) 584-3532.

Purposes:

1. To elect three Class III Directors to the Board of Directors to serve until the 2029 Annual Meeting of Stockholders;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026;

3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;

4. To approve the proposed amendment to the Amended and Restated 2012 Employee Stock Purchase Plan;

5. To approve the proposed 2026 Employee, Director and Consultant Equity Incentive Plan; and

6. To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

Who May Vote:

You may vote if you were an owner of record of Myriad Genetics, Inc. common stock at the close of business on April 8, 2026. A list of stockholders of record will be available for inspection during the ten days prior to the meeting at the office of the Corporate Secretary at Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the meeting or not, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials that you have previously received, or will shortly receive, which we refer to as the Notice, or in the section of this proxy statement entitled ‘‘Important Information About the Annual Meeting and Voting — How Do I Vote?’’ or, if you requested printed proxy materials, your proxy card. You may change or revoke your proxy at any time before it is voted.

On or about April 14, 2026 we began sending the Notice to all stockholders entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

s/ Samraat S. Raha
Samraat S. Raha
President and Chief Executive Officer

April 14, 2026

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be held on June 4, 2026

This proxy statement, and our annual report on Form 10-K to stockholders for the year ended December 31, 2025, are available for viewing, printing, and downloading at www.proxyvote.com. To view these materials, please have available your 16-digit control number(s) that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you may find a copy of our annual report on Form 10-K, which includes our financial statements for the year ended December 31, 2025, on the website of the Securities and Exchange Commission at www.sec.gov, or in the ‘‘Financial Reporting/SEC Filings’’ section of the ‘‘Investor Relations’’ section of our website at www.myriad.com. You also may obtain a printed copy of our annual report on Form 10-K, including our financial statements from us, free of charge, by sending a written request to: Corporate Secretary, Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Cautionary Information and Forward-Looking Statements

This proxy statement contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “goal,” "strategy" and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this proxy statement. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are described in our annual report on Form 10-K for the year ended December 31, 2025 and elsewhere in our filings with the Securities and Exchange Commission. If any of these considerations or risks materialize or intensify, our expectations (or underlying assumptions) may change and our performance may be adversely affected.

Website links included in this proxy statement are for convenience only. Information contained on or accessible through such website links is not incorporated herein and does not constitute a part of this proxy statement.

Dear Fellow Stakeholders,

It is a tremendous privilege stepping into the role of CEO of Myriad Genetics since May 2025 to lead this mission-driven organization on a path to realizing Myriad’s significant potential. Over the past year, we have made decisive progress in repositioning the company for accelerated, profitable growth by sharpening our strategic focus, strengthening our leadership team, and executing with greater urgency. We unveiled our new strategy which prioritizes the Cancer Care Continuum as the cornerstone of our future growth, while continuing to take steps to grow our Prenatal Health and Mental Health businesses in a disciplined manner aligned with our long-term profitability objectives. We enter 2026 as a more focused, disciplined, and confident organization – the “New Myriad,” prioritizing our resources, budget and attention where we have the greatest opportunity for delivering patient impact and right to win.

To support this new chapter, we welcomed Brian Donnelly as Myriad Genetics’ new Chief Commercial Officer in May 2025 who, with more than twenty years of industry experience and a proven track record of driving growth through innovative go-to-market strategies, is well-positioned to champion gaining market share. We also promoted Ben Wheeler to the role of Chief Financial Officer in August 2025 following over thirteen years at Myriad. Ben’s intimate knowledge of Myriad’s business and operations will be critical in shaping Myriad’s path towards sustained, profitable growth. Together, our leadership team brings the right mix of experience and diverse perspectives to lead the company through this next chapter of profitable growth.

Operational and Financial Highlights

In 2025, Myriad Genetics was recognized as one of Forbes’ America’s Best Employers, and 84% of our employees said Myriad Genetics is a Great Place to Work®. Also in 2025, our healthcare provider Net Promoter Score was 72.5, a level typically regarded as excellent, reflecting our continued focus on and investment in the patient and provider experience.

We continued to deliver on our commitment to stakeholders, providing over 1.5 million molecular diagnostic and precision medicine test results to patients and the more than 55 thousand healthcare providers we serve. We generated revenue of $824.5 million and positive adjusted EBTIDA and adjusted earnings per share in 2025.1

We continued to drive strong demand in our hereditary cancer testing business, with MyRisk test volume growth of 10% over 2024. This growth is a testament to our leadership as well as a growing awareness of the importance of germline testing in wellness and the overall patient journey.

In our Mental Health business, we quickly addressed unfavorable events in the first half of 2025. Our team’s efforts resulted in Genesight test volumes growing 8% in the second half of 2025 over the same period in 2024. We are seeing increasing awareness of the importance of molecular diagnostic testing in mental health, and this is supported by the increasing number of biomarker laws enacted in 2025. We continue to define leadership in this market. The Prenatal Health business continues to focus on reinvigorating growth through a focused sales effort and enhanced product offerings, such as the Universal Plus Panel for Foresight® Carrier Screen now covering 274 genes and the Prequel® Prenatal Screening test for non-invasive prenatal screening at eight weeks gestational age.

A Clear Strategy and Robust Pipeline

Our strategy to accelerate profitable growth is anchored in three clear pillars.

Prioritizing the Cancer Care Continuum. Myriad is already a leader in hereditary cancer testing, and we are expanding beyond germline testing to serve patients across risk assessment, diagnosis, therapy selection, and recurrence monitoring. We launched the expanded MyRisk panel in late 2025, which has been well received, and plan to introduce disease‑specific panels that are designed to further simplify ordering and enhance clinical relevance, in 2026.

We are also broadening our oncology portfolio through a combination of internal innovation and strategic partnerships, having established collaborations with PATHOMIQ, Inc., a private developer of artificial intelligence (AI)-enabled prognostic and predictive tests, and SOPHiA Genetics SA, a public AI-driven precision medicine company. In therapy selection, we continue to build on our leadership in Homologous Recombination Deficiency (HRD) while planning menu expansion for tissue and liquid based comprehensive genomic profiling tests. In prostate cancer, we are preparing to launch our first AI‑enhanced Prolaris test in 2026, combining the power of molecular insights with advanced analytics to support more confident clinical decision‑making.

Perhaps most notable, in 2026, we are entering the Molecular Residual Disease (MRD) market (estimated to have a total addressable market size of $20 billion) with our Precise MRD platform. Precise MRD is an ultra‑sensitive, tumor‑informed assay capable of detecting circulating tumor DNA down to one part per million in blood, and is supported by a growing body of clinical evidence and more than 20 ongoing studies across multiple cancer types. In March 2026, we launched clinical testing for breast cancer patients with a small, select group of customers and look to expand our MRD offerings moving forward. MRD represents one of the most important long‑term growth opportunities in oncology and a natural extension of Myriad’s trusted role in community cancer care.
1 Adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures. See reconciliation of adjusted earnings per share to GAAP loss per share and adjusted EBITDA to GAAP net loss in Appendix A.

Growing our Prenatal Health and Mental Health businesses at or above market rates. In Prenatal Health, we are making good progress with our novel multiple prenatal screen called FirstGene. We continue to generate real-world clinical evidence for FirstGene as enrollment in the CONNECTOR study advances and are preparing for a full commercial launch in the second half of 2026. In advance of this launch, we will have established and expanded a sales team dedicated to prenatal testing. In Mental Health, GeneSight is the market leader, with more than three million patients tested to date and our focus on high‑value accounts and digital engagement is designed to help position this business for sustained growth and profitability over time.

Driving profitable growth. Over the past year, we have realigned our organization, reallocated resources, and strengthened accountability across the company to increase focus on serving the Cancer Care Continuum and to drive increased profitability. We expect to redirect and invest more than $35 million over the next several years to expand our commercial capabilities, support new product launches, and advance key R&D programs, all while maintaining tight control over operating expenses.

Stronger Team, Enhanced Culture

None of this progress would be possible without our dedicated teammates focused on advancing our mission. Over the last year, we significantly strengthened our organization with the addition of leaders with deep experience across oncology, molecular diagnostics, and commercialization. We are also embedding a culture of 'playing to win' — defined by stepped up urgency, rigor and a focus on execution along with a commitment to doing what we say we will do.

2026 Annual Meeting of Stockholders

We invite you to participate in our virtual 2026 Annual Meeting of Stockholders, during which you will be able to vote your shares electronically and submit questions.

We will ask you to (1) elect three Class III Directors to our Board, (2) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026, (3) approve, on a non-binding advisory basis, the executive compensation of our named executive officers, (4) approve the proposed amendment to the Amended and Restated 2012 Employee Stock Purchase Plan, (5) approve the proposed 2026 Employee, Director and Consultant Equity Incentive Plan, and (6) act on any other business matters properly brought before the meeting.

More information is included in our proxy statement. Your vote is important to us. Whether you attend the Annual Meeting or not, please vote promptly and submit your proxy online, by telephone, or by following the instructions on the proxy card or voting instruction card.

A Bright Future

We are building on the foundational capabilities established in 2025 to accelerate profitable growth by focusing on the Cancer Care Continuum.

We believe 2026 will be an exciting, milestone rich year, with the launch of three significant diagnostic tests. In March 2026, we executed on the first of these – a targeted alpha launch for Precise MRD in breast cancer. In the second quarter, we will launch our AI-enabled Prolaris prostate cancer test in partnership with PATHOMIQ. Lastly, we plan to launch FirstGene, our multiple prenatal screen test, in the second half of the year, following a data readout from our CONNECTOR study. We are looking forward to these tests supporting clinical decisions and being an important component of our growth strategy.

From a financial perspective, we expect annual revenue growth to accelerate to high-single-digit to low-double-digit percentage over the mid-to-long term. This growth acceleration will be supported by our planned investments in our commercial capabilities to support our expanded Cancer Care Continuum portfolio. Our approach to capital allocation is guided by discipline, return on investment, and flexibility. We will prioritize investment in higher-confidence opportunities, while taking steps to maintain strong margins and a predictable cost structure.

We are entering this new chapter with confidence in our strategy, our pipeline, our people, and our ability to execute. On behalf of the entire Myriad team, thank you for your continued support and trust.

Sincerely,

Samraat. S. Raha
President and Chief Executive Officer
Myriad Genetics, Inc.

Proxy Summary

This summary highlights information about Myriad Genetics, Inc. and its upcoming 2026 Annual Meeting of Stockholders ("Annual Meeting") contained elsewhere in this proxy statement or in our corporate governance documents published on our website at investor.myriad.com/corporate-governance. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are provided to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Time and Date:	8:00 a.m. Mountain Daylight Time on Thursday, June 4, 2026

Place:
The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/MYGN2026

Record Date:	Wednesday, April 8, 2026 (as of the close of business)

Mailing Date:	This proxy statement was first mailed or made available to stockholders on or about April 14, 2026

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals

Voting Matters and Board Recommendations

Proposals	Board Vote Recommendation	Page
1. Elect Three Directors	FOR EACH NOMINEE	P. 70
2. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2026	FOR	P. 71
3. Advisory Vote to Approve Executive Compensation	FOR	P. 73
4. Approve Amendment to Amended and Restated 2012 Employee Stock Purchase Plan	FOR	P. 74
5. Approve 2026 Employee, Director and Consultant Equity Incentive Plan	FOR	P. 77

How Do I Vote (page 7)

Your vote is important. Please exercise your right as a stockholder and submit your proxy as soon as possible. You may vote if you were a stockholder as of the close of business on April 8, 2026.

You may cast your votes by any of the following methods:

Via the Internet	www.proxyvote.com until 11:59 p.m. Eastern Daylight Time (EDT) on Wednesday, June 3, 2026.
By Telephone	Call the phone number located on your Notice or on the top of your proxy card until 11:59 p.m. EDT on Wednesday, June 3, 2026.
By Mail	Complete, sign, date and return your proxy card or voting instruction card so that it is received before the polls close on Thursday, June 4, 2026.
In-Person	Whether you are a stockholder of record or hold your shares in "street name," you may participate in and vote online at the Annual Meeting. You will need to enter your 16-digit control number to vote your shares at the Annual Meeting. Please visit www.virtualshareholdermeeting.com/MYGN2026 for instructions on how to attend the Annual Meeting live over the Internet. To vote during the Annual Meeting when the polls open use the "vote" button on the interface.

Board Members and Director Nominees (page 12)

Name	Principal Occupation	Director Since	Independent	Board Committees	Other Public Company Boards
Nominees for Election as Directors
Paul M. Bisaro	Former Executive Chairman, Amneal Pharmaceuticals, Inc. and President and Chief Executive Officer, Impax Laboratories, Inc.	2022	☑	CHCC, RPIC	ZTS
Rashmi Kumar	Senior Vice President, Chief Information Officer, Medtronic plc	2020	☑	AFC, NGC	—
Lee N. Newcomer, M.D.	Former Senior Vice President for Oncology and Genetics, Chief Medical Officer, UnitedHealth Group	2019	☑	CHCC, RPIC^	CHRS
Continuing Directors
S. Louise Phanstiel *	Former Senior Executive, Elevance Health, Inc. (formerly WellPoint, Inc.)	2009	☑	AFC, NGC	BFLY
Mark S. Davis	Senior Relationship and Growth Advisor at Cross Country Consulting and Former Senior Audit and Assurance Partner at Deloitte	2024	☑	AFC^, NGC	YEXT
Heiner Dreismann, Ph.D.	Former Senior Executive, the Roche Group	2010	☑	CHCC^, RPIC	MYNZ
Samraat S. Raha	President and Chief Executive Officer of Myriad Genetics, Inc.	2025
Colleen F. Reitan	Former Executive Vice President and President of Plan Operations and Chief Operating Officer, Health Care Services Corporation	2019	☑	AFC, NGC^	ALNY
Daniel M. Skovronsky, M.D., Ph.D.	President, Lilly Research Laboratories, Chief Scientific Officer at Eli Lilly and Company	2020	☑	CHCC, RPIC	-
AFC = Audit and Finance Committee
CHCC = Compensation and Human Capital Committee
NGC = Nominating and Governance Committee
RPIC = Research and Product Innovation Committee
* = Chair of the Board
^ = Chair of the Committee

2025 Business Performance Highlights

During 2025, we refined our long-term growth strategy to emphasize accelerated profitable growth by focusing on providing a comprehensive testing menu for the Cancer Care Continuum (CCC) market with a priority for high growth applications, growing our Prenatal Health and Mental Health revenues at or above market growth, and delivering sustained profitable growth through financial and operational discipline and leveraging our operating model. We also navigated certain headwinds during 2025, including UnitedHealthcare's discontinuation of coverage (commercial, individual exchange and certain managed Medicaid) of GeneSight and the divestiture of the European EndoPredict business, which impacted our 2025 financial performance. Some of our 2025 business highlights include:

Financial Performance

•Volumes: Our total volumes across all of our tests increased 1% year-over-year, including a 7% year-over-year increase in Hereditary cancer testing volumes and a 6% year-over-year increase in Mental Health testing volumes.

•Revenues: Our revenues decreased 2% from 2024 to $824.5 million. Excluding the impact of headwinds2, full-year 2025 revenue grew 2% over full-year 2024.
2 Attributable to UnitedHealthcare discontinuation of coverage (commercial, individual exchange and certain managed Medicaid) of GeneSight and the divestiture of the European EndoPredict business.

•GAAP and Adjusted Operating Expenses: GAAP operating expenses were $963.8 million and adjusted operating expenses were $563.4 million, a year-over-year decrease of $3.5 million compared to 2024 adjusted operating expense.3

•GAAP and Adjusted Operating Income (Loss): GAAP operating loss was $387.2 million and adjusted operating income was $15.3 million, a year-over-year decrease of $6.5 million compared to 2024 adjusted operating income.3

•GAAP Net Loss and Adjusted EBITDA: GAAP net loss was $365.9 million while adjusted EBITDA was $38.9 million, a year-over-year decrease of $1.5 million compared to 2024 adjusted EBITDA.3

•GAAP and Adjusted Earnings Per Share: GAAP loss per share was $3.95 while adjusted earnings per share (EPS) was $0.06, a decrease of $0.08 over 2024 adjusted loss per share.3

Product Developments

•MyRisk Hereditary Cancer Test: Expanded to now include genes referenced in NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) and guidelines from American Society of Clinical Oncology (ASCO). The updated MyRisk panel now includes 63 carefully selected genes across more than 11 cancer types.
•FirstGene Multiple Prenatal Screen: Launched early access to FirstGene Multiple Prenatal Screen, a prenatal genetic risk assessment screen that combines several testing modalities into a single assay, in a large, multi-site study, called CONNECTOR.

•Foresight Carrier Screen: Added two genes, F8 and FXN, to the Foresight Carrier Screen Universal Plus Panel. With the addition of these two genes, the Foresight Carrier Screen is fully compliant with the American College of Medical Genetics and Genomics (ACMG) recommendations.

•Precise Molecular Residual Disease (MRD): New clinical data regarding the use of our ultra-sensitive Precise MRD test in the MONSTAR-SCREEN 3 study, a collaboration with the National Cancer Center Hospital East in Japan, was presented at the American Association for Cancer Research and ASCO annual meeting. This study showed 100% sensitivity at baseline with 60% of patients testing positive one month after surgery had tumor fractions only detectable via ultra-sensitive MRD. Additionally, Lancet Oncology published a study describing the performance of Precise MRD in patients with oligometastatic clear-cell renal cell carcinoma.

•Prostate AI Test: Advanced development of an AI-enabled prostate cancer diagnostic test in collaboration with PATHOMIQ, Inc., with an anticipated commercial launch of the test in the second quarter of 2026.

•Companion Diagnostics: Entered a collaboration with SOPHiA Genetics, SA, to co-develop a global liquid biopsy companion diagnostic (CDx) testing solution intended for use in biopharmaceutical clinical programs and precision oncology initiatives.

Leadership

•Senior Leadership Transition: On April 30, 2025, Samraat S. Raha, our former Chief Operating Officer, succeeded Paul J. Diaz as our President and Chief Executive Officer and member of the Board. Concurrently, Mark S. Verratti, our former Chief Commercial Officer, succeeded Mr. Raha as our Chief Operating Officer. Following these transitions, Brian J. Donnelly was appointed Chief Commercial Officer on May 1, 2025. Additionally, on August 16, 2025, Benjamin R. Wheeler, formerly our Senior Vice President, Chief Financial Officer, Operations, was appointed as our Chief Financial Officer.

Long-Term Strategic Growth Plan

Our strategy is built on leveraging our differentiated strengths, including our reputation for trusted high-quality tests and customer service, and our established, extensive commercial reach in community medicine. Our strategy also leverages investments in science and innovation, technology-enabled operations, an enhanced customer experience, strong commercial execution, and scalable operations. We are focused on three core strategic pillars to drive long-term shareholder value:

•Leadership in the Cancer Care Continuum (CCC): As a pioneer in DNA-based diagnostic testing, we are a trusted leader in hereditary cancer testing across 11 of the most commonly occurring cancer types. We are also a leader in cancer therapy selection with our Homologous Recombination Deficiency (HRD) test and are planning to strengthen our portfolio of comprehensive genomic profiling tests through product development and partnerships. We see MRD testing as a significant opportunity for patient impact and revenue growth. We believe our ultra-sensitive Precise MRD offering, combined with our growing portfolio of other relevant diagnostic tests and our commercial leadership in serving community medicine, will enable us to establish and grow a meaningful MRD business. As part of our CCC strategy, we also plan to expand the number of biopharma partners we serve with services including biomarker identification and validation, companion diagnostic test development, and commercialization.

3 See reconciliation of adjusted operating income to GAAP operating loss, adjusted EBITDA to GAAP net loss, adjusted earnings per share to GAAP loss per share, and adjusted operating expenses to GAAP operating expenses in Appendix A.

•Growth in Prenatal Health and Mental Health: We aim to grow our Prenatal Health and Mental Health revenues at or above market growth by leveraging our expanded prenatal offerings, including FirstGene, to drive increased volume and by focusing on high value GeneSight accounts and leveraging state biomarker laws to improve our reimbursement rates. Under this strategy, we plan to leverage our strong scientific foundation, deep clinical partnerships, and technology-enabled capabilities to expand adoption of our testing portfolio and integrate our precision medicine solutions more deeply into clinical workflows across Prenatal Health and Mental Health.

•Operational Discipline and Scalability: We are committed to delivering sustained profitable growth through financial and operational discipline and leveraging our operating model. By investing in technology-enabled commercial tools, advanced automation, and standardized processes and technology, we believe we will be able to reduce complexity and cost while enhancing our ability to scale. In 2025, we completed the transition of our laboratory operations to our next-generation laboratory facilities, which are designed to enhance automation, reduce turnaround time, and improve cost efficiency across our testing portfolio. We believe these improvements, combined with our ongoing operational initiatives, position us to achieve greater scalability and reduce operating expenses as a percentage of revenue over time.

For additional information about our 2025 business performance, please see the CEO Letter above and the "Executive and Director Compensation-Compensation Discussion and Analysis-2025 Financial Highlights" section starting on page 30.

Corporate Governance Highlights (page 12)

Strong Governance Practices
•Robust stock ownership guidelines for non-employee directors and executive officers	•Compensation clawback policy	•Anti-hedging and anti-pledging policies
•Limits on board member service on other public company boards	•Annual say-on-pay vote	•Board has significant interaction with senior management and access to other employees
•Majority voting in uncontested director elections, with resignation policy	•No stockholder rights or similar plan	•Demonstrated commitment to stockholder engagement
•Mandatory director retirement age	•Guidance from independent compensation consultant, with compensation decisions made by reference to a peer group.	•Caps on performance-based cash and equity incentive compensation for our executive officers

Independence	Refreshment and Diversity
•Eight out of nine directors are independent	•44% of Board members are women and/or ethnically diverse
•The roles of Board Chair and CEO are separate	•Commitment to Board refreshment: three new directors appointed in last five years, including Mr. Raha who joined the Board on April 30, 2025
•Regular executive sessions of independent directors without management at Board and committee meetings	•Annual Board and committee self-assessments, including one-on-one interviews led by the Board Chair
•Board committees include only independent directors	•NGC regularly assesses the effectiveness of each director

Executive Compensation Highlights (page 30)

Our compensation programs are designed to attract and retain executive talent, motivate our executive officers through pay-for-performance metrics to enhance our growth and profitability and increase long-term stockholder value. Our 2025 executive compensation program emphasizes long-term value creation, as the vast majority of compensation is tied to stock price performance or contingent on achieving rigorous performance targets. Our incentive programs incorporate performance metrics such as revenue, adjusted operating income, adjusted EPS, and relative total stockholder return. To ensure that the interests of our executive officers are aligned with those of stockholders and the execution of our long-term strategic growth plan, our executive compensation program provides a strong commitment to performance-based equity compensation. Additionally, our compensation framework ensures that annual bonus payments are formula-driven and based on pre-determined objective measures of financial performance and individual strategic goals. Listed below are additional details and highlights of our 2025 executive compensation policies and practices.

2025 Executive Compensation Highlights	Description
Our 2025 executive compensation program continues to support long-term value creation
Approximately 81.8% of our CEO's 2025 target compensation and approximately 74.4% of our other NEO's aggregate 2025 target compensation is variable and at risk, tied to our stock price performance, or subject to achievement of rigorous performance targets

Continued commitment to performance-based equity compensation
The CHCC maintained its practice of granting 50% of executive officer's equity in the form of PSUs that are subject to objective performance metrics, aligning executive compensation with long-term performance

Continued formula-driven calculation for annual bonus payments	The CHCC continued to rely solely on pre-determined objective measures to assess financial performance for cash bonus payments for 2025
Incentive payouts aligned with revenue and adjusted operating income performance	Our 2025 short-term incentive plan paid out 59% and 106% of target for our revenue and adjusted operating income metrics, respectively, reflecting our financial results for 2025
Outperformed employee and customer engagement targets	Achieved 84th percentile for employee engagement and 72.5th percentile for customer NPS, resulting in an achievement of 125% and 138%, respectively, to target
Payout of 2023 PSUs reinforces at-risk, performance based nature of our executive compensation program	The total achievement percentage for our 2023 PSUs was 83% of target, consisting of revenue growth (77% of target), adjusted EPS (86% of target), and relative total stockholder return (87% of target)
No modifications to performance metrics	The CHCC did not lower or otherwise adjust 2025 performance metrics

Sustainability and Corporate Responsibility Highlights (page 28)

Corporate responsibility is integral to our mission of developing transformative diagnostic tests that improve patients' lives. We believe our programs create value for patients, healthcare professionals, and stockholders while strengthening our communities and empowering employees.

Some of our 2025 corporate responsibility highlights include:

•In connection with our Quality, Innovation, and Corporate Responsibility Report, which we published in January 2025, we disclosed our Scope 1 and Scope 2 emissions data. We also began measuring our Scope 3 emissions in 2025, allowing us to better understand and assess indirect emissions within our value chain and identify further opportunities for environmental impact reduction.

•As part of our broader sustainability plan, we have established Scope 1, Scope 2, and Scope 3 greenhouse gas reduction targets to guide our long-term efforts to reduce emissions across our operations.

•We also recently published a climate risk assessment in accordance with the Task Force on Climate-Related Financial Disclosures.

•Our Myriad Green Team engages employees in environmental initiatives that benefit local communities. We continue to recycle plastics in our laboratory facilities, including 36 tons of plastic during 2025.

•In 2025, 84% of our employees rated us as a Great Place to Work®. Myriad was also identified as one of America's Best Employers in 2025 from Forbes. Our global voluntary employee turnover rate in 2025 was 10%.

•As of December 31, 2025, women made up 65% of our workforce, 35% of leadership roles (vice president and above), and 33% of our Board members, including the Board Chair. We currently have eight employee-led resource groups (ERGs) that represent and support diverse communities in our workforce.

MYRIAD GENETICS, INC.
322 North 2200 West
SALT LAKE CITY, UTAH 84116

(801) 584-3600

Proxy Statement For the Myriad Genetics, Inc.
2026 Annual Meeting of Stockholders to be held on June 4, 2026

This proxy statement, along with the accompanying Notice of 2026 Annual Meeting of Stockholders, contains information about the 2026 Annual Meeting of Stockholders of Myriad Genetics, Inc., including any adjournments or postponements of the annual meeting, which we refer to as the Annual Meeting. To attend the Annual Meeting please visit the following URL: www.virtualshareholdermeeting.com/MYGN2026. In this proxy statement, we refer to Myriad Genetics, Inc. as ‘‘Myriad,’’ "Myriad Genetics," ‘‘the Company,’’ ‘‘we’’ and ‘‘us.’’

This proxy statement relates to the solicitation of proxies by our Board for use at the Annual Meeting. On or about April 14, 2026, we began sending the Notice of Internet Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, to all stockholders entitled to vote at the Annual Meeting.

Important Information About the
Annual Meeting and Voting

Why is the Company Soliciting My Proxy?

The Board of Myriad Genetics, Inc. is soliciting your proxy to vote at the Annual Meeting to be held via webcast on Thursday, June 4, 2026, at 8:00 a.m. MDT and any adjournments or postponements of the Annual Meeting. The proxy statement, along with the accompanying Notice, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the meeting.

We have sent you the Notice and made this proxy statement and our annual report on Form 10-K for the year ended December 31, 2025 available to you on the Internet because you owned shares of our common stock on the record date of April 8, 2026. We have also delivered printed versions of these materials to certain stockholders by mail. We commenced distribution of the Notice and the proxy materials to stockholders on or about April 14, 2026.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each of our stockholders. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice will provide instructions on how you may access and review all of the proxy materials and submit your proxy on the Internet or by telephone. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are We Holding a Virtual Annual Meeting?

This year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication during the Annual Meeting. The virtual format allows for greater access to our Annual Meeting and for stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management, as time permits.

What Happens If There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on April 8, 2026 are entitled to vote at the Annual Meeting. On this record date, there were 94,443,029 shares of our common stock outstanding and entitled to vote. The common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see ‘‘May I Change or Revoke My Proxy?’’ below.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you owned at the close of business on the record date, April 8, 2026, entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. To attend the Annual Meeting, stockholders need to go to the following URL: www.virtualshareholdermeeting.com/MYGN2026 and enter their control number. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Equiniti Trust Company, LLC, or you have stock certificates registered in your name, you may vote:

By Internet or by telephone

To vote by Internet or telephone in advance of the meeting, follow the instructions included in the Notice or, if you received printed materials, in the proxy card, to vote by Internet or telephone.

By mail

If you received your proxy materials by mail, you can vote by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

At the meeting

To vote by Internet directly during the webcast of the Annual Meeting, you will need to visit the following URL: www.virtualshareholdermeeting.com/MYGN2026 and enter your control number. To vote during the Annual Meeting when the polls open use the ‘‘vote’’ button on the interface.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours-a-day and will close at 11:59 p.m. EDT on June 3, 2026.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card before the meeting in order to vote. To vote you must be a stockholder of record as of April 8, 2026 and use the ‘‘vote’’ button during the online Annual Meeting to vote your shares.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board recommends that you vote as follows:

Proposal 1:    ‘‘FOR’’ the election of the three Class III Directors to the Board to serve until the 2029 Annual Meeting of Stockholders;

Proposal 2:    ‘‘FOR’’ the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026;

Proposal 3:    ‘‘FOR’’ the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

Proposal 4:     ‘‘FOR’’ the approval of the proposed amendment to the Amended and Restated 2012 Employee Stock Purchase Plan; and

Proposal 5:    ‘‘FOR’’ the approval of the proposed 2026 Employee, Director and Consultant Equity Incentive Plan.

If any other matter is presented, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any of the following ways:
•By re-voting by Internet or by telephone as instructed above;
•If you received printed proxy materials, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•By notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•By attending the Annual Meeting and voting by Internet during the Annual Meeting in accordance with the instructions provided. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically re-vote during the Annual Meeting.

Your most current vote, whether by telephone, Internet, proxy card or during the Annual Meeting, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not vote as described above under ‘‘How Do I Vote?’’ If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record of your shares as described above, the holder of record has the authority to vote your unvoted shares only on Proposal 2 if it does not receive instructions from you and does not have the ability to vote your uninstructed shares on any other proposal. Therefore, we encourage you to provide voting instructions. This ensures that your shares will be voted at the Annual Meeting and in the manner you desire. When your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority, it is referred to as a ‘‘broker non-vote.’’ Thus, if you hold your shares in street name and do not instruct your bank, broker or other nominee how to vote, no votes will be cast on any proposal on your behalf other than the ratification of our independent registered public accounting firm if your bank, broker or other nominee exercises their discretion to vote your shares on this proposal.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The affirmative vote of a majority of the shares voted affirmatively or negatively is required for each nominee for director to be elected. For each nominee, you may vote either FOR or AGAINST such nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: FOR the election of the three Class III Directors
Proposal 2: Ratify the Selection of our Registered Independent Public Accounting Firm
The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Accordingly, we do not expect broker non-votes on this proposal. Broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026, the AFC will reconsider its selection.
Recommendation: FOR
Proposal 3: Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions will have no effect on the result of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the CHCC and the Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.	Recommendation: FOR
Proposal 4: Approve the Proposed Amendment to the Amended and Restated 2012 Employee Stock Purchase plan, as amended
The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to the Amended and Restated 2012 Employee Stock Purchase Plan (the "Purchase Plan"), which increases the number of shares authorized for issuance thereunder by an additional 4,000,000 shares. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Recommendation: FOR
Proposal 5: Approve the Proposed 2026 Employee, Director and Consultant Equity Incentive Plan
The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the Myriad Genetics, Inc. 2026 Employee, Director and Consultant Equity Incentive Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Recommendation: FOR

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections and our transfer agent, Equiniti Trust Company, LLC, examine these documents. Management, other than the Inspector of Elections, will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time the Form 8-K is filed, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final results are known.

What Are the Costs of Soliciting Proxies?

We will pay all of the costs of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We may ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to deliver proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (by means of remote communication as authorized by the Board) or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present virtually at the meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m. MDT on Thursday, June 4, 2026, via Internet webcast. Our Annual Meeting will be held in a virtual meeting format only.

To attend the virtual Annual Meeting, go to the following URL: www.virtualshareholdermeeting.com/MYGN2026 shortly before the meeting time, and follow the instructions for downloading the webcast.

If you miss the Annual Meeting, you can view a replay of the webcast at the following URL: www.virtualshareholdermeeting.com/MYGN2026 for one year following the Annual Meeting. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as ‘‘householding,’’ benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be ‘‘householded,’’ the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge by calling their toll-free number, 1-866-540-7095. If you do not wish to participate in ‘‘householding’’ and would like to receive your own Notice or, if applicable, a set of proxy materials in future years, follow the instructions described below.

Conversely, if you share an address with another Myriad Genetics, Inc. stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•If your Myriad Genetics, Inc. shares are registered in your own name, please contact Broadridge and inform them of your request by calling them at 1-866-540-7095 or writing them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

•If a broker or other nominee holds your Myriad Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to receive notices of the availability of future proxy materials by email instead of receiving a paper copy in the mail. You can choose this option and save the cost of producing and mailing these documents by following the instructions provided on your Notice or proxy card or following the instructions provided when you vote over the Internet at www.proxyvote.com.

Management and Corporate Governance

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a term to expire at the third succeeding annual meeting after their election. The Board currently consists of nine members, classified into three classes as follows: S. Louise Phanstiel (Chair), Mark S. Davis, and Daniel M. Skovronsky M.D., Ph.D. constitute a class with a term ending at the 2027 Annual Meeting of Stockholders (the ‘‘Class I Directors’’); Samraat S. Raha, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2028 Annual Meeting of Stockholders (the ‘‘Class II Directors’’); and Rashmi Kumar, Paul M. Bisaro, and Lee N. Newcomer, M.D. constitute a class with a term ending at the 2026 Annual Meeting of Stockholders (the ‘‘Class III Directors’’).

Board Composition and Refreshment

Annually, the NGC considers the size, structure and needs of the Board, reviews and considers potential changes to the size and composition of the Board, and recommends director nominees to the Board for approval. In addition, the NGC regularly assesses the effectiveness of each director.

In its review of directors, and its director nominees, the NGC considers the composition of the Board, including the capabilities, areas of expertise, and experience of the Board, as well as the current and future business strategies and challenges and opportunities for the Company. These considerations have resulted in the addition of two new independent directors, Mr. Bisaro and Mr. Davis, over the past four years.

The Board accepted the recommendation of the NGC and unanimously resolved to nominate Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer for election at the Annual Meeting as Class III Directors to serve until the 2029 Annual Meeting of Stockholders, and until their successors have been elected and qualified, or until his or her earlier death, resignation, retirement or removal.

Set forth below in the table and biographies are the names of the persons nominated as directors and the current directors of the Company, their ages as of April 14, 2026, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons currently hold directorships or have held directorships in the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion at the time of the filing of this proxy statement that each person listed below should serve as a director is set forth below for each individual director.

Name and Position	Age	Audit and Finance Committee	Compensation and Human Capital Committee	Nominating and Governance Committee	Research and Product Innovation Committee
S. Louise Phanstiel Chair of the Board	67
Samraat S. Raha President, Chief Executive Officer, Director	54
Paul M. Bisaro* Director	65
Mark S. Davis Director	63
Heiner Dreismann, Ph.D. Director	72
Rashmi Kumar* Director	56
Lee N. Newcomer M.D.* Director	73
Colleen F. Reitan Director	66
Daniel M. Skovronsky M.D., Ph.D. Director	52

Audit and Finance Committee

Compensation and Human Capital Committee

Nominating and Governance Committee

Research and Product Innovation Committee

C	Committee Chair
*	Class III Director up for re-election at the Annual Meeting

The following is a brief biography of each of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting.

S. Louise Phanstiel
Experience:

S. Louise Phanstiel, Chair of the Board, has been a director of Myriad since September 2009 and assumed the Chair of the Board role in March 2020. Previously, she held several executive positions at Elevance Health, Inc., formerly WellPoint, Inc. from 1996 to 2007, including President, Specialty Products (which included behavioral health services); Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman; and Chief Accounting Officer, Controller and Chief Financial Officer for all WellPoint, Inc. subsidiaries. Prior to her time at WellPoint, Ms. Phanstiel was a partner at the international services firm PricewaterhouseCoopers, LLP (formerly Coopers & Lybrand, LLP), where she specialized in insurance. Her life science experience includes having previously served on the board of directors and Chair of the audit committees at publicly traded companies, Inveresk Research Group, Inc. and Verastem, Inc. Ms. Phanstiel is currently a member of the board of directors of Butterfly Network, Inc.

The Board has determined that Ms. Phanstiel should serve on the Board based on her extensive expertise in the healthcare industry, which is critical as we rely on healthcare third-party reimbursement for our molecular diagnostic testing products. Ms. Phanstiel also provides the Board with financial accounting, internal control and public company reporting expertise from her work at Coopers & Lybrand, LLP and as a Certified Public Accountant. In addition, she provides the Board with business, financial, investment, and management expertise, resulting from her service as an executive and director of several publicly traded companies.

Ms. Phanstiel also provides valuable institutional knowledge from her tenure as a director of Myriad since September 2009, and as Chair of the Board since March 2020. During this time, she has made significant contributions to Myriad, including navigating the Company through the COVID-19 pandemic, successfully overseeing the hiring of two Chief Executive Officers (Mr. Diaz and Mr. Raha), and presiding over the refreshment of our Board, which included the appointment of three new directors over the past five years, including Mr. Raha joining the Board on April 30, 2025, and the appointment of a new executive leadership team.

Age: 67
Director Since: 2009
Committees:

Samraat S. Raha
Experience:

Samraat S. Raha has served as our President and Chief Executive Officer and a member of the Board since April 30, 2025. He joined Myriad in December 2023, initially serving as Chief Operating Officer where he focused on driving profitable growth by strengthening operations and enhancing the customer experience. Mr. Raha brings over 25 years of experience in the life sciences and diagnostics industry, with leadership roles spanning research and development, operations, and commercial functions. Before joining Myriad, Mr. Raha served as Senior Vice President and President, Diagnostics and Genomics Group, of Agilent Technologies, Inc. (“Agilent”) from April 2018 to December 2023. From May 2017 to April 2018, Mr. Raha served as Agilent's Senior Vice President, Strategy and Corporate Development. From July 2013 to January 2017, he served as Vice President, Global Marketing for Illumina, Inc., and from 2008 to 2012, he served as Vice President and General Manager, Genomics Assays / NextGen qPCR for Life Technologies, Inc. Mr. Raha graduated from the University of California, Berkeley, with a degree in molecular and cell biology and received his MBA from Santa Clara University.

The Board has determined that Mr. Raha should serve on the Board based on his significant leadership experience in the life sciences and diagnostics industry, including expertise in general management, operations, and commercial strategy as well as his role as our President and Chief Executive Officer. His background in driving innovation and enhancing customer experience provides valuable insights into Myriad’s business. Additionally, his experience leading global teams in diagnostics and genomics strengthens Myriad’s position in advancing precision medicine.

Age: 54
Director Since: 2025
President and Chief Executive Officer

Paul M. Bisaro
Experience:

Paul M. Bisaro has served as a director of Myriad since October 31, 2022. Mr. Bisaro is an accomplished global business leader with more than 30 years of generic and branded pharmaceutical experience. He currently serves as a director of Keenova Therapeutics plc (formally Mallinckrodt plc) and has served as the Chair of the Governance and Compliance Committee. Mr. Bisaro previously served as Chairman of the board of directors of Mallinckrodt from February 2024 through its transition and rebrand as Keenova Therapeutics in November 2025, and also served as its Chairman of the Board during a prior term from June 2022 to November 2023. Mr. Bisaro is also currently a member of the board of directors of Zoetis Inc. He previously served on the board of Zimmer Biomet Holding, Inc. and TherapueticsMD. Mr. Bisaro’s executive experience includes serving as the Executive Chairman of Amneal Pharmaceuticals, Inc., from May 2018 until August of 2019. Prior to that role, from May 2017 to May 2018, he was President and Chief Executive Officer, and member of the board of directors, of Impax Laboratories, Inc., until its acquisition by Amneal Pharmaceuticals. Mr. Bisaro also served as Executive Chairman of Allergan, plc, from July 2014 to November 2016, and as President and CEO of Actavis, plc (and its predecessor firm Watson Pharmaceuticals Inc.) from September 2007 to July 2014. Mr. Bisaro served on the board of directors of Allergan (and its predecessor firms) from September 2007 until August 2018. Earlier in his career, he served as President, Chief Operating Officer, and a member of the board of directors of Barr Pharmaceuticals, Inc., from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds and served as a Senior Consultant with Arthur Andersen & Co. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a J.D. from Catholic University of America in Washington, D.C.

The Board has determined that Mr. Bisaro should serve on the Board based on his more than 25 years of business, management and leadership experience in the pharmaceutical industry and his proven track record of driving company growth through operational execution and corporate transformation. His extensive experience as a public company director, including his leadership as a board chair through complex corporate transformations, provides our Board with deep expertise in mergers and acquisitions, finance, accounting, and legal matters.

Age: 65
Director Since: 2022
Committees:

Mark S. Davis
Experience:

Mark S. Davis has served as a director of Myriad since December 10, 2024. Mr. Davis currently serves as Senior Relationship and Growth Advisor for Cross Country Consulting, a position he has held since October 2024. Previously, Mr. Davis enjoyed a distinguished career at Deloitte & Touche LLP, serving from 1985 until September 2024. During his tenure at Deloitte, he held several senior leadership roles, including Audit Partner, National Managing Partner of Deloitte Private Enterprises, and Managing Partner of the Long Island office. Since July 2024, Mr. Davis has served on the board of directors of Yext, Inc., where he is a member of the audit committee. Mr. Davis is also a member of the Board of Trustees at Adelphi University, where he serves on the finance and investment committee as well as the audit committee. His former advisory involvements include serving as a member of the advisory board of NYU-Winthrop Hospital and on the Board of Governors of the Mill River Club. He holds a B.B.A. from Adelphi University and is a certified public accountant.

The Board has determined that Mr. Davis should serve on the Board based on his extensive expertise in financial accounting and public company reporting, developed over nearly four decades of management and executive leadership at Deloitte & Touche LLP. Mr. Davis also possesses significant experience working with companies across various industries, including technology and healthcare. In addition, his deep background in corporate governance, acquisitions and public company matters make him a valuable member of our Board.

Age: 63
Director Since: 2024
Committees:

Heiner Dreismann, Ph.D.
Experience:

Heiner Dreismann, Ph.D., has served as a director of Myriad since June 2010. Dr. Dreismann currently serves on the board of directors of Mainz Biomed N.V. and on a number of early-stage private company boards in the biotechnology industry. Previously, Dr. Dreismann had a successful career at the Roche Group from 1985 to 2006, where he held several senior positions, including President and CEO of Roche Molecular Systems, Head of Global Business Development for Roche Diagnostics and member of Roche’s Global Diagnostic Executive Committee. Dr. Dreismann's previous public board service includes Talis Biomedical Corporation, Med BioGene, Inc., Genenews Limited, Interpace Diagnostics and Ignyta, Inc. He earned a M.S. degree in biology and his Ph.D. in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.

The Board has determined that Dr. Dreismann should serve on the Board based on his more than 20 years of business and managerial expertise at Roche, including specific expertise in developing and commercially launching diagnostic products. Furthermore, Dr. Dreismann possesses extensive experience in international markets, specifically in Europe, developed during his tenure as CEO of Roche Molecular Systems. His deep scientific background and technical expertise enable him to provide the Board with invaluable advice on product research and development. Additionally, his diversified background in managing and serving as a director of several biotechnology companies provides the Board with a broad perspective on industry trends and corporate governance.

Age: 72
Director Since: 2010
Committees:

Rashmi Kumar
Experience:

Rashmi Kumar has served as a director of Myriad since September 2020. Ms. Kumar currently serves as Senior Vice President, Chief Information Officer with Medtronic plc, a position she has held since December 2022. Previously, she served as Senior Vice President and Chief Information Officer – Global IT with Hewlett Packard Enterprise (HPE) from January 2020 to November 2022, after joining HPE in 2018 as VP Global IT. Ms. Kumar is a seasoned technology leader with over 25 years of experience across various industries, including healthcare, cybersecurity, and financial services. Prior to HPE, Ms. Kumar held CIO and CTO leadership positions for several Fortune 50 companies, including McKesson, Southern California Edison, Toyota, HPE, and Tata Steel. Her primary areas of focus include digital transformation, AI/ML, data and analytics, and large-scale business process transformations. Ms. Kumar earned a bachelor’s degree in Metallurgical Engineering from the Bihar Institute of Technology in Sindri, India, and an MBA from the University of California, Irvine, Paul Merage School of Business.

The Board has determined that Ms. Kumar should serve on the Board based on her important expertise in the healthcare industry and her extensive experience in information technology management at leading global companies, Her specific skills in digital transformation and cybersecurity are especially critical as Myriad continues to upgrade its information technology systems and customer interfaces. Additionally, Ms. Kumar's strong scientific and engineering background, combined with her experience leading technology strategy at companies like McKesson and Medtronic, provides the Board with valuable perspective on product development and technical innovation.

Age: 56
Director Since: 2020
Committees:

Lee N. Newcomer, M.D.
Experience:
Lee N. Newcomer, M.D., has served as a director of Myriad since September 2019. Dr. Newcomer currently manages his own consulting business, Lee N. Newcomer Consulting, LLC. He also currently serves on the board of directors of Coherus BioSciences, Inc., a public biopharmaceutical company, and Cellworks Group Inc., a private precision medicine company. Previously, he held several senior executive roles at United Healthcare Group, including Senior Vice President for Oncology and Genetics, Chief Medical Officer and Senior Vice President of Health Policy and Strategy. Dr. Newcomer also worked for Vivius, Inc., a consumer directed health plan, where he held the position of Executive Vice President and Chief Medical Officer. Dr. Newcomer's previous board service includes serving on the board of directors of Park Nicollet Health Systems, a hospital health care system with approximately 1,000 physicians and 400 beds, for ten years, including two years as Chairman. He received a B.S. from Nebraska Wesleyan University, a Master’s Degree in Healthcare Administration & Management from the University of Wisconsin, Madison, and an M.D. from the University of Nebraska, Omaha.

The Board has determined that Dr. Newcomer should serve on the Board based on his extensive reimbursement and managed care experience, which aids the Company in its efforts to expand reimbursement for its new and existing innovative precision medicine tests. He provides the Board with deep expertise regarding the medical insurance industry based on his extensive experience in several senior positions at UnitedHealth Group, Inc. and CIGNA Corporation. Additionally, Dr. Newcomer’s medical background provides the Board with valuable expertise in developing predictive, personalized and prognostic testing products. Furthermore, he brings extensive business management experience from his 28 years of work in the managed care and pharmaceutical industries.

Age: 73
Director Since: 2019
Committees:

Colleen F. Reitan
Experience:

Colleen F. Reitan has served as director of Myriad since September 2019. Ms. Reitan currently serves on the board of directors of Alnylam Pharmaceuticals, Inc. Previously, she held numerous senior leadership positions at Health Care Services Corporation (HCSC), including most recently as the Executive Vice President and President of Plan Operations, as well as the Chief Operating Officer. Prior to her time at HCSC, Ms. Reitan held several senior management positions at Blue Cross and Blue Shield of Minnesota, including President and Chief Operating Officer. In aggregate, Ms. Reitan has over 35 years of experience in the managed care industry. She holds a B.A. from Minnesota State University at Mankato and an M.S. in Health Care Administration from the University of Minnesota-Twin Cities.

The Board has determined that Ms. Reitan should serve on the Board based on her extensive reimbursement and managed care experience, which aid the Company in its efforts to expand reimbursement for its new and existing innovative precision medicine tests. Furthermore, she provides the Board with important expertise regarding the medical insurance industry based on her extensive leadership experience in several senior positions at HCSC and Blue Cross and Blue Shield of Minnesota. In addition, she provides the Board with management expertise resulting from managing private companies and serving as a director of a publicly-traded company.

Age: 66
Director Since: 2019
Committees:

Daniel M. Skovronsky, M.D., Ph.D.
Experience:

Daniel M. Skovronsky, M.D., Ph.D. has served as a director of Myriad since July 2020. Dr. Skovronsky currently serves as President of Lilly Research Laboratories, President of Lilly Immunology, and Chief Scientific Officer at Eli Lilly and Company. Previously, he served as Chief Executive Officer of Avid Radiopharmaceuticals Inc., a company he founded in 2004. Dr. Skovronsky earned his M.D. from the Perelman School of Medicine at the University of Pennsylvania, his Ph.D. in neuroscience from the University of Pennsylvania, and a B.S. in molecular biophysics and biochemistry from Yale University.

The Board has determined that Dr. Skovronsky should serve on the Board based on his extensive medical and scientific background, which provides the Board with expertise in developing predictive, personalized, and prognostic testing products. Dr. Skovronsky provides the Board with significant business and management expertise from his senior leadership roles at a major pharmaceutical company, particularly in research and development. His background as a neuropathologist and his extensive experience in neuroscience further provides the Board with specialized expertise in developing and commercializing diagnostics for neuropsychiatric and other complex medical conditions. As a director, Dr. Skovronsky has made significant contributions to Myriad's research and product development efforts, and long-term growth strategy.

Age: 52
Director Since: 2020
Committees:

Board of Director Qualifications, Expertise, and Attributes

Below are charts showing board diversity, the age range of our directors, director independence, and the average tenure of our directors.

Director Capability Definitions

Board Diversity – Representation of gender, ethnic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our patients, physician partners, employees, governments, and other stakeholders.

Finance and Accounting – Experience with or understanding of the financial and accounting function of an enterprise in U.S. and international markets, resulting in proficiency in complex financial management, capital allocation, mergers and acquisitions and financial accounting and reporting processes.

Leadership – Experience leading a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.

Healthcare Industry – Experience with and understanding of complex issues within the health care industry including expertise in commercializing health care products or services with emphasis in oncology, women’s health, and mental health. Healthcare market experience in both the United States and internationally is valued including experience with the U.S. and international healthcare regulatory environment.

Diagnostics Industry – Experience with complex issues involving the development and distribution of diagnostic tests, providing test results and interpretation, providing clinical laboratory services, and developing and supplying molecular diagnostics, instrumentation equipment, and consumable materials.

Research and Development – Experience and expertise in new product development and life cycle management, resulting in the successful introduction of innovative products and services that satisfy unmet medical needs and contribute to the Company’s profits. Expertise in designing and implementing clinical trials and in research methods used to evaluate and demonstrate improvements in health and cost outcomes. Expertise in assessing the medical and/or commercial implications for improving health and cost outcomes.

Provider or Payor Perspective – Understanding of the delivery and/or payment of medical services obtained through experience working as a medical provider or payer, including executive or operational roles at a hospital or health insurance organization.

Technology – Experienced leader of information and digital technology functions with deep knowledge in anticipating technological trends including commercial and product digital solutions, disruptive innovation that extend or create new business models. Expertise in cyber security and risk management.

Public Company Governance – Experience as a board member of other publicly traded companies.

Director Capability Matrix

	Board Diversity	Finance and Accounting	Leadership	Healthcare Industry	Diagnostic Industry	Research and Development	Provider or Payor Perspective	Technology	Public Company Governance
S. Louise Phanstiel	✓	✓	✓	✓			✓		✓
Chair of the Board
Paul M. Bisaro		✓	✓	✓	✓				✓
Director
Mark S. Davis		✓	✓	✓					✓
Director
Heiner Dreismann Ph.D.			✓	✓	✓	✓			✓
Director
Rashmi Kumar Director	✓		✓	✓				✓
Lee N. Newcomer M.D.			✓	✓	✓	✓	✓		✓
Director
Samraat S. Raha	✓	✓	✓	✓	✓	✓
President, CEO & Director
Colleen F. Reitan Director	✓	✓	✓	✓			✓	✓	✓
Daniel M. Skovronsky, M.D. Ph.D.			✓	✓	✓	✓
Director

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with Myriad, either directly or indirectly. Based on this review, the Board has determined that the following members of the Board are ‘‘independent directors’’ as defined by The Nasdaq Stock Market LLC (‘‘Nasdaq’’): Mr. Bisaro, Mr. Davis, Dr. Dreismann, Ms. Kumar, Dr. Newcomer, Ms. Phanstiel, Ms. Reitan, and Dr. Skovronsky.

Leadership Structure of the Board

The Board does not have a policy regarding the separation of the roles of Chair of the Board and Chief Executive Officer because the Board believes that it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. However, at this time, and since our inception, the Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders. Thus, the roles of Chair of the Board and Chief Executive Officer are separated. This structure enables a greater role for the independent directors in the oversight of the Company and their active participation in setting agendas and establishing Board policies, priorities and procedures. This structure also allows the Chief Executive Officer to focus on the management of our day-to-day operations.

Board’s Role in the Oversight of Risk Management

The Board has an active role, directly and through its committees, in the oversight of our risk management efforts. It carries out this oversight role through several levels of review. The Board regularly reviews and discusses with members of management information regarding the management of risks inherent in the operations of our businesses and the implementation of our strategic plan, including our risk mitigation efforts.

Each of the Board’s committees also oversees the management of risks that are under each committee’s areas of responsibility. For example, the AFC oversees management of accounting, auditing, external reporting, internal controls, cash investment risks, cybersecurity, and our processes for compliance with laws, regulations and our Code of Conduct. The NGC oversees certain conflicts of interest, director independence and corporate governance policies. It is also charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our corporate responsibility strategies, practices, and initiatives. The CHCC oversees risks arising from compensation practices and policies. While each committee has specific responsibilities for oversight of risk, the Board is regularly informed by each committee about such risks. In this manner the Board is able to coordinate its risk oversight.

Board’s Consideration of Diversity

The Board and the NGC do not have a formal policy with respect to the consideration of diversity in identifying nominees for director positions. However, the Board and the NGC strive to nominate individuals with a variety of diverse backgrounds, skills, qualifications, attributes and experience such that the Board, as a group, will possess the appropriate expertise, talent and skills to fulfill its responsibilities to manage the Company in the long-term interests of the stockholders.

Board’s Disclosure of Third-Party Director and Nominee Compensation

No member of the Board has any agreement or arrangement with any person or entity other than the Company relating to compensation or other payment in connection with the director’s service as a director of the Company.

Management Succession Planning

The Board recognizes that ensuring continuity in senior leadership is one of its most critical responsibilities. To fulfill this duty, the Board continually oversees the development of executive talent and succession planning for senior management, including the Chief Executive Officer. The Board actively reviews and guides the creation and execution of senior management succession plans, assessing potential successors for key leadership roles and overseeing development plans for current senior management members.

As part of this ongoing succession planning process, several key leadership transitions were successfully executed during 2025. On April 30, 2025, Paul J. Diaz stepped down from serving as our President and Chief Executive Officer and as a member of the Board. On the same date, Samraat S. Raha, our former Chief Operating Officer, succeeded Mr. Diaz as our President and Chief Executive Officer and member of the Board. Concurrently, Mark S. Verratti, our former Chief Commercial Officer, succeeded Mr. Raha as our Chief Operating Officer. Following these transitions, Brian Donnelly was appointed Chief Commercial Officer on May 1, 2025. Additionally, on August 16, 2025, Benjamin R. Wheeler, formerly our Senior Vice President, Chief Financial Officer, Operations, was appointed as our Chief Financial Officer. These appointments resulted from the Board's proactive evaluation of internal and external talent to ensure a seamless transition across the Company’s executive leadership team.

Committees of the Board of Directors and Meetings

Meeting Attendance. The Board met sixteen times during 2025. No director attended fewer than 75 percent of the total number of meetings of the Board and of each committee of the Board on which he or she served during 2025. The Board has adopted a policy under which each member is expected, but not required to attend each annual meeting of stockholders. All members of the Board at the time of our 2025 Annual Meeting of Stockholders attended the meeting.

Audit and Finance Committee. The AFC met seven times during 2025. The committee currently has four members: Mr. Davis (Chair), Ms. Kumar, Ms. Phanstiel, and Ms. Reitan. The AFC’s roles and responsibilities are set forth in its written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the AFC reviews annual financial statements; considers matters relating to accounting policy and internal controls; reviews the scope of annual audits; and monitors our processes for compliance with laws, regulations and our Code of Conduct. The AFC also has primary responsibility for, and oversight over, cybersecurity threats and our information security management program. Our Board has determined that all members of the AFC satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Davis and Ms. Phanstiel are each an ‘‘audit committee financial expert,’’ as the SEC has defined that term in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. A copy of the AFC’s written charter is publicly available on the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Please also see the report of the AFC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee. The CHCC met five times during 2025. This committee currently has four members: Dr. Dreismann (Chair), Mr. Bisaro, Dr. Newcomer, and Dr. Skovronsky. The CHCC’s role and responsibilities are set forth in its written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. The CHCC also is responsible for evaluating and determining the compensation of our Chief Executive Officer. In addition, the CHCC is responsible for administering our Clawback Policy and reporting to the Board regarding any actions taken pursuant to such policy. The Board has determined that all members of the CHCC qualify as independent under the definition promulgated by Nasdaq.

The CHCC is charged with establishing a compensation policy for our executive officers and directors that is designed to attract and retain qualified executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our CHCC is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The CHCC meets at least two times per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of these matters, the CHCC may delegate any of the powers given to it to a subcommittee. A copy of the CHCC’s written charter is publicly available on the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled ‘‘Executive and Director Compensation-Compensation Discussion and Analysis.’’ The CHCC has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its duties.

For purposes of executive compensation determinations for 2025, the CHCC retained an independent compensation consultant, Mercer, LLC (‘‘Mercer’’), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. Mercer was engaged to review our peer group of companies and provide the CHCC with competitive market data, analysis, and recommendations regarding the salaries, short-term incentive compensation, and long-term incentive compensation for our Chief Executive Officer and other executive officers. Mercer performed services solely on behalf of the CHCC and had no relationship with Myriad or its management except as related to performing such services.

In October 2025, the CHCC concluded its engagement with Mercer and retained Willis Towers Watson PLC ("WTW") to succeed Mercer as the Company's new independent compensation consultant. WTW has performed ongoing reviews of our peer group and competitive market data. Since its appointment, WTW has performed services solely on behalf of the CHCC and has no relationship with Myriad or its management except as may relate to performing such services. The CHCC has assessed the independence of both Mercer and WTW pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists with respect to either firm that would prevent them from independently representing the CHCC.

Please also see the report of the CHCC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee Interlocks and Insider Participation. No member of our CHCC has at any time been an employee of the Company. None of our executive officers is a member of the CHCC, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CHCC.

Nominating and Governance Committee. Our NGC met three times during 2025. The NGC currently has four members: Ms. Reitan (Chair), Mr. Davis, Ms. Kumar, and Ms. Phanstiel. This committee’s role and responsibilities are set forth in the NGC's written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, identifying and evaluating potential candidates and recommending the director nominees for election, developing and recommending corporate governance guidelines applicable to the Board, and, subject to our Policy on Related Person Transactions, reviewing and approving potential or actual conflicts of interest between our executive officers or members of the Board. The NGC also oversees the annual Board performance evaluations, which may be submitted anonymously at the discretion of the director concerned. The NGC is responsible for regularly reviewing, evaluating and making recommendations to the Board and management on our corporate responsibility strategies, practices, and initiatives. In adding new directors to the Board, the NGC retains from time to time the services of a nationally recognized search firm to identify and help evaluate candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the NGC, verifying information about the prospective candidate's credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. This process helps attract qualified and independent directors.

If a stockholder wishes to nominate a candidate for director who is not included in our proxy statement, the stockholder must follow the procedures described in our Restated By-Laws and in ‘‘Stockholder Proposals and Nominations for Director’’ section at the end of this proxy statement.

In addition, under our current corporate governance policies, the NGC may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the NGC may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment; business and professional skills and experience; independence; knowledge of the industry in which we operate; possible conflicts of interest; the extent to which the candidate would fill a present need on the Board; and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration by the NGC under our corporate governance policies, the NGC will consider recommended nominees from any stockholder or group of affiliated stockholders. All stockholder recommendations for proposed director nominees must be made in writing to the NGC, (i) by mail, care of Myriad’s Corporate Secretary at 322 North 2200 West, Salt Lake City, Utah 84116, and (ii) by email to corpsec@myriad.com. The recommendation must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s Annual Meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•The name, address and telephone number of the recommending stockholder;

•The number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held; and

•A statement from the recommending stockholder as to the good faith intention to continue to hold such shares through the initial term of the proposed nominee as a director of the Company.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•The information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act;

•A description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•A description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, or other persons with special interests regarding the Company; and

•The contact information for the proposed nominee.

The recommending stockholder must provide information concerning the proposed nominee, including the nominee's qualifications and business experience, and must state whether, in the stockholder’s view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the NGC and interviewed if the NGC chooses to do so in its discretion, (ii) if requested by the NGC, to complete and sign a questionnaire with respect to the background and qualifications of the proposed nominee in the form to be provided by the NGC, and (iii) if nominated and elected, to serve as a director.

For all potential candidates, the NGC may consider all factors it deems relevant, including the following threshold criteria:

•Candidates should possess the highest personal and professional standards of integrity and ethical values;

•Candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•Candidates should not have any interests that would materially impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to Myriad;

•Candidates must be able to represent fairly and equally all stockholders of Myriad without favoring or advancing any particular stockholder or other constituency of Myriad;

•Candidates must have demonstrated achievements in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•Candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•Candidates must have, and be prepared to devote, adequate time to the Board and its committees, including a willingness to comply with our overboarding restrictions which limit Board members to serving on no more than four public company boards of directors, or two such boards of directors if the Board member is an executive officer of a public company.

In addition, the NGC will take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by Nasdaq.

A copy of the NGC’s written charter is publicly available on the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

The descriptions of our corporate governance policies contained in this proxy statement are qualified in their entirety and subject to the terms of such policies as modified by the Board from time to time. The following corporate governance documents are publicly available on the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance:

•Policy Regarding Director Nominations and Qualifications

•Policy on Related Person Transactions;

•Director and Executive Officer Stock Ownership Guidelines;

•Clawback Policy;

•Corporate Governance Principles;

•Corporate Code of Conduct;

•Nominating and Governance Committee Charter;

•Audit and Finance Committee Charter;

•Compensation and Human Capital Committee Charter; and

•Research and Product Innovation Committee Charter.

Research and Product Innovation Committee. Our Research and Product Innovation Committee (or "RPIC") met four times in 2025. The RPIC currently has four members: Dr. Newcomer (Chair), Mr. Bisaro, Dr. Dreismann, and Dr. Skovronsky. The committee’s roles and responsibilities are set forth in the RPIC’s written charter and include advising and consulting with senior management on a broad range of strategic and product development initiatives and making recommendations to the Board regarding such opportunities. A copy of the RPIC’s written charter is publicly available on the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3532. However, any stockholder who wishes to address questions regarding our business directly with the Board, or any individual director, should send his or her questions in writing to the Chair of the Board or a designated member of the Board at 322 North 2200 West, Salt Lake City, Utah 84116. Communications will be distributed to the Board, to the NGC, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•Junk mail and mass mailings;

•Resumes and other forms of job inquiry;

•Surveys; and

•Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Executive Officers

The following table sets forth the name, age (as of April 14, 2026) and position of each of our current executive officers. Unless indicated otherwise, general references to ‘‘executive officers’’ throughout this proxy statement refer to the following officers:

Name	Age	Position
Samraat S. Raha (1)	54	President and Chief Executive Officer and Director
Brian J. Donnelly (2)	43	Chief Commercial Officer
Jennifer Fox	53	Chief Legal Officer
Dale Muzzey	46	Chief Scientific Officer
Shereen Solaiman	53	Chief People Officer
Mark Verratti (3)	57	Chief Operating Officer
Benjamin R. Wheeler (4)	42	Chief Financial Officer
(1) Mr. Raha was appointed President and Chief Executive Officer effective April 30, 2025.
(2) Mr. Donnelly was appointed Chief Commercial Officer effective May 1, 2025.
(3) Mr. Verratti was appointed Chief Operating Officer effective April 30, 2025.
(4) Mr. Wheeler was appointed Chief Financial Officer effective August 16, 2025.

Samraat S. Raha
President and Chief Executive Officer

Sam S. Raha has served as President and Chief Executive Officer, and a member of the Board, since April 30, 2025. Previously, he served as Chief Operating Officer of Myriad from December 2023 to April 2025. Prior to joining Myriad, he served as Senior Vice President and President, Diagnostics and Genomics Group, of Agilent Technologies, Inc. from April 2018 to December 2023. From May 2017 to April 2018, Mr. Raha served as Agilent's Senior Vice President, Strategy and Corporate Development. From July 2013 to January 2017, he served as Vice President, Global Marketing for Illumina, Inc., and from 2008 to 2012, he served as Vice President and General Manager, Genomics Assays / NextGen qPCR for Life Technologies, Inc. Mr. Raha graduated from the University of California, Berkeley, with a degree in molecular and cell biology and received his MBA from Santa Clara University.

Age: 54

Brian Donnelly
Chief Commercial Officer

Brian Donnelly has served as Chief Commercial Officer since joining Myriad in May 2025. Prior to joining the Company, Mr. Donnelly served as Chief Commercial Officer at Ancestry from July 2021 to April 2025, where he led global commercial operations, including marketing, business development, and international and emerging businesses, including AncestryDNA. Previously, he served as Worldwide Leader, Diagnostics & Genomics at Amazon from July 2020 to July 2021 and as Chief Commercial Officer of Codex DNA (now Telesis Bio) from December 2019 to July 2020. Mr. Donnelly holds a Bachelor of Science in Business Administration from Elon University, as well as a Master of Business Administration and a J.D. from Rutgers University.

Age: 43

Jennifer Fox
Chief Legal Officer

Jennifer Fox has served as Chief Legal Officer since joining Myriad in September 2024. Prior to joining the Company, she served as the Executive Vice President, External Affairs, General Counsel and Corporate Secretary of Emergent BioSolutions Inc. (Emergent) from March 2022 to August 2024, where she was responsible for overseeing legal functions, government and public affairs, communications, and ESG initiatives. Prior to that role, she served as Senior Vice President, Legal Affairs, Deputy General Counsel from January 2020 to February 2022, and as Vice President, Associate General Counsel from December 2018 to December 2019 at Emergent. Before joining Emergent, Ms. Fox was an attorney and shareholder at the law firm of Brinks, Gilson & Lione, and previously served as an in-house attorney for Novozymes and GSK. Prior to her legal career, she worked as a research scientist at the National Institutes of Health and GSK. Ms. Fox received her J.D. from North Carolina Central University, an M.S. in molecular biology and biochemistry, and a B.S. in Biology from the University of Toledo.

Age: 53

Dale Muzzey
Chief Scientific Officer

Dale Muzzey has served as Chief Scientific Officer since April 2022. Previously, he served at Myriad as Interim Chief Scientific Officer and Senior Vice President, R&D from January 2022 to April 2022; Vice President, Bioinformatics, from October 2019 to December 2021; and Senior Director, Clinical Development from August 2018 to September 2019. From April 2014 to July 2018, Dr. Muzzey also served in a number of positions of increasing responsibility at Myriad Women's Health, including Director, Scientific Affairs, Staff Scientist, Computational Biology, Senior Scientist, and Computational Scientist I. Dr. Muzzey received a Bachelor of Arts degree in Biochemical Sciences and a Ph.D. in Biophysics from Harvard University.

Age: 46

Shereen Solaiman
Chief People Officer

Shereen Solaiman has served as Chief People Officer since joining Myriad in March 2023. Prior to joining the Company, she served for over 12 years with OhioHealth, a not-for-profit, faith-based health system, most recently as Senior Vice President, Chief Human Resource Officer from August 2020 to October 2022. During her tenure at OhioHealth, she held several positions of increasing responsibility, including Vice President, HR Strategy and Business Enablement from January 2018 to August 2020; Vice President, Total Rewards, from July 2016 to January 2018; and Vice President, Human Resources Central Ohio and Corporate from October 2014 to July 2016. Previously, Ms. Solaiman served for over ten years at Borders Group, Inc. in a variety of human resources roles, including as Senior Vice President, Human Resources. She received a B.S. in Journalism and Public Relations from Ohio University and a Masters in Public Administration from New York University.

Age: 53

Mark S. Verratti
Chief Operating Officer

Mark Verratti has served as Chief Operating Officer since April 30, 2025. Previously, he served as Chief Commercial Officer from April 2022 to April 2025. Since joining Myriad, Mr. Verratti has held several key leadership positions, including President, Mental Health or President (Myriad Neuroscience) from August 2017 to April 2022, and as President of Myriad Autoimmune from May 2020 until the divestiture of that business in September 2021. Prior to his appointment as President of Myriad Neuroscience, he served as Senior Vice President and Chief Sales and Business Development Officer at Assurex Health beginning in January 2016. Mr. Verratti also held senior leadership positions worldwide with Cyberonics (now known as LivaNova) from 2005 to 2016, and earlier with Forest Pharmaceuticals, where he led commercial teams with revenues approaching $500 million dollars. He received a B.S. in Life Sciences with a minor in Physiology from The Pennsylvania State University.

Age: 57

Benjamin Wheeler
Chief Financial Officer
Benjamin R. Wheeler has served as Chief Financial Officer since August 16, 2025. Since joining Myriad in December 2011, Mr. Wheeler has held several positions of increasing responsibility within the finance organization, including Senior Vice President, Chief Financial Officer, Operations from June 2022 to August 2025; Senior Vice President of Finance & Treasury from July 2020 to June 2022; and Senior Vice President, Accounting from June 2018 to July 2020. Previously, he served as Vice President, Corporate Controller from December 2014 to June 2018, and as Division Controller from December 2011 to December 2014. Mr. Wheeler holds a Bachelor of Science and a Master of Accounting (MAcc) from Brigham Young University.

Age: 42

We have entered into standard employment agreements with each of the above executive officers. For each such officer, we have also entered into our standard Severance and Change of Control Agreements, which are described elsewhere in the proxy statement under the caption ‘‘Executive and Director Compensation—Potential Payments Upon Termination or Change of Control.’’

Sustainability and Corporate Responsibility

Sustainability

As part of our mission to advance the health and well-being of others, we strive to conduct our business in a sustainable and environmentally responsible manner. Some of our environmental initiatives include:

•Plastic Waste Reduction: Led by our employee-driven "Green Team", we have recycled approximately 185 tons of plastics in our Salt Lake City laboratory since our recycling program started in 2019. This includes the recycling of 36 tons of plastic during 2025 alone.

•Emissions Monitoring and Reduction: We have established a baseline for our environmental footprint by measuring our Scope 1 and Scope 2 emissions from the use of our laboratories and office spaces. Energy and emissions data was captured for select buildings with the largest footprint and used to model emissions from our remaining operations where limited or no data was available. Expanding these efforts during 2025, we also began measuring our Scope 3 emissions, allowing us to better understand and assess indirect emissions within our value chain and identify further opportunities for environmental impact reduction. As part of our broader sustainability plan, we have established Scope 1, Scope 2, and Scope 3 greenhouse gas reduction targets in alignment with the Science Based Targets Initiative (SBTi) to guide our long-term efforts to reduce emissions across our operations.

•Climate Risk Assessment: We recently completed a climate risk assessment in accordance with the Task Force on Climate-related Financial Disclosures (TCFD). Detailed information regarding our climate risk assessment and broader sustainability efforts can be found on our website at investor.myriad.com/sustainability.

•Sustainable Infrastructure: Our laboratories in west Salt Lake City, Utah and South San Francisco, California include energy and water efficiency and other environmental-friendly features. These facilities help us increase our operational capacity while allowing us to reduce the overall size of our facilities' footprint. The laboratories are equipped with automated liquid handling and waste treatment capabilities, which we expect will reduce plastic waste and create more environmentally sustainable laboratories.

Human Capital Management

We believe the success of our mission depends, in part, on our ability to attract, retain, and motivate highly skilled and qualified personnel who share our values and commitment to innovation. Our key human capital management objectives are to recruit, retain, and inspire the exceptional people needed to carry out our mission and strategy. To support these objectives and help our employees balance professional and personal demands, we maintain a flexible work environment and competitive compensation and benefit programs.

•Caring and Belonging: Our objective is to make Myriad a place where all employees have a sense of belonging. We foster a culture of caring and inclusion aligned with our company mission, vision, and values to drive performance by creating opportunities and experiences for learning, development, and a sense of belonging for all employees. As of December 31, 2025, women made up approximately 65% of our workforce, 35% of leadership roles (vice president and above), and 33% of our Board members, including our Board Chair. We have eight ERGs that represent and support diverse communities. These ERGs provide a safe space for teammates from shared backgrounds and their allies to connect and are designed to mentor, develop, and inspire employees at all stages of their careers. Our commitment to a diverse workforce was recognized in 2025 by the Disability Equality Index (Best Place to Work for Disability Inclusion), the Age-Friendly Institute (Age-Friendly Employer), and Mitratech (Top Diversity Employer).

•Compensation, Health, Wellness, Family Resources, and Other Benefits: Our compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals and create long-term value for our stockholders. We provide competitive salaries, stock ownership opportunities, and incentive and bonus programs. We also provide an expansive and evolving benefit offering including medical, dental and vision health care coverage, insurance and disability coverage, 401(k) investment plans with Company matching, tax advantaged savings accounts, paid time off and leaves of absence, parental leave, family formation benefits, employee assistance programs, including free mental health resources for employees and their dependents, preventative health screenings, community outreach programs, and wellness programs.

•Career Development and Training: We offer several career development and training opportunities to our employees, including a curriculum of Company-sponsored technical, business, and leadership courses, on-the-job training, and a support network to all new employees, and tuition reimbursement for approved external training and educational pursuits. We also sponsor a training and mentoring program for high potential employees to assist them in leadership skills and career development.

•Oversight and Management: We regularly conduct surveys to obtain feedback from our employees on a variety of topics, including employee engagement, Company strengths and focus areas, and culture drivers. The results are reviewed by our Board, the CHCC and senior leadership, who analyze areas of progress or deterioration and prioritize actions and activities in response to this feedback to drive meaningful improvements in employee engagement. We believe our most recent survey in 2025 shows how these intentional efforts are making a difference as 84% of our employees rated us as a Great Place to Work®. Myriad was also identified as one of America's Best Employers in 2025 from Forbes.

•Corporate Responsibility and Community: At Myriad, corporate responsibility plays an important role in our approach to developing valuable and transformative diagnostic tests across major diseases to improve patients' lives. We believe that our corporate responsibility programs build greater value for our patients, healthcare professionals and stockholders, support and improve the communities where we live and work, and empower our employees to become more engaged in the well-being of their own communities.

Governance

Our Board has primary responsibility for oversight of corporate responsibility matters and our management's development and execution of a corporate responsibility strategy. The Board has delegated certain targeted responsibilities to its standing committees to assist its oversight duties. The NGC is charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our corporate responsibility strategies, practices, and initiatives, while also providing guidance on our public disclosures with respect to corporate responsibility matters, and monitoring emerging sustainability trends and risks that could affect our business. The CHCC regularly reviews human capital management matters, including our strategy, objectives, and practices regarding compensation, benefits, management and leadership development, and human resource planning. The CHCC is also involved in considering, and where appropriate, integrating corporate responsibility goals into our executive compensation programs. The AFC reviews and evaluates risks related to corporate responsibility and provides oversight regarding the processes and controls used to ensure that our quantitative and qualitative corporate responsibility and sustainability disclosures are accurate and consistent. Each of these committees reports to the full Board on various corporate responsibility-related matters.

Executive and Director Compensation

Compensation Discussion and Analysis

Executive Summary

Overview

We are a leading molecular diagnostics and precision medicine company committed to advancing health and well-being for all. We develop and commercialize molecular tests that help patients and providers uncover genetic insights. Our tests assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where molecular insights can significantly improve patient care, support earlier detection, enable more precise treatment and contribute to lowering healthcare costs. Our compensation program is designed to support our mission and business strategy, with the primary objectives of attracting and retaining executive talent, motivating our executive officers through pay-for-performance metrics to enhance our growth and profitability, and increasing long-term stockholder value.
This proxy statement reports on compensation paid or accrued during the year ended December 31, 2025 and certain elements of compensation to be paid under our 2026 compensation program. Our named executive officers ("NEOs") for 2025 are:

Name	Title
Samraat S. Raha	President and Chief Executive Officer (1)
Benjamin R. Wheeler	Chief Financial Officer (2)
Mark S. Verratti	Chief Operating Officer (3)
Brian J. Donnelly	Chief Commercial Officer (4)
Dale Muzzey, Ph.D.	Chief Scientific Officer
Paul J. Diaz	Former President and Chief Executive Officer (5)
Scott J. Leffler	Former Chief Financial Officer (6)
Margaret Ancona	Former EVP Strategy and Transformation (7)
(1) Mr. Raha was appointed President and Chief Executive Officer effective April 30, 2025.
(2) Mr. Wheeler was appointed Chief Financial Officer effective August 16, 2025.
(3) Mr. Verratti was appointed Chief Operating Officer effective April 30, 2025.
(4) Mr. Donnelly was appointed Chief Commercial Officer effective May 1, 2025.
(5) Mr. Diaz resigned as President and Chief Executive Officer effective April 30, 2025.
(6) Mr. Leffler departed from his position as Chief Financial Officer effective August 15, 2025.
(7) Ms. Ancona departed from her position as Executive Vice President, Strategy and Transformation on November 3, 2025.

2025 Financial Highlights

During 2025, we refined our long-term growth strategy to emphasize accelerated profitable growth by focusing on providing a comprehensive testing menu for the Cancer Care Continuum (CCC) market with a priority for high growth applications, growing our Prenatal Health and Mental Health revenues at or above market growth, and delivering sustained profitable growth through financial and operational discipline and leveraging our operating model. While we navigated certain headwinds during 2025, including UnitedHealthcare's discontinuation of coverage (commercial, individual exchange and certain managed Medicaid) of GeneSight and the divestiture of the European EndoPredict business, we maintained strong operational momentum as evidenced by a 1% year-over-year increase in total volumes across all of our tests, including a 7% year-over-year increase in Hereditary cancer testing volumes and a 6% year-over-year increase in Mental Health testing volumes. Some of our financial highlights during 2025 include the following:

•Revenue of $824.5 million, a decrease of 2% year-over-year. Excluding the impact of the aforementioned headwinds, full-year 2025 revenue grew 2% over full-year 2024.

•GAAP net loss was $365.9 million while adjusted EBITDA1 was $38.9 million, a decrease of $1.5 million compared to full- year 2024 adjusted EBITDA of $40.4 million.

•GAAP loss per share was $3.95 while adjusted EPS1 was $0.06, compared to full-year 2024 adjusted EPS of $0.14.
1An explanation of the adjustments to our GAAP financial measures used in this proxy statement and a reconciliation of the adjusted financial measures to the comparable GAAP financial measures are included in Appendix A to this proxy statement.

The following tables show our total revenue, adjusted operating income (loss), and adjusted EBITDA in millions for 2023, 2024, and 2025.

2025 Business Highlights

In addition to our financial results during 2025 set forth above, some of our business highlights include:
•Named on the Forbes list of America’s Best Employers 2025 and achieved a Great Place to Work® Certification for the third consecutive year.

•Effective April 30, 2025, Samraat Raha was appointed President and Chief Executive Officer and Mark Verratti was appointed Chief Operating Officer; Brian Donnelly was appointed Chief Commercial Officer effective May 1, 2025; and Benjamin Wheeler was appointed Chief Financial Officer effective August 16, 2025.

•Announced a strategic collaboration with SOPHiA Genetics SA, an AI technology company transforming precision medicine, to develop and provide pharmaceutical companies with an innovative global liquid biopsy companion diagnostic (CDx) test.

•Added two genes, F8 and FXN, to the Foresight Carrier Screen Universal Plus Panel.

•Announced the publication of a new meta-analysis of six prospective controlled studies that included 3,532 adults with major depressive disorder (MDD). The meta-analysis showed that when GeneSight Psychotropic test results were available to treating clinicians, there were significant improvements in response and remission rates for patients with MDD, compared to treatment as usual.

•The United States Patent and Trademark Office issued six new U.S. patents covering technological innovations related to our high-definition, tumor-informed molecular residual disease (MRD) assay, Precise MRD.

•Closed a $125 million secured term debt financing with OrbiMed, a leading global healthcare investment firm. This facility includes an option to borrow up to an additional $75 million.

•New clinical data supporting the performance and potential clinical utility of our Precise MRD test was presented at major scientific conferences, including the American Association for Cancer Research and the American Society of Clinical Oncology Annual Meeting, including data from a prospective pan-cancer study conducted by our partner, the National Cancer Center Hospital East in Japan.

•Advanced personalized breast cancer risk assessment through the launch of the first integrated AI and genetic risk platform, developed in partnership with Clairity and MagView.

•Launched MyRisk Hereditary Cancer Test expanded panel to include 63 genes across 11+ cancer types, further strengthening our comprehensive hereditary cancer offering.

•Launched early access to FirstGeneTM Multiple Prenatal Screen, a prenatal genetic risk assessment screen that combines several testing modalities into a single assay, in a large, multi-site study, called CONNECTOR.

2025 Executive Compensation Highlights

Our executive compensation policies and practices are designed to reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are additional details and highlights of our 2025 executive compensation policies and practices.

2025 Executive Compensation Highlights	Description
Our 2025 executive compensation program continues to support long-term value creation
Approximately 81.8% of our CEO's 2025 target compensation and approximately 74.4% of our other NEO's aggregate 2025 target compensation is variable and at risk, tied to our stock price performance, or subject to achievement of rigorous performance targets

Continued commitment to performance-based equity compensation
The CHCC maintained its practice of granting 50% of executive officer's equity in the form of PSUs that are subject to objective performance metrics, aligning executive compensation with long-term performance

Continued formula-driven calculation for annual bonus payments	The CHCC continued to rely solely on pre-determined objective measures to assess financial performance for cash bonus payments for 2025
Incentive payouts aligned with revenue and adjusted operating income performance	Our 2025 short-term incentive plan paid out at 59% and 106% of target for our revenue and adjusted operating income metrics, respectively, reflecting our financial results for 2025
Outperformed employee and customer engagement targets	Achieved 84th percentile for employee engagement and 72.5th percentile for customer NPS, resulting in achievement of 125% and 138% to target
Payout of 2023 PSUs reinforces at-risk, performance-based nature of our executive compensation program	The total achievement percentage for our 2023 PSUs was 83% of target, consisting of revenue growth (77% of target), adjusted EPS (86% of target), and relative total stockholder return (87% of target)
No modifications to performance metrics	The CHCC did not adjust 2025 performance metrics

2025 Executive Compensation Program Overview

During 2025 and continuing into 2026, the three principal components of our compensation program for executive officers are:

•Annual base salary;

•Short-term incentive compensation in the form of an annual cash incentive award; and

•Long-term incentive compensation in the form of (a) restricted stock units subject to time-based vesting ("RSUs") and (b) restricted stock units subject to vesting upon meeting certain performance metrics ("PSUs").

We believe that these compensation components provide the appropriate balance of short- and long-term compensation and incentives to our executive officers to drive our performance, success, and long-term growth. Our compensation program seeks to align compensation with our performance and reward our executive officers for their contribution to our growth, profitability, increased stockholder value, and employee and customer engagement through the recognition of individual leadership, initiatives, achievements, and other contributions.

For short-term incentive awards for our executive officers for 2025, the CHCC approved Company performance metrics and employee and customer engagement metrics as well as individual strategic goals. The short-term incentive award component of our executive officers' compensation was balanced among the following factors:

•Two financial performance metrics: revenue and adjusted operating income;

•Two non-financial quantitative metrics: employee engagement and customer net promoter score ("NPS"); and

•Individual strategic goals.

Historically, the relative weighting of the financial performance metrics, employee engagement, customer NPS, and individual strategic goals varied among executive officers, with greater weight generally given to the financial performance metrics. For the 2025 short-term incentive awards, however, the CHCC weighed the factors the same for all executive officers with the financial performance metrics representing 70% of an executive officer's total score, engagement and customer NPS each representing 5% of an executive officer's total score, and individual strategic goals accounting for the remaining 20%.

Long-term incentives for 2025, which were comprised of 50% each of RSUs and PSUs, were also based in part on the Company's performance as measured by certain financial performance metrics set by the CHCC, as shown in the following illustration:

Annual Equity Grant: 50% RSUs	Annual Equity Grant: 50% PSUs
•Number of RSUs granted is fixed at the grant date	•Target number of PSUs is set at the grant date
•Pro-rata vesting over three years subject to continued employment	•Actual number of units earned is based on Company performance relative to revenue, adjusted EPS, and relative stockholder return targets
•Vest on three-year anniversary of the grant date subject to continued employment

The 2025 long-term incentive program includes the following performance metrics: revenue (34% weighting), adjusted EPS (33% weighting), and relative total stockholder return (33% weighting). The relative total stockholder return metric is measured from January 1, 2025 to December 31, 2027 and the revenue and adjusted EPS metrics are measured based on results for the year ended December 31, 2027.

Named Executive Officer Pay at a Glance

To ensure that the interests of our executive officers are aligned with those of our stockholders, the CHCC has designed our executive compensation program to include a substantial majority of target pay that is at-risk. At-risk pay may be cash-based, equity-based, or both. The charts below show that the target compensation opportunities for certain of our NEOs are heavily weighted towards variable at-risk pay elements that are earned only based on achievement of performance goals or through continued employment with us. Approximately 81.8% of our President and Chief Executive Officer's 2025 target compensation was comprised of at-risk pay. Similarly, approximately 74.4% of certain of our other NEOs' aggregate 2025 target compensation was comprised of at-risk pay.

*This chart reflects the 2025 target compensation of Mr. Raha, our President and Chief Executive Officer. Percentages shown are approximate.

** This chart reflects the aggregate 2025 target compensation of Mr. Wheeler, Mr. Verratti, Mr. Donnelly, and Dr. Muzzey. The percentage for each category is calculated by dividing (i) the sum of the 2025 target compensation for these four NEOs for such category by (ii) the aggregate 2025 target compensation of these four NEOs for all categories. Percentages shown are approximate.

Role of Stockholder Say-on-Pay Votes

We value our stockholders' opinion and feedback and are committed to maintaining an active dialogue to understand their priorities and concerns. We engaged with a majority of our top 25 stockholders on a quarterly basis during 2025. In addition, at our last Annual Meeting of Stockholders on June 5, 2025, we held a stockholder advisory vote on the compensation of our NEOs as disclosed in our 2025 proxy statement. This is generally referred to as a ‘‘Say-on-Pay’’ vote. Our stockholders approved the compensation of our NEOs with 92% of the votes cast in favor of our Say-on-Pay resolution at our 2025 Annual Meeting of Stockholders. We view these voting results as an indication of our stockholders' positive reaction to our executive compensation program. Notwithstanding this high approval percentage, the CHCC continues to monitor stakeholder feedback, Company performance, and market developments for potential further improvements to our compensation structure for executive officers. Proxy advisors and stockholder feedback was considered in the CHCC's decisions for 2025 compensation. We currently hold our Say-On-Pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of Say-On-Pay votes at least every six years. Our next scheduled advisory vote on the frequency of future Say-On-Pay votes will be at the 2029 Annual Meeting of Stockholders.

Pay Practices

In evaluating, designing and implementing our executive compensation program, the CHCC considers the latest industry trends in compensation governance and compensation best practices. As a result of our review of our executive compensation program, we have adopted a number of best practices that we believe reflect the high standards our CHCC seeks to attain to support our compensation philosophy and pay practices, including the following:

What We Do:	What We Don't Do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective performance metrics	•Reprice stock options and other awards without stockholder approval
•Cap PSUs earned at target if absolute total stockholder return is negative over the performance period	•Provide single-trigger change of control vesting for equity awards for executive officers
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•Guarantee bonuses
•Require directors and executive officers to meet robust stock ownership guidelines	•Grant in-the-money stock options
•Provide full vesting of RSUs and PSUs under our 2025 long-term incentive plan to executive officers only after three years	•Provide excessive perquisites
•Evaluate officer compensation levels against a peer group of similarly situated companies	•Repurchase underwater stock options
•Retain an independent compensation consultant
•Prohibit hedging transactions for all employees (no waivers granted)
•Use employee engagement and customer net promoter score as performance metrics in our 2025 short-term incentive plan
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy

2025 Named Executive Officer Compensation

Elements of our Compensation Program

While the components of our compensation program are discussed in detail in the following pages, below is a brief introduction:

•Base Salary: An annual base salary provides the foundation of our compensation program and ensures that the executive officer is being paid ongoing compensation, which allows us to attract and retain high-quality talent.

•Short-Term Incentive Award: The short-term incentive award forms an important part of our compensation strategy by providing an incentive to achieve short-term performance goals as measured by Company performance, an employee engagement score, customer NPS, and accomplishment of individual strategic goals.

•Equity: Equity incentive compensation forms an important part of our compensation strategy. Equity grants reward our executive officers for the long-term performance of the Company and help to ensure that our executive officers have a stake in our long-term success by providing an incentive to improve our overall growth and stockholder value. For example, financial and stock price performance metrics are included that align with our strategic goals and objectives and align the executive officers’ interests with stockholders’ long-term interests.

The CHCC, in collaboration with management, attempts to develop an overall compensation program that incentivizes the executive officers to achieve their objectives without encouraging them to take excessive risks to the business. We believe this objective is accomplished by appropriately balancing the various elements of our compensation program.

Formulating and Setting Executive Compensation

The CHCC is responsible for formulating, evaluating and approving the compensation, including the award of equity compensation, for our executive officers. The CHCC also assists our Board in establishing appropriate incentive compensation and equity-based plans generally for all employees and is responsible for administering these plans.

During 2024, the CHCC retained an independent compensation consultant, Mercer, to review our peer group of companies and to provide competitive market data on the salary, short-term incentive compensation, and long-term incentive compensation of executive officers at comparable companies within our industry (the "2024 Mercer Executive Compensation Review"). The CHCC used this competitive market data on compensation in determining annual base salaries, short-term (annual) incentive compensation, and long-term equity incentive compensation for our executive officers for 2025.

As a basis for the source market data for the 2024 Mercer Executive Compensation Review, Mercer used the compensation data from the group of 20 peer companies set forth in the table below (the "2025 Peer Group"). Based on input from Mercer, in order to provide for a more comparable peer group, the CHCC modified the Company's peer group by adding ACADIA Pharmaceuticals Inc., Dynavax Technologies Corporation, Guardant Health, Inc., PTC Therapeutics, Inc., and Sarepta Therapeutics, Inc. to the Company's peer group and removed Seagen Inc., Invitae Corporation, Jazz Pharmaceuticals plc and Intercept Pharmaceuticals, Inc. The resulting peer group retains some companies that fall outside a preferred revenue size range based on an assessment of their continued business fit and alignment on secondary size and complexity criteria. The CHCC will continue to reassess companies for appropriateness as it reviews the peer group annually. We believe that the compensation information obtained from the 2024 Mercer Executive Compensation Review provides us with appropriate compensation data and benchmarks for 2025 compensation decisions because it is derived from companies operating in the diagnostic, pharmaceutical, and biotechnology industries and have similar factors such as number of employees, revenues, total assets, market value, and net income.

ACADIA Pharmaceuticals Inc.	Ionis Pharmaceuticals, Inc.
Alkermes plc	Ironwood Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Natera, Inc.
Bio-Techne Corporation	Neogenomics, Inc.
Coherus BioSciences, Inc.	Neurocrine Biosciences Inc.
Dynavax Technologies Corporation	PTC Therapeutics, Inc.
Exact Sciences Corporation	Sarepta Therapeutics, Inc.
Exelixis Inc.	United Therapeutics Corporation
Guardant Health, Inc.	Vanda Pharmaceuticals Inc.
lncyte Corporation	Veracyte, Inc.

In addition, Mercer gathered competitive market data from published surveys in the biotech industry for similarly sized entities as reflected in the 2023 Mercer Benchmark - United States Survey, 2023 Mercer SIRS Executive Survey and the 2024 Radford Global Life Sciences Survey. To determine competitive market compensation, where possible, our executive officers were matched to appropriate proxy and survey positions based on job content and level of responsibility. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual salary, short-term incentive pay elements, and long-term incentive pay elements. Proxy-based and survey-based salaries were aged by 3.5%, the average actual 2024 salary increase for executives in the United States Life Sciences industry. Restricted stock units were valued at fair market value (the closing price of our common stock) on the date of grant. Using the composite peer group data provided to us in the 2024 Mercer Executive Compensation Review, the CHCC analyzed the average salary, short-term incentive bonus compensation, and long-term equity incentive compensation for each of our executive officers at the 25th, 50th and 75th percentile ranges.

Using this composite peer group data, the CHCC determined the components of each executive officer's compensation package based on various factors, including: the transition of the Company’s senior management during 2025, including the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Chief Commercial Officer, and the need to ensure a smooth transition; the executive officer’s particular background, training and relevant work experience; the executive officer’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data; demand for individuals with the executive officer’s specific talents and expertise and our ability to attract and retain comparable talent; individual strategic goals; other expectations of the executive officer for the position; and comparison to other executive officers within our Company having similar skills and experience levels and responsibilities. The CHCC may award compensation below or above the 50th percentile of comparable companies in our industry taking into account the foregoing factors and the need to ensure that the applicable compensation package provides sufficient compensation to attract and retain talented executives and achieve our other executive compensation program objectives.

Base Salary

Each year, we evaluate base salaries as part of our management compensation program and establish each executive officer’s base salary for the ensuing year. In establishing base salaries, the CHCC assesses a number of factors, including:

•the executive officer’s performance in each of the areas of their individual strategic goals;
•the financial performance of the Company overall and in the areas of responsibility of the executive officer;
•the level and breadth of experience of the executive officer;
•the executive officer’s role and responsibilities and particular background;
•competitive pay levels at comparable positions in peer companies;
•retention considerations; and
•other significant accomplishments and contributions of the executive officer.

In late 2024, the CHCC determined not to make any changes to the base salaries of our executive officers in the same roles for 2025 due to the Company's then-current market position and certain headwinds facing the Company. However, in 2025, the CHCC increased the base salaries of certain of our NEOs in connection with promotions or changes in role and responsibilities. Specifically, Mr. Raha received a base salary increase in connection with his promotion from Chief Operating Officer to Chief Executive Officer, Mr. Verratti received a base salary increase in connection with his promotion from Chief Commercial Officer to Chief Operating Officer, and Ms. Ancona received a base salary increase in connection with her promotion from Chief of Staff to Executive Vice President, Strategy and Transformation. The base salary increases for Mr. Raha and Mr. Verratti became effective on April 30, 2025, and Ms. Ancona's base salary increase became effective on May 1, 2025.

Named Executive Officer	Base Salary During 2024 ($)	Base Salary During 2025 ($)	% Base Salary Increase From 2024
Samraat S. Raha President and Chief Executive Officer (1)	$750,000	$920,000	22.7%
Benjamin R. Wheeler Chief Financial Officer (2)	N/A	$490,000	—%
Mark S. Verratti Chief Operating Officer (3)	$560,000	$660,000	17.9%
Brian J. Donnelly Chief Commercial Officer (4)	N/A	$560,000	—%
Dale Muzzey, Ph.D. Chief Scientific Officer	$506,400	$506,400	—%
Paul J. Diaz Former President and Chief Executive Officer (5)	$1,125,000	$1,125,000	—%
Scott J. Leffler Former Chief Financial Officer (6)	$550,000	$550,000	—%
Margaret Ancona Former EVP Strategy and Transformation (7)	N/A	$385,000	—%
(1) Mr. Raha was appointed President and Chief Executive Officer effective April 30, 2025.
(2) Mr. Wheeler was appointed as Chief Financial Officer effective August 16, 2025.
(3) Mr. Verratti was appointed as Chief Operating Officer effective April 30, 2025.
(4) Mr. Donnelly was appointed Chief Commercial Officer effective May 1, 2025.
(5) Mr. Diaz resigned from his position as President and Chief Executive Officer effective April 30, 2025.
(6) Mr. Leffler departed from his position as Chief Financial Officer effective August 15, 2025.
(7) Ms. Ancona departed from her position as Executive Vice President, Strategy and Transformation, on November 3, 2025.

Sign-On Bonus

Mr. Donnelly received a sign-on bonus of $450,000 in connection with the commencement of his employment with us on May 1, 2025. Mr. Donnelly's sign-on bonus or a portion thereof is subject to clawback if Mr. Donnelly voluntarily terminates his employment with us for any reason other than death, disability, or good reason or if we terminate his employment for cause before the first and second anniversaries of the commencement of Mr. Donnelly's employment with us.

Retention Bonus

In connection with Mr. Verratti's promotion to Chief Operating Officer effective April 30, 2025, Mr. Verratti received the right to a one-time retention bonus of $400,000 if he remains employed in good standing with us through July 1, 2027.

Short-Term Incentive Awards

The short-term (annual) incentive program is established with the purpose of aligning performance objectives for our executive officers with the overall goals and objectives of the Company. For 2025, the CHCC used a formulaic approach to determine the short-term incentive awards for our executive officers. The formula was based on a target incentive bonus as a percentage of base salary, Company financial performance, engagement score, customer NPS, and the achievement of individual strategic goals. After the level of performance is determined by the CHCC, the payout percentage of each individual metric is added together to calculate the total payout percentage for each executive officer. The final payout percentage is then multiplied by the executive officer's base salary and by the executive officer's target incentive bonus opportunity (which is a percentage of the executive officer's base salary). The general formula for calculating incentive bonus amounts for 2025 is as follows:

Target Bonus Opportunity

After considering the Company’s performance, the performance of the NEOs, the general industry and market conditions, and other factors, the CHCC generally determined that the target bonus opportunity for executive officers for 2025 short-term incentive award should remain unchanged from the targets established for 2024. However, the CHCC increased the target bonus opportunity for Mr. Raha from 75% to 100% in connection with his promotion to President and Chief Executive Officer. The CHCC also set the target bonus opportunity for Mr. Wheeler and Mr. Donnelly at 75% in connection with their respective appointments as Chief Financial Officer and Chief Commercial Officer, respectively. The CHCC did not consider a target bonus opportunity for Mr. Diaz due to his resignation.

Named Executive Officer	2024 Target Bonus Opportunity (% of Base Salary)	2025 Target Bonus Opportunity (% of Base Salary)
Samraat S. Raha, President and Chief Executive Officer	75%	100%
Benjamin R. Wheeler, Chief Financial Officer	N/A	75%
Mark S. Verratti, Chief Operating Officer	75%	75%
Brian J. Donnelly, Chief Commercial Officer	N/A	75%
Dale Muzzey, Chief Scientific Officer	50%	50%
Scott J. Leffler, Former Chief Financial Officer	75%	75%
Margaret Ancona, Former EVP Strategy and Transformation	50%	50%

Weighting of Performance Metrics

In addition, in March 2025, the CHCC determined that Company financial performance, engagement score, customer NPS, and individual strategic goals for each NEO should be weighted uniformly across our executive officers to ensure alignment with our 2025 objectives. Specifically, the annual incentive cash bonus for each of our NEOs, other than Mr. Diaz due to his resignation, was weighted as follows: 40% based on revenue, 30% based on adjusted operating income, 5% based on engagement score, 5% based on customer NPS, and 20% based on individual strategic goals. The financial metrics were generally weighted higher than individual strategic goals to incentivize our executive officers to execute upon our strategic growth plan and maintain adjusted profitability during 2025.

Performance Metrics

Company financial performance is based on two weighted metrics: Company revenue and adjusted operating income, with adjusted operating income defined as total operating income excluding acquisition-related amortization of intangible assets, goodwill and long-lived asset impairment charges, equity compensation, real estate optimization, transformation initiatives, strategic realignments, legal settlements, and certain other one-time non-recurring expenses. These financial performance metrics were selected to support our strategic growth plan with the goals of increasing revenue and maintaining positive adjusted operating income. These metrics are measured on a Company-wide basis for all executive officers. In addition, the CHCC used engagement score and customer NPS as metrics in 2025 to support our efforts to retain employees, improve employee engagement, and enhance customer experiences. The employee engagement performance levels are based on the 2024 global average Great Place to Work score, while the customer NPS performance levels are derived from Medallia data and market research across comparable companies. The chart below summarizes the metrics and performance levels established by the CHCC for 2025. The target performance level for revenue was set at the high-end of our original 2025 guidance for revenue. Our 2025 adjusted operating income (loss) performance target was set at $13.2 million. Both of these target performance levels were set to be appropriately challenging in light of UnitedHealthcare's decision to no longer provide coverage of our GeneSight test under its commercial, individual exchange, and certain managed Medicaid benefit plans during 2025. We generated approximately $45 million of GeneSight current period revenue from UnitedHealthcare's commercial, individual exchange and select managed Medicaid populations in 2024. The achievement payout levels for threshold, target, and maximum performance levels were 50%, 100%, and 150%, respectively, of the target bonus amount.

As shown below, in February 2026, the CHCC determined that the achievement level for the revenue metric and the adjusted operating income (loss) metric was 59% and 106%, respectively, of target performance level as of result of the Company achieving $824.5 million in revenue and $15.3 million in adjusted operating income during 2025. The CHCC also determined that our employee engagement score for 2025 was in the 84th percentile, which ranked slightly above the top quartile of companies for employee engagement, resulting in an achievement level of 125%. Finally, the CHCC determined that the Company had achieved a customer NPS score in the 72.5 percentile, which ranked above the top quartile of companies for customer NPS, resulting in an achievement level of 138%.

The CHCC then calculated the payout percentage for these quantitative performance metrics for each executive officer, by applying the actual results for each quantitative performance metric for 2025 to the targets approved by the CHCC during 2025 and the relative weighting of each metric for each executive officer. The following chart shows the CHCC’s determination with respect to the 2025 cash incentive performance measures.

Metric	Weighting	Threshold	Target	Maximum	Actual Result	Achievement (% of Target)	Payout %
Revenue	40%	$817.0 million	$860.0 million	$903.0 million	$824.5 million	59%	23.5%
Adjusted Operating Income	30%	$2.6 million	$13.2 million	$30.1 million	$15.3 million	106%	31.9%
Employee Engagement	5%	Median: 54th percentile	Top Quartile: 77th percentile	Top Decile: 91st percentile	84th Percentile	125%	6.3%
Customer NPS	5%	Median: 60th percentile	Top Quartile: 65th percentile	Top Decile: 75th percentile	72.5th Percentile	138%	6.9%
Total							68.5%

Individual Strategic Goals

The individual strategic goals for each executive officer for 2025 consist of individual objectives tailored to each executive. The individual strategic goals for our NEOs who remain employed by us for 2025 and their achievement of those individual strategic goals during 2025 are summarized in the table below. The NEOs' performance on their individual strategic goals and associated payout percentages are also noted in the table below.

Named Executive Officer	Individual Strategic Goals For 2025	Achievements	Score (%)	Payout %
Samraat S. Raha President and Chief Executive Officer	Included goals relating to refreshing the Company's strategy to sharpen priorities and resource allocation, strengthening product development execution, advancing key new product launches, and reinforcing a performance-oriented culture.	The CHCC determined that Mr. Raha achieved his 2025 strategic goals.	100%	20%
Benjamin R. Wheeler Chief Financial Officer	Included goals relating to operating budget execution, revenue cycle optimization, and average selling price, while advancing investor engagement strategies and organizational stability within the finance and revenue cycle teams.	The CHCC determined that Mr. Wheeler achieved his 2025 strategic goals.	100%	20%
Mark S. Verratti Chief Operating Officer	Included goals relating to large enterprise account enablement to drive volume growth, meeting sample processing and turnaround time targets, improving laboratory productivity, and advancing the customer experience roadmap and new product integrations.	The CHCC determined that Mr. Verratti achieved his 2025 strategic goals.	100%	20%
Brian J. Donnelly Chief Commercial Officer	Included goals relating to exceeding commercial forecasts, developing a multi-year growth strategy, and optimizing organizational structure through key leadership hires and a new commercial operations function.	The CHCC determined that Mr. Donnelly achieved his 2025 strategic goals.	100%	20%
Dale Muzzey, Ph.D. Chief Scientific Officer	Included goals relating to advancing the clinical product pipeline through new launches and panel expansions, achieving key regulatory and publication milestones, and scaling laboratory operations while integrating next-generation sequencing technologies into the long-term R&D strategy.	The CHCC determined that Dr. Muzzey achieved his 2025 strategic goals.	95%	19%

In February 2026, the CHCC determined the payout percentage for each performance metric based on the actual level of performance achieved in 2025 for each of the performance metrics. The CHCC then determined the cash incentive bonuses for our NEOs for 2025 as set forth in the chart below.

Named Executive Officer	Base Salary	Target Incentive Bonus (as a % of Base Salary)	Total Payout Percentage (1)	2025 Bonus Payment ($)
Samraat S. Raha President and Chief Executive Officer	$920,000	100%	89%	$814,660
Benjamin R. Wheeler Chief Financial Officer	$490,000	75%	89%	$325,421
Mark S. Verratti Chief Operating Officer	$660,000	75%	89%	$438,323
Brian J. Donnelly Chief Commercial Officer	$560,000	75%	89%	$371,910
Dale Muzzey, Ph.D. Chief Scientific Officer	$506,400	50%	88%	$221,677
(1) Total payout percentage was calculated based on the sum of the revenue, adjusted operating income, engagement score/customer NPS and individual strategic goals payout percentages. Mr. Raha's, Mr. Wheeler's, Mr. Verratti's, and Mr. Donnelly's revenue, adjusted operating income, engagement/customer NPS, and individual strategic goals payout percentages were 23.5%, 31.9%, 6.3%, 6.9%, and 20%, respectively. Dr. Muzzey's revenue, adjusted operating income, engagement/customer NPS, and individual strategic goals payout percentages were 23.5%, 31.9%, 6.3%, 6.9%, and 19.0%, respectively.

Long-Term Incentive Awards

For 2025, long-term incentive compensation was granted in the form of 50% RSUs and 50% PSUs. In determining the amount of equity compensation to be awarded, the CHCC considers various factors, including but not limited to:

•our financial and operating performance for the applicable period;
•the executive officer’s contribution to our performance;
•the anticipated contribution of the executive officer to our future performance;
•the accomplishments of the executive officer as measured by achievement of individual strategic goals;
•a review of compensation for comparable positions in our peer group from our benchmarking studies; and
•the total compensation of the executive officer and the anticipated retentive effect of the grant of additional equity compensation.

In addition to the foregoing factors, the CHCC may also consider the total number of outstanding shares of our common stock, the total number of shares available under the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan (the "2017 Plan"), relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang.

Policies and Practices Related to the Grant of Certain Equity Awards. Long-term incentive awards for 2025 were made at regularly scheduled CHCC meetings in March 2025 (RSUs) and May 2025 (PSUs). The CHCC does not time the grant of equity compensation with regard to the release of material nonpublic information, whether or not that information may favorably or unfavorably impact the price of our common stock. Equity awards for the executive officers, including our Chief Executive Officer, are approved by the CHCC.

Time-based restricted stock units (RSUs). For our NEOs, we issue long-term equity incentive compensation awards in the form of RSUs. For these RSUs, one-third of the award vests on an annual basis over a period of three years. The number of RSUs granted to our NEOs under our long-term incentive program during 2025 are set forth in the chart below.

Named Executive Officer	2025 RSUs Granted (#) (1)	2025 Grant Date Fair Value of RSUs Granted ($) (4)
Samraat S. Raha President and Chief Executive Officer	216,495	$2,100,002
Benjamin R. Wheeler Chief Financial Officer	64,000 (2)	$381,400
Mark S. Verratti Chief Operating Officer	99,227	$962,502
Brian J. Donnelly Chief Commercial Officer	127,629 (3)	$909,995
Dale Muzzey, Ph.D. Chief Scientific Officer	75,773	$734,998
Scott Leffler Former Chief Financial Officer	72,165	$700,001
Margaret Ancona Former EVP, Strategy and Transformation	54,124	$525,003
(1)The amounts represent the number of RSUs granted to our NEOs during 2025. The RSUs awarded to Mr. Raha, Mr. Verratti and Dr. Muzzey were granted on March 13, 2025, and 33% of the RSUs vested on March 13, 2026 and the remaining RSUs vest 33% on March 13, 2027 and 33% on March 13, 2028, subject to the executive officer's continued service to the Company. Pursuant to the terms of their respective separation agreements, 58,132 of Mr. Leffler's 2025 RSUs and 46,607 of Ms. Ancona's 2025 RSUs were accelerated. The remaining 14,033 shares for Mr. Leffler and 7,517 shares for Ms. Ancona were forfeited upon their respective departures from the Company.

(2)Mr. Wheeler received an award of 4,000 RSUs on March 13, 2025, 33% of these RSUs vested on March 13, 2026 and the remaining RSUs vest 33% on March 13, 2027, and 33% on March 13, 2028, subject to Mr. Wheeler's continued service to the Company. Mr. Wheeler also received an award of 60,000 RSUs on August 16, 2025, 33% of these RSUs vest on August 16, 2026 and the remaining RSUs vest 33% on August 16, 2027, and 33% on August 16, 2028, subject to Mr. Wheeler's continued service to the Company.

(3)Mr. Donnelly received an award of 127,629 RSUs on May 1, 2025, 33% of these RSUs vest on May 1, 2026, and the remaining RSUs vest 33% on May 1, 2027, and 33% on May 1, 2028, subject to Mr. Donnelly's continued service to the Company.

(4)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 13, 2025, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 13, 2025, of $9.70, (b) in the case of RSUs granted on May 1, 2025, are based on the closing price of our common stock on the Nasdaq Global Select Market on May 1, 2025 of $7.13 and (c) in the case of RSUs granted on August 16, 2025, are based on the closing price of our common stock on the Nasdaq Global Select Market on August 16, 2025, of $5.71.

Performance-based restricted stock units (PSUs). For our NEOs, all PSUs awarded will vest after three years only if predetermined, formula-based, performance targets are achieved. Each performance metric has threshold, target and maximum performance level targets. The actual number of units earned is determined based on the percentage achievement of each predetermined performance target with no award earned if the minimum threshold is not achieved. Maximum payout is capped at 150% of the target number of PSUs granted. If the minimum threshold is achieved, the awards for 2025 vest on March 13, 2028. The level of achievement for the performance metrics are noted below.

Achievement Level	Payout Percentage
Threshold	75% of target shares
Target	100% of target shares
Maximum	150% of target shares

The performance metrics for PSUs are weighted 34% for revenue, 33% for adjusted EPS, and 33% for relative total stockholder return. The CHCC uses revenue as a metric for PSUs, in addition to using it as a metric under our short-term incentive program, because of the importance of long-term revenue growth to investors in our industry. The revenue metric for our PSUs granted in 2025 will be measured based on results for the year ended December 31, 2027, whereas the revenue metric under our short-term incentive program was based on results for the year ended December 31, 2025. Relative total stockholder return is measured against the Nasdaq Health Care Index ("IXHC") using the 20-trading day average at the beginning and end of the measurement period. The CHCC selected the IXHC as an appropriate broad healthcare industry benchmark for relative total stockholder return performance. In addition, the CHCC capped the number of PSUs earned with respect to the relative total stockholder return metric at target performance level if absolute total stockholder return is negative over the performance period. The measurement period for the relative total stockholder return metric is January 1, 2025 to December 31, 2027, and the adjusted EPS metric will be measured based on results for the year ended December 31, 2027. We do not publicly disclose our goals during the performance periods due to the proprietary nature and competitive sensitivity of the information. We believe these goals are consistent with our philosophy of establishing aggressive but achievable targets.

The number of PSUs granted as part of our long-term incentive program during 2025 for our NEOs are set forth in the chart below.

Named Executive Officer	2025 Number of PSUs Granted (1)	2025 Grant Date Fair Value of PSUs Granted ($) (3)
Samraat S. Raha President and Chief Executive Officer	216,495	$1,103,020
Benjamin R. Wheeler Chief Financial Officer	64,000 (2)	$377,829 (2)
Mark S. Verratti Chief Operating Officer	99,227	$505,551
Brian J. Donnelly Chief Commercial Officer	127,629	$650,258
Dale Muzzey, Ph.D. Chief Scientific Officer	75,773	$386,056
Scott Leffler Former Chief Financial Officer	72,165	$367,673
Margaret Ancona Former EVP, Strategy and Transformation	54,123	$275,751
(1)Represents the target number of PSUs awarded to our NEOs on June 5, 2025, except as otherwise noted in footnote (2) below. To the extent the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 13, 2028.

(2)Mr. Wheeler received an award of 4,000 PSUs on June 5, 2025. 67% of these PSUs have a performance condition and are valued based on the closing price of our common stock on the Nasdaq Global Select Market on June 5, 2025 of $4.92. The other 33% of these PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $5.45. Mr. Wheeler also received an award of 60,000 PSUs on August 16, 2025, 67% of these PSUs have a performance condition and are valued based on the closing price of our common stock on the Nasdaq Global Select Market on August 16, 2025 of $5.71. The other 33% of these PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $6.46.

(3)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. Except as otherwise noted in footnote (2) above, 67% of the PSUs have a performance condition and are valued based on the closing price of our common stock on the Nasdaq Global Select Market on June 5, 2025 of $4.92. Except as otherwise noted in footnote (2) above, the other 33% of the PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $5.45.

In addition to the long-term incentive RSU and PSU awards granted to our executive officers as part of our 2025 compensation program, as discussed below under “Other Compensation”, we also granted certain of our executive officers RSUs and PSUs in connection with the executive officer joining us or being promoted.

2023 PSUs

In March 2023, the CHCC granted PSUs to certain of our NEOs as part of our 2023 long-term incentive awards. The performance metrics and levels (threshold, target, and maximum) established by the CHCC for these PSUs are summarized in the chart below. The actual number of units earned was determined based on the percentage achievement of each predetermined performance target with no award earned if the minimum threshold was not achieved. Maximum payout was capped at 150% of the target number of PSUs granted. Relative total stockholder return was measured against the IXHC using the 20-trading day average at the beginning and end of the measurement period. In addition, the CHCC capped the number of PSUs earned with respect to the relative total stockholder return metric at target performance level if absolute total stockholder return was negative over the performance period. The measurement period for the relative total stockholder return metric was January 1, 2023 to December 31, 2025, and the revenue and adjusted EPS metrics were measured based on 2025 results.

In February 2026, the CHCC reviewed the achievement of the performance metrics for the PSUs granted in March 2023. The CHCC determined that the Company's total revenue during 2025 was $824.5 million, resulting in an achievement level of 77%. The CHCC also determined that the Company's adjusted EPS for 2025 was $0.06, which was below the target level of $0.24, resulting in an achievement level of 86%. The CHCC also determined that the Company's relative total stockholder return, as measured against the IXHC, ranked in the 37th percentile, which was lower than the target 50th percentile, resulting in an achievement level of 87%. The combined achievement percentage for total revenue growth, adjusted EPS, and relative total stockholder return metrics was 83%, as noted in the chart below.

Performance Metrics	Weight	Threshold	Target	Maximum	Final Achievement	Final Achievement %
Total Revenue Growth	34%	$819.0 million	$910.0 million	$1,001.0 million	$824.5 million	77%
Adjusted EPS	33%	$(0.08)	$0.24	$0.54	$0.06	86%
Relative Total Stockholder Return	33%	25th percentile	50th percentile	75th percentile	37th percentile	87%
Total	100%					83%

The number of PSUs granted to and earned by each of our NEOs in March 2023 (other than Mr. Raha, Mr. Leffler, and Mr. Donnelly, who were not employed by us at that time) are set forth in the chart below.

Named Executive Officer	2023 PSU Shares Granted (#)	Final Achievement	Final Achievement %
Paul J. Diaz Former President and Chief Executive Officer	197,023	164,059	83%
Benjamin R. Wheeler Chief Financial Officer	6,000	4,994	83%
Mark S. Verratti Chief Operating Officer	39,404	32,810	83%
Dale Muzzey, Ph.D. Chief Scientific Officer	28,459	23,697	83%
Margaret Ancona Former EVP, Strategy and Transformation	16,418	13,670	83%

Other Compensation

Initial Equity Awards. Executive officers are often granted equity in the form of restricted stock unit awards when he or she joins us. The amount of the initial restricted stock unit award is determined based on the executive officer’s position, analysis of the competitive practices and compensation benchmark data, and consideration of the value of any outstanding equity awards forfeited by the executive upon leaving a prior employer to join us. Generally, each initial equity award vests in equal portions on an annual basis over four years. In connection with Mr. Donnelly joining us as our Chief Commercial Officer, on May 1, 2025, he received an initial equity award of (i) 269,905 RSUs, which vest in four equal annual installments beginning on the first anniversary of the grant date and (ii) 236,167 PSUs, which vest based on the achievement of specified stock price milestones, provided that no portion of these PSUs may vest earlier than May 1, 2026, and all vesting of the RSUs and PSUs is subject to Mr. Donnelly's continued service through the applicable vesting date. The PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a weighted-average value of $5.58.

Promotion-Related Equity Awards. Executive officers may also be granted equity awards in connection with a promotion to a position of increased responsibility or a significant change in role. Similar to our initial equity awards, the size of these promotional grants is determined based on the executive officer’s new position and an analysis of competitive market data for comparable roles within our peer group. These awards are intended to ensure that the executive’s total compensation package remains competitive, reflects their expanded leadership scope, and provides a strong retention incentive as they transition into their new responsibilities. Unless otherwise determined by the CHCC, these awards typically follow a multi-year vesting schedule to further align the executive's interests with long-term stockholder value.

On April 30, 2025, in connection with his promotion to Chief Executive Officer, Mr. Raha received an equity award of 141,050 PSUs, which vest based on the achievement of specified stock price milestones. The PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a weighted-average value of $5.58. On April 30, 2025, in connection with his promotion to Chief Operating Officer, Mr. Verratti received an award of 105,785 PSUs, which vest based on the achievement of specified stock price milestones. These PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a weighted-average value of $5.58. In accordance with the terms of these grants, no portion of these PSUs may vest earlier than April 30, 2026, and all vesting is subject to the executive's continued service through the applicable vesting date. As disclosed above under "Long-Term Incentive Awards", on August 16, 2025, in connection with his promotion to Chief Financial Officer, Mr. Wheeler received an initial one-time grant of (i) 60,000 RSUs and (ii) 60,000 PSUs. Mr. Wheeler's RSUs are scheduled to vest in three equal installments beginning on the first anniversary of the grant date, subject to Mr. Wheeler's continued service through each vesting date. The grant date fair value of these RSUs was $5.71 per share, representing the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. Mr. Wheeler's PSUs are subject to vesting upon meeting the performance metrics and time-based vesting conditions as set forth by the CHCC. Any PSUs actually earned shall vest on March 13, 2028, subject to his continued service through such vesting date. The PSUs are based on a weighted-average value per award of $5.96 (67% of the PSUs have a performance condition based on the closing price of our common stock on the Nasdaq Global Select Market on August 16, 2025 of $5.71 and the other 33% of the PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $6.46).

Benefits; Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Additionally, we may provide other benefits to new executive officers such as a relocation package or other related compensation as determined on a case-by-case basis. For example, during 2025, Mr. Donnelly received paid commuting expenses of $3,598, and prior to their respective departures from the Company, Mr. Diaz, Mr. Leffler, and Ms. Ancona received paid commuting expenses of $5,557, $20,238, and $6,422 respectively. Mr. Diaz also received $250,000 in consulting fees pursuant to Mr. Diaz's consulting agreement, which is described in more detail below.

Separation Payments. We may provide certain compensation benefits in connection with the retirement or departure of our executive officers based on their accomplishments and tenure of employment with us, in connection with their continued role with us following the end of their employment to ensure a smooth transition of their duties, as consideration for them agreeing to a customary release of claims and certain restrictive covenants, and if required to do so by the terms of their severance agreements.

On February 24, 2025, Mr. Diaz announced that he would step down as President and Chief Executive Officer, and resigned from our Board, in each case, effective as of April 30, 2025 (the "Transition Effective Date"). In connection with Mr. Diaz's voluntary resignation, we entered into a Consulting Agreement with Mr. Diaz (the "Diaz Consulting Agreement"), pursuant to which Mr. Diaz agreed to serve as an advisor to us for one year following the Transition Effective Date to help ensure a smooth transition of his duties. Under the Diaz Consulting Agreement, in consideration for, among other things, his consulting services, his compliance with certain restrictive covenants, including customary non-compete, non-solicitation and non-disparagement provisions, and a typical release of claims, Mr. Diaz received a consulting fee of $375,000 (payable in 12 equal monthly installments over the consulting term) and each of Mr. Diaz's outstanding equity awards remain eligible for vesting or exercise in accordance with their respective terms through the end of the consulting term.

On August 15, 2025, Mr. Leffler ceased to serve as Chief Financial Officer of the Company, and departed the Company on September 2, 2025 (the "Leffler Separation Date"). In connection with his departure, Mr. Leffler did not receive any additional compensation beyond what he was otherwise entitled to under the standard terms of our executive severance agreements in connection with an involuntary termination without cause. On October 1, 2025, in connection with his termination, we entered into a Separation Agreement and Release of Claims Agreement (the "Leffler Separation Agreement") with Mr. Leffler, details of which are disclosed below and in the Current Report on Form 8-K filed by us on October 7, 2025.

Further, on November 3, 2025, Ms. Ancona ceased to serve as Executive Vice President, Strategy and Transformation and departed from the Company. In connection with her departure, Ms. Ancona did not receive any additional compensation beyond what she was entitled to under the standard terms of our executive severance agreements in connection with an involuntary termination without cause. Consistent with our severance practices, we entered into a Separation Agreement and Release of Claims Agreement (the "Ancona Separation Agreement") with Ms. Ancona on November 5, 2025, details of which are described below.

The terms of the Diaz Consulting Agreement, the Leffler Separation Agreement and the Ancona Separation Agreement are set forth in more detail under "Narrative Disclosure to Summary Compensation Table and 2025 Grants of Plan-Based Awards Table" later in this proxy statement section.

Compensation Objectives

The primary objectives of our CHCC in establishing and maintaining our executive compensation programs are to:

•Attract and retain the best possible executive talent;

•Motivate our executive officers to enhance our growth and profitability;

•Increase long-term stockholder value; and

•Reward the executive officers for their contribution to our growth, profitability and increased stockholder value through the recognition of individual leadership, initiatives, achievements and other contributions.

The specific directives of the CHCC are to provide appropriate short- and long-term compensation and incentives, in the form of cash and equity, that motivate and reward the accomplishment of individual and corporate objectives and that align executive officer compensation with the creation of stockholder value. Though the greater weight in determining executive compensation will be given to objective financial metrics and Company performance, such as revenue, adjusted operating income, adjusted EPS, and relative total stockholder return, the CHCC has adopted and implemented a compensation plan where our executive officers’ short-term incentive award is based in part on a variety of factors set forth in individual strategic goals.

Role of Management in Our Compensation Program

Our management, including our Chief Executive Officer, supports the CHCC, attends portions of its meetings upon request, and performs various administrative functions at its request. Our Chief Executive Officer provides input to the CHCC on the effectiveness of our compensation program and makes specific recommendations as to the base salary amounts, short-term incentive award amounts, and equity incentive awards for the executive officers, other than for himself. At the end of each calendar year, our Chief Executive Officer evaluates the annual performance of each of our executive officers, including an assessment of the accomplishment of each executive officer’s individual strategic goals, and submits his calculations and recommendations to the CHCC which then determines a short-term incentive award amount for the concluding year, the base salary amount for the ensuing year, and long-term equity incentive compensation for each of the executive officers. The CHCC makes its review and determinations of the Chief Executive Officer's base salary, short-term incentive award, and long-term equity incentive compensation without any recommendations from him. Our Chief Executive Officer is excused from all meetings, and is not present, where decisions pertaining to his compensation are discussed, determined and approved by the CHCC.

Termination and Change-of-Control-Based Compensation

To address the possibility of a change of control of the Company, or an abrupt termination for business necessity, and the potential that the uncertainty and questions such possibility may raise among key personnel could result in the departure or distraction of key personnel to the detriment of us and our stockholders, we entered into a Severance and Change of Control Agreement with each of our executive officers. The terms of the Severance and Change of Control Agreements include:

•The change in ownership threshold required to constitute a change of control is 50%;

•Double-trigger vesting (i.e., change of control and termination required for accelerated vesting and cash severance benefits);

•Change of control severance payments of 1X salary and bonus (except, in the case of Mr. Raha, 2X salary and bonus);

•Benefit (COBRA) payments for a maximum of 12 months (except, in the case of Mr. Raha, 18 months); and

•Severance payments (1X salary and bonus) (except, in the case of Mr. Raha, 2X salary and bonus) and equity acceleration (two years of vesting) upon a termination without "Cause" or for "Good Reason" not in connection with a change of control.

We believe that the terms of our Severance and Change of Control Agreements are consistent with those maintained by others in our industry and therefore are important for attracting and retaining key executive officers who are critical to our long-term success. The potential benefits provided under the Severance and Change of Control Agreements are in addition to the current compensation arrangements we have with our executive officers.

For the payments each of our NEOs is entitled to receive upon termination, including termination incident to a change of control, see “Potential Payments Upon Termination or Change of Control” later in this proxy statement.

Risk Assessment and Mitigation

The CHCC has conducted an annual risk assessment of our compensation policies and practices for our employees and concluded that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The CHCC conducted its latest assessment in March 2026. For this purpose, we considered the compensation structure of the Company for its employees including executive officers, which is based on an annual salary, annual bonus (for bonus-eligible employees), sales commissions and bonuses (for sales staff and managers), and equity incentive compensation in the form of restricted stock unit grants. We do not believe that we offer any short-term incentives that would reasonably be expected to result in high-risk actions or conduct by our employees. For example, incentive compensation for executive officers in the form of an annual cash bonus are based on a predetermined formula and management objectives approved by the CHCC and is subject to a cap. In addition, annual cash bonus payments are based upon a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator. There is no unique operational division or group of employees who are specially compensated, or who, as a group, are responsible for a material portion of our revenues or profits. We do not believe that the awarding of long-term incentive compensation under our equity incentive compensation in the form of restricted stock units creates any undue compensation risks to the Company. Our long-term equity compensation awards have performance or vesting periods of three or four years, which encourages executive officers to focus on the long-term performance of the Company and its stock price. Additionally, we believe that we have appropriate internal controls that support the accurate and timely recognition of Company revenues. Accordingly, we believe that we have a balanced pay and performance program that does not promote undue or excessive risk taking.

Clawback Policy. On September 21, 2023, our Board adopted a Clawback Policy to comply with the clawback rules and listing standards promulgated by the SEC and Nasdaq Global Select Market, respectively. The Clawback Policy requires the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. We are required to seek reimbursement or forfeiture of any excess incentive-based compensation received by a current or former executive officer during the three completed calendar years immediately preceding the date on which we are required to prepare the accounting restatement. The amount of incentive-based compensation subject to recovery is the amount the covered executive received in excess of the amount of incentive-based compensation that would have been paid to the covered executive had it been based on the restated financial statements, as determined by our Board or the CHCC. Incentive-based compensation includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are determined and presented in accordance with the accounting principles used in preparing our financial statements and any measures derived wholly or in part from such measures, as well as non-GAAP measures, stock price, and total stockholder return. Incentive-based compensation may also include annual cash bonuses and time-based and performance-based restricted stock units.

Insider Trading Policy and Policy Regarding Hedging and Other Prohibited Transactions. Our Board has adopted an Insider Trading Policy (the "Insider Trading Policy") that applies to all trading or other transactions involving or related to our securities by our directors, officers, and employees and their related persons. Our Insider Trading Policy, among other things, prohibits insiders who are aware of material nonpublic information from transacting in our securities and recommending that others engage in transactions in our securities. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws. A copy of our Insider Trading Policy has been filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Our Insider Trading Policy also provides that no director, officer, or employee may engage in any of the following activities with respect to our securities:

•Purchasing a financial instrument, or engaging in any other similar transaction, including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative instruments, that are designed to, or that may reasonably be expected to have the effect of, hedging or offsetting any decrease in the market value of Company securities.

•Engaging in transactions involving Company derivative securities, including options, warrants, stock appreciation rights, convertible notes, Company-based option contracts, transactions in straddles or collars, writing puts or calls or similar rights whose value is derived from the value of the Company's common stock.

•Purchasing any Company security on margin, holding any Company security in a margin account, or pledging any Company security as collateral to secure or guarantee any indebtedness.

In addition, the Insider Trading Policy prohibits Section 16 officers and directors who purchase any Company security in the open market from selling any Company security during the six months following such purchase (or vice versa).

Although we have not adopted an insider trading policy governing our purchase, sale, and/or other disposition of our securities, as part of the oversight of risk, the Board, or one or more of its committees, approves any transaction, plan or arrangement by or with the Company with respect to our securities on a case-by-case basis, and as part of their procedures to review and approve any such transaction, plan or arrangement, the Board or committee consults with our Chief Legal Officer and/or outside legal counsel to ensure compliance with applicable insider trading laws, rules and regulations, and listing standards.

Stock Ownership Guidelines. The Board maintains stock ownership guidelines applicable to directors and executive officers, including our NEOs. The details of the stock ownership guidelines are outlined below.

Feature	Guidelines
Ownership Multiple
Director = 5x annual cash retainer
CEO = 6x annual base salary
Chief Operating Officer; Chief Commercial Officer; Chief Financial Officer: 3X annual base salary
Other Executive Officers = 2x annual base salary

Years to Meet Requirement	Five years from the date of election or appointment or initial adoption of the stock ownership guidelines.
Shares That Count Towards Requirement
Shares owned directly or indirectly, including restricted stock units subject to only time-based vesting requirements, restricted stock, stock owned by a spouse or minor child, and stock held beneficially in a trust. Unexercised options and unvested PSUs do not count towards the ownership requirement.

Calculation Method
Shares of common stock and other forms of ownership are valued at the common stock closing price as of the evaluation date. The evaluation date to determine common stock ownership at the end of each director's and executive officer's five-year phase-in period shall be measured as of the last day of the calendar year in which such phase-in period ends.

Restrictions on the Transfer of Shares Prior to Meeting Requirements
Individual is required to hold 50% of any shares of common stock acquired upon the vesting of restricted stock units and the exercise of stock options which have been awarded by the Company (excluding shares sold to fund tax liabilities associated with the receipt or vesting of equity-based awards) until the required ownership multiple is met.

If the required ownership multiple is not met at any time following the five-year phase-in period, the individual will be prohibited from selling any shares until the required ownership multiple is met and maintained (excluding shares sold to fund tax liabilities associated with the receipt or vesting of equity-based awards).

Compliance with the stock ownership guidelines is measured on the last day of each calendar year. As of December 31, 2025, all of our directors and executive officers were in compliance with the stock ownership requirements or have additional time to meet the applicable stock ownership requirements within the five-year period to achieve compliance.

2026 Executive Compensation Program for Named Executive Officers

The discussion below describes certain compensation actions recently taken by the CHCC with respect to our 2026 compensation program applicable to our NEOs. As described above, the CHCC retained WTW as the Company's new compensation consultant to help the CHCC make decisions regarding its 2026 compensation program. Our 2026 compensation program will be discussed more fully in our proxy statement for the 2027 Annual Meeting of Stockholders.

Base Salary. In December 2025, the CHCC increased the base salaries of our NEOs by an average of 3.5%. Mr. Raha's base salary increased 3.0% to $947,600, Mr. Wheeler's base salary increased 7.0% to $524,300, Mr. Verratti's base salary increased 3.0% to $679,800, Mr. Donnelly's base salary increased 3.0% to $576,800, and Dr. Muzzey's base salary increased 5.0% to $531,700. The base salary increases were effective as of February 1, 2026 for each NEO.

2026 Short-Term Incentive Program. In February 2026, the CHCC adopted the same quantitative performance metrics for the 2026 short-term incentive program as those used in the 2025 short-term incentive program. For 2026, however, the financial metrics have a threshold, target, stretch target, and maximum target for achievement criteria. In addition, the CHCC determined that the relative weighting of the quantitative metrics and individual strategic goals should generally remain the same as those used in the 2025 short-term incentive program.

2026 Long-Term Incentive Program. In March 2026, the CHCC granted long-term incentive awards to each of our NEOs (other than Mr. Diaz, Mr. Leffler, and Ms. Ancona). The awards granted were RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date. The CHCC plans to grant PSUs to each of our NEOs (other than Mr. Diaz, Mr. Leffler, and Ms. Ancona) in June 2026 in an amount equal to the same number of RSUs received by each NEO in March 2026.

Compensation and Human Capital Committee Report

In March 2026, the Compensation and Human Capital Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE:

Heiner Dreismann, Ph.D., Chair
Paul M. Bisaro
Lee N. Newcomer, M.D.
Daniel M. Skovronsky, M.D., Ph.D.

Summary Compensation Table

The following table shows the total compensation paid or accrued during 2025, 2024, and 2023, as indicated, to: (1) each person who served as our Chief Executive Officer or our Chief Financial Officer during the year ended December 31, 2025, (2) our three next most highly-compensated executive officers during the year ended December 31, 2025, who were serving as executive officers as of December 31, 2025, and (3) a former executive officer of the Company who was one of our three next most highly-compensated executive officers during the year ended December 31, 2025, but was not serving as an executive officer as of December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Samraat S. Raha President and Chief Executive Officer (5)	2025	$856,901	$—	$3,989,729	$814,660	$25,450	$5,686,740
	2024	$750,000	$—	$2,910,681	$706,500	$22,146	$4,389,327
	2023	$14,368	$500,000	$4,502,658	$—	$390	$5,017,416
Paul J. Diaz Former President and Chief Executive Officer (6)	2025	$418,103	$—	$—	$—	$270,534	$688,637
	2024	$1,120,875	$—	$11,113,514	$1,356,750	$39,461	$13,630,599
	2023	$1,086,750	$—	$9,796,451	$1,168,440	$56,718	$12,108,359
Benjamin R. Wheeler Chief Financial Officer (7)	2025	$408,493	$—	$759,229	$325,421	$14,754	$1,507,897
Scott J. Leffler Former Chief Financial Officer (8)	2025	$393,798	$—	$1,067,674	$—	$1,275,021	$2,736,493
	2024	$487,572	$400,000	$4,792,601	$428,539	$44,458	$6,153,170
Mark S. Verratti Chief Operating Officer (9)	2025	$622,883	$—	$2,058,069	$438,323	$25,976	$3,145,251
	2024	$552,344	$—	$2,646,082	$489,720	$24,072	$3,712,217
	2023	$495,781	$—	$1,959,282	$400,247	$19,779	$2,875,089
Brian J. Donnelly Chief Commercial Officer (10)	2025	$350,000	$450,000	$4,801,898	$371,910	$26,337	$6,000,145
Dale Muzzey, Ph.D. Chief Scientific Officer	2025	$506,400	$—	$1,121,054	$221,677	$13,781	$1,862,912
	2024	$499,350	$—	$2,222,701	$265,100	$18,727	$3,005,878
	2023	$443,750	$111,039	$1,415,045	$250,650	$11,066	$2,231,550
Margaret Ancona Former EVP, Strategy and Transformation (11)	2025	$330,850	$—	$800,754	$—	$763,561	$1,895,166

(1)During 2025, Mr. Donnelly received a sign-on bonus of $450,000, which was paid in May 2025. Mr. Donnelly's sign-on bonus or a portion thereof is subject to clawback in the event of a termination of his employment for certain reasons before the first and second anniversaries of the commencement of Mr. Donnelly's employment. During 2024, Mr. Leffler received a sign-on bonus of $400,000. During 2023, Dr. Muzzey received a one-time retention bonus of $111,039. In connection with the commencement of Mr. Raha's employment in December 2023, Mr. Raha received a sign-on bonus of $500,000, which was paid in January 2024.

(2)Amounts shown reflect the aggregate grant date fair value of restricted stock unit awards granted or modified in 2025, 2024, and 2023, in each case calculated in accordance with FASB ASC Topic 718. All stock awards, other than PSUs with market conditions, are based on the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the award. The PSUs with market conditions are based on a Monte Carlo valuation. For 2025, 2024, and 2023, amounts reflect the potential value of the restricted stock unit awards assuming the target level of performance associated with the award. For 2025, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Raha: $4,541,242, Mr. Wheeler: $948,144, Mr. Leffler: $1,251,513, Mr. Verratti: $2,310,847, Mr. Donnelly: $5,127,030, Dr. Muzzey: $1,314,082, and Ms. Ancona $938,630. For 2024, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Raha: $3,678,516, Mr. Diaz: $14,045,268, Mr. Leffler: $5,351,027, Mr. Verratti: $3,344,117 and Dr. Muzzey $2,809,047. For 2023, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Raha: $4,502,658, Mr. Diaz: $12,396,403, Mr. Verratti: $2,479,264, and Dr. Muzzey: $1,790,594. On April 30, 2025, in connection with their respective promotions to Chief Executive Officer and Chief Commercial Officer, Mr. Raha received an equity award of 141,050 PSUs and Mr. Verratti received an award of 105,785 PSUs. These awards vest based on the achievement of specified stock price milestones and were valued using a Monte Carlo valuation model resulting in a weighted-average value of $5.58. Similarly, on May 1, 2025, Mr. Donnelly received an initial equity award of 269,905 RSUs (vesting in four equal annual installments) and 236,167 PSUs subject the same stock price milestone conditions and Monte Carlo valuation ($5.58 weighted-average value). In accordance with the terms of these grants, no portion of these PSUs may vest earlier than one year from the grant date, and all vesting is subject to the executive's continued service through the applicable vesting date. The stock awards for Mr. Leffler during 2025 consist of 72,165 RSUs and 72,165 PSUs with an aggregate grant date fair value of $1,067,674 (of which 14,033 RSUs and all of the PSUs, with an aggregate grant date fair value of $491,172, were forfeited in connection with his departure from us). The stock awards for Ms. Ancona during 2025 consist of 54,124 RSUs and 54,123 PSUs with an aggregate grant date fair value of $800,754 (of which 7,517 RSUs and all of the PSUs, with an aggregate grant date fair value of $339,200, were forfeited in connection with her departure from us).

(3)For 2023, 2024 and 2025, the amounts reported in this column reflect the actual cash incentive awards paid.

(4)During 2025, Mr. Diaz received paid commuting expenses of $5,557 and $250,000 in consulting fees under the Diaz Consulting Agreement. During 2025, Mr. Donnelly received paid commuting expense of $3,598. During 2025, Mr. Leffler received (i) paid commuting expenses of $20,238 and (ii) a lump sum separation payment of $1,239,384 paid in connection with his departure on September 2, 2025, pursuant to the terms of the Leffler Separation Agreement. During 2025, Ms. Ancona received (i) paid commuting expenses of $6,422, (ii) a lump sum separation payment of $739,411 paid in connection with her departure on November 3, 2025, pursuant to the terms of the Ancona Separation Agreement, and (iii) $2,917 in COBRA premium payments. Amounts shown for 2025 for each NEO include short-term and long-term disability insurance premium payments, life insurance premium payments, tax "gross-up" payments with respect to certain expenses associated with attendance by our NEOs (other than Mr. Diaz, Mr. Wheeler, Mr. Leffler, Dr. Muzzey, and Ms. Ancona) at our annual President's Club event to recognize our highest performing sales employees, and contributions made under our Health Savings Account and 401(k) plans on behalf of each NEO. Each of our NEOs (other than Mr. Wheeler, Mr. Donnelly, Dr. Muzzey, and Ms. Ancona) received $14,000 in matching contributions under our 401(k) plan during 2025. Each of Mr. Wheeler, Mr. Donnelly, and Dr. Muzzey received $11,750, and Ms. Ancona received $13,287 in matching contributions under our 401(k) plan during 2025.

(5)Mr. Raha was promoted to President and Chief Executive Officer effective April 30, 2025.

(6)Mr. Diaz resigned from his position as President and Chief Executive Officer effective April 30, 2025. Thereafter, Mr. Diaz transitioned to providing consulting services to the Company and received a monthly consulting fee of $31,250.

(7)Mr. Wheeler was promoted to Chief Financial Officer effective August 16, 2025.

(8)Mr. Leffler departed from his position as Chief Financial Officer effective August 15, 2025.

(9)Mr. Verratti was promoted to Chief Operating Officer effective April 30, 2025.

(10)Mr. Donnelly commenced employment with the Company as Chief Commercial Officer on May 1, 2025.

(11)Ms. Ancona departed from her position as Executive Vice President, Strategy and Transformation effective November 3, 2025.

2025 Grants of Plan-Based Awards

The following tables show information regarding grants of non-equity and equity awards that we made during the year ended December 31, 2025 to each of the executive officers (except for Mr. Diaz, who resigned from his position as President and Chief Executive officer, effective April 30, 2025, and did not receive any such awards) named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# of units) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Samraat S. Raha	Short-term Cash Incentive Bonus		460,000	920,000	1,380,000
	Time-Based RSUs	3/13/2025							216,495	$2,100,002
	PSUs	4/30/2025					141,050 (5)			$786,707
	PSUs	6/5/2025				162,371	216,495	324,743		$1,103,020
Benjamin R. Wheeler	Short-term Cash Incentive Bonus		183,750	367,500	551,250
	Time-Based RSUs	3/13/2025							4,000	$38,800
	Time-Based RSUs	8/16/2025							60,000 (6)	$342,600
	PSUs	6/5/2025				3,000	4,000	6,000		$20,379
	PSUs	8/16/2025				45,000	60,000	90,000		$357,450
Scott J. Leffler	Short-term Cash Incentive Bonus		206,250	412,500	618,750
	Time-Based RSUs	3/13/2025							72,165	$700,001
	PSUs	6/5/2025				54,124	72,165	108,248		$367,673
Mark Verratti	Short-term Cash Incentive Bonus		247,500	495,000	742,500
	Time-Based RSUs	3/13/2025							99,227	$962,502
	PSUs	4/30/2025					105,785 (5)			$590,016
	PSUs	6/5/2025				74,420	99,227	148,841		$505,551
Brian J. Donnelly	Short-term Cash Incentive Bonus		210,000	420,000	630,000
	Time-Based RSUs	5/1/2025							269,905 (7)	$1,924,423
	Time-Based RSUs	5/1/2025							127,629 (8)	$909,995
	PSUs	5/1/2025					236,167 (5)			$1,317,222
	PSUs	6/5/2025				95,722	127,629	191,444		$650,258
Dale Muzzey, Ph.D.	Short-term Cash Incentive Bonus		126,600	253,200	379,800
	Time-Based RSUs	3/13/2025							75,773	$734,998
	PSUs	6/5/2025				56,830	75,773	113,660		$386,056
Margaret Ancona	Short-term Cash Incentive Bonus		96,250	192,500	288,750
	Time-Based RSUs	3/13/2025							54,124	$525,003
	PSUs	6/5/2025				40,592	54,123	81,185		$275,751

(1)The amounts represent the threshold, target, and maximum estimated payouts for awards granted under our 2025 short-term cash incentive program. The actual value of the bonuses paid to our NEOs for 2025 can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding 2025 short-term cash incentive program, please see the section above entitled “Compensation Discussion and Analysis - 2025 Named Executive Officer Compensation—Short-Term Incentive Awards”.

(2)The amounts represent the threshold, target and maximum number of our shares that may be awarded with respect to the PSUs awarded to our NEOs on June 5, 2025 and with respect to the PSUs awarded to Mr. Wheeler on August 16, 2025. Performance is based on revenue and adjusted EPS targets and relative total stockholder return measured against the IXHC using the 20-trading day average at the beginning and end of the measurement period. The revenue and adjusted EPS metrics will be measured based on results for the year ended December 31, 2027 and the measurement period for the relative total stockholder return metric is January 1, 2025 to December 31, 2027. To the extent that the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 13, 2028.

(3)Except where otherwise noted, the amounts represent the number of time-based RSUs granted to our NEOs on March 13, 2025. 33.3% of these RSUs vested on March 13, 2026 and the remaining RSUs vest 33.3% on March 13, 2027 and 33.3% on March 13, 2028.

(4)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 13, 2025, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 13, 2025 of $9.70, (b) in the case of PSUs that vest based on performance and market conditions that were granted on June 5, 2025, are based on a weighted-average value per award of $5.09 (67% of the PSUs have a performance condition based on the closing price of our common stock on the Nasdaq Global Select Market on June 5, 2025 of $4.92 and the other 33% of the PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $5.45), (c) in the case of PSUs that vest based on performance and market conditions that were granted on August 16, 2025, are based on a weighted-average value per award of $5.96 (67% of the PSUs have a performance condition based on the closing price of our common stock on the Nasdaq Global Select Market on August 16, 2025 of $5.71 and the other 33% of the PSUs have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $6.46), (d) in the case of PSUs granted to Mr. Raha, Mr. Verratti, and Mr. Donnelly that vest based on achievement of specified stock price milestones that were granted on April 30, 2025 and May 1, 2025, are based on a weighted-average value per award of $5.58 (100% of the PSUs have a market condition and are valued using a Monte Carlo valuation model), (e) in case of the RSUs granted to Mr. Donnelly on May 1, 2025, are based on the closing price of our common stock on the Nasdaq Global Select Market on May 1, 2025 of $7.13, and (f) in case of the RSUs granted to Mr. Wheeler on August 16, 2025, are based on the closing price of our common stock on the Nasdaq Global Select Market on August 16, 2025 of $5.71.

(5)Represents the number of shares that may be awarded with respect to the PSUs awarded to Mr. Raha and Mr. Verratti on April 30, 2025 and to Mr. Donnelly on May 1, 2025. Performance is based on achievement of specified stock price milestones and the PSUs are valued using a Monte Carlo valuation model which resulted in a weighted-average value of $5.58. These PSUs will vest in 25% increments upon the achievement of each of four stock price milestones, subject to the executive's continued service through the applicable vesting date; provided; however, that no portion of the PSUs may vest earlier than April 30, 2026 for Mr. Raha and Mr. Verratti and May 1, 2026 for Mr. Donnelly.

(6)Represents time-based RSUs granted to Mr. Wheeler on August 16, 2025 in connection with his appointment as Chief Financial Officer. These RSUs vest 33% on August 16, 2026, 33% on August 16, 2027, and 33% on August 16, 2028.

(7)Represents time-based RSUs granted to Mr. Donnelly on May 1, 2025 as an initial equity award in connection with his appointment as Chief Commercial Officer. These RSUs vest 25% on May 1, 2026, 25% on May 1, 2027, 25% on May 1, 2028, and 25% on May 1, 2029.

(8)Represents time-based RSUs granted to Mr. Donnelly on May 1, 2025 as an initial annual equity award in connection with his appointment as Chief Commercial Officer. These RSUs vest 33% on May 1, 2026, 33% on May 1, 2027, and 33% on May 1, 2028.

Narrative Disclosure to Summary Compensation Table and 2025 Grants of Plan-Based Awards Table

We have entered into standard form employment agreements with each of our NEOs who are currently employed by us. Pursuant to these standard form employment agreements, which have no defined term, either party may terminate employment without cause at any time upon a specified period of written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and includes standard restrictive covenants. Since the dates we entered into each of these employment agreements with our NEOs, the compensation paid to each NEO may have been increased and additional equity awards may have been granted, the most recent of which are discussed below.

We have also entered into a Severance and Change of Control Agreement with each NEO who is currently employed by us. These agreements, which are discussed below under “Potential Payments Upon Termination or Change of Control” later in this proxy statement, provide certain benefits to each NEO upon a change-of-control transaction and/or termination of employment with us.

Mr. Raha was appointed to the position of President and Chief Executive Officer effective as of April 30, 2025, and in connection with his appointment, we entered into the Raha Employment Agreement with Mr. Raha. Prior to his appointment as President and Chief Executive Officer, Mr. Raha served as Chief Operating Officer, a position he held since December 2023. As determined by our CHCC, Mr. Raha received a salary of $856,901 for 2025. His incentive cash bonus for 2025 was $814,660. On March 13, 2025, Mr. Raha was granted 216,495 RSUs, which are subject to time-based vesting requirements (33.3% each year over a three-year period). On April 30, 2025, in connection with his promotion to Chief Executive Officer, Mr. Raha received a one-time grant of 141,050 PSUs subject to performance-based vesting in four equal installments based upon the achievement of certain stock price targets, provided that no portion of these PSUs may vest earlier than April 30, 2026. On June 5, 2025, Mr. Raha was granted 216,495 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

Mr. Diaz was appointed to the position of President and Chief Executive Officer on August 13, 2020, and entered into an employment agreement with us at that time. On February 24, 2025, Mr. Diaz notified the Board that he would step down from his position as our President and Chief Executive Officer, and resign from the Board, in each case, effective as of the Transition Effective Date. In connection with Mr. Diaz's voluntary resignation, we entered into the Diaz Consulting Agreement with Mr. Diaz under which Mr. Diaz agreed to serve as an advisor to the Company to help ensure a smooth transition of his duties until April 30, 2026. Pursuant to the Diaz Consulting Agreement, Mr. Diaz is entitled to receive (i) a consulting fee of $375,000 (payable in 12 equal monthly installments over the consulting term) and (ii) each of Mr. Diaz’s outstanding equity awards, including the time-based and performance based non-qualified stock options originally granted as inducement awards outside of the Company’s 2017 Plan, remain eligible for vesting through the end of the consulting term and remain exercisable in accordance with their respective terms under the applicable inducement award agreements and the Company’s 2017 Plan.

Mr. Wheeler joined Myriad in 2011 and served in various roles of increasing responsibility over the past thirteen years, including as Vice President, Corporate Controller, from December 2014 to June 2018. He was appointed Senior Vice President, Accounting in June 2018 and served in that role until July 2020, when he was appointed Senior Vice President of Finance and Treasurer. In June 2022, he was appointed Chief Financial Officer, Operations, and in August 2025, he was promoted to Chief Financial Officer. As determined by our CHCC, he received a salary of $408,493 for 2025. His incentive bonus for 2025 was $325,421. On March 13, 2025, Mr. Wheeler was granted 4,000 RSUs, which are subject to time-based vesting requirements (33.3% each year over a three-year period). On June 5, 2025, Mr. Wheeler was granted 4,000 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027. On August 16, 2025, in connection with his promotion to Chief Financial Officer, Mr. Wheeler was granted 60,000 RSUs, which are subject to time-based vesting requirements (33.3% each year over a three-year period), and 60,000 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

Mr. Leffler was appointed to the position of Chief Financial Officer on January 29, 2024, and entered into an employment agreement with us in connection therewith. Pursuant to the terms of Mr. Leffler's employment agreement, Mr. Leffler received an annual base salary during 2025 of $393,798. On March 13, 2025, Mr. Leffler was granted 72,165 RSUs, which were subject to time-based vesting requirements (33.3% each year over a three-year period). On June 5, 2025, Mr. Leffler was granted 72,165 PSUs, which were subject to the achievement of revenue and adjusted EPS targets results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

On August 15, 2025, Mr. Leffler ceased to serve as Chief Financial Officer and departed the Company on the Leffler Separation Date. In connection with his departure, Mr. Leffler did not receive any additional compensation beyond what he was otherwise entitled to under the standard terms of our executive severance agreements in connection with an involuntary termination without cause. On October 1, 2025, the Company entered into the Leffler Separation Agreement with Mr. Leffler pursuant to which Mr. Leffler received a lump sum severance payment of $1,239,384. In addition, all outstanding time-based equity awards previously granted to Mr. Leffler that were scheduled to vest on or before the date two years following the Leffler Separation Date were accelerated, provided that any annual vesting installments were deemed to vest in monthly installments over such two-year period. This resulted in the vesting of 165,461 shares, which included 58,132 of the RSUs granted on March 13, 2025. The remaining 14,033 RSUs from the March 13, 2025 grant were forfeited upon his departure. These accelerated shares had a value of $1,141,681 based on the $6.90 closing price of our common stock on the Leffler Separation Date. All 72,165 PSUs granted to Mr. Leffler on June 5, 2025, were forfeited upon his departure. However, 46,904 PSUs originally granted to Mr. Leffler on March 14, 2024, remain outstanding and eligible to vest based on actual performance through the end of the applicable performance period, provided that the performance conditions are satisfied on or before the date two years following the Leffler Separation Date, such award will, to the extent so earned, vest to the extent scheduled to vest within such two-year period. The foregoing severance and other consideration payable to Mr. Leffler is being made pursuant to the terms of Mr. Leffler's Severance and Change of Control Agreement.

Mr. Verratti was appointed to the position of President of Myriad Neuroscience on August 1, 2017, and entered into the Company's standard form of employment agreement at that time. Mr. Verratti was later appointed to the position of President of Myriad Autoimmune on May 1, 2020, a position he held until we sold our Autoimmune business on September 13, 2021. Prior to his appointment as Chief Commercial Officer on April 14, 2022, Mr. Verratti also served as President, Mental Health following the sale of the Company's Autoimmune business. On February 24, 2025, Mr. Verratti was appointed Chief Operating Officer, and in connection with his new appointment, we entered into the Verratti Employment Agreement with Mr. Verratti with a commencement date of April 30, 2025. As determined by our CHCC, Mr. Verratti received a salary of $622,883 for 2025. His incentive cash bonus for 2025 was $438,323. On March 13, 2025, Mr. Verratti was granted 99,227 RSUs, which are subject to time-based vesting requirements (33.3% each year over a three-year period). On April 30, 2025, in connection with his promotion to Chief Operating Officer, Mr. Verratti received a one-time grant of 105,785 PSUs subject to performance-based vesting in four equal installments based upon the achievement of certain stock price targets, provided that no portion of these PSUs will vest earlier than April 30, 2026. On June 5, 2025, Mr. Verratti was granted 99,227 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

Mr. Donnelly was appointed Chief Commercial Officer on May 1, 2025, and entered into an employment agreement with the Company at that time. Pursuant to the terms of his employment agreement, Mr. Donnelly received a salary of $350,000 for 2025. He also received a sign-on bonus in the amount of $450,000, paid in May 2025. The sign-on bonus is subject to full or partial clawback in the event of termination for certain reasons before the first and second anniversaries of the commencement of Mr. Donnelly's employment. On May 1, 2025, Mr. Donnelly received an initial equity award of 269,905 RSUs, which vest in four equal installments beginning on the first anniversary of the grant date, subject to his continued employment with us. He also received 236,167 PSUs on May 1, 2025, which are subject to performance-based vesting in four equal installments based upon the achievement of certain stock price targets, provided that no portion will vest earlier than May 1, 2026. Additionally, Mr. Donnelly was granted 127,629 RSUs on May 1, 2025, subject to time-based vesting requirements (33.3% each year over a three-year period). On June 5, 2025, he was granted 127,629 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

Dr. Muzzey joined the predecessor to Myriad Women's Health in 2014 and served in various roles, including as Senior Director, Scientific Affairs. He was appointed Senior Director of Clinical Development in August 2018 and served in that role until September 2019, when he was appointed Vice President of Bioinformatics, a position he held until December 2021. In January 2022, he was appointed Senior Vice President, R&D and Interim Chief Scientific Officer. On April 14, 2022, he was promoted to Chief Scientific Officer. As determined by our CHCC, he received a salary of $506,400 for 2025. His incentive bonus for 2025 was $221,677. On March 13, 2025, Dr. Muzzey was granted 75,773 RSUs, which are subject to time-based vesting requirements (33.3% each year over a three-year period). On June 5, 2025 Dr Muzzey was granted 75,773 PSUs, which are subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

Ms. Ancona joined the Company in January 2021 and served in various roles, including Senior Vice President, Chief of Staff until May 2025 when she was appointed Executive Vice President, Strategy and Transformation. As determined by our CHCC, she received a salary of $330,850 for 2025. On March 13, 2025, Ms. Ancona was granted 54,124 RSUs, which were subject to time-based vesting requirements (33.3% each year over a three-year period). On June 5, 2025, Ms. Ancona was granted 54,123 PSUs, which were subject to the achievement of revenue and adjusted EPS targets based on results for the year ended December 31, 2027 and relative total stockholder return targets over a three-year measurement period ending December 31, 2027.

On November 3, 2025, Ms. Ancona ceased to serve as Executive Vice President, Strategy and Transformation and departed from the Company. In connection with her departure, Ms. Ancona did not receive any additional compensation beyond what she was entitled to under the standard terms of our executive severance agreements in connection with an involuntary termination without cause. Consistent with our severance practices, we entered into the Ancona Separation Agreement with Ms. Ancona, pursuant to which Ms. Ancona received a lump sum severance payment of $739,411. In addition, all outstanding time-based equity awards previously granted to Ms. Ancona that were scheduled to vest on or before the date two years following the Ancona Separation Date were accelerated, provided that any annual vesting installments were deemed to vest in monthly installments over such two-year period. This resulted in the vesting of 81,302 RSUs, which included 46,607 of the RSUs granted on March 13, 2025. The remaining 7,517 RSUs from the March 13, 2025 grant were forfeited upon her departure. These accelerated shares had a value of $665,050 based on the $8.18 closing price of our common stock on the Ancona Separation Date. All 54,123 PSUs granted to Ms. Ancona on June 5, 2025, were forfeited upon her departure. Furthermore, pursuant to the terms of the Ancona Separation Agreement, certain prior-year performance-based awards remain outstanding and eligible to vest based on actual performance results. Specifically, 35,178 PSUs originally granted to Ms. Ancona on March 14, 2024 and 16,418 PSUs originally granted to Ms. Ancona on March 15, 2023, remain outstanding and eligible to vest through the end of the applicable performance period.

Outstanding Equity Awards at 2025 Year End

The following table shows the grants of stock options, RSUs and PSUs outstanding as of December 31, 2025, to each of our NEOs.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
Samraat S. Raha	12/11/2023					118,180	$726,807
	03/14/2024					42,996	$264,425
	03/14/2024							64,493	$396,632
	03/13/2025					216,495	$1,331,444
	04/30/2025							141,050 (6)	$867,458
	06/05/2025							216,495	$1,331,444
Paul J. Diaz	08/13/2020	342,040 (1)		$13.38	08/13/2027
	08/13/2020	203,452 (2)	135,636 (2)	$13.38	08/13/2027
	03/22/2022					43,286	$266,209
	03/15/2023					65,674	$403,895
	03/15/2023							197,023	$1,211,691
	03/14/2024					164,165	$1,009,615
	03/14/2024							$246,247	$1,514,419
Benjamin R. Wheeler	03/22/2022					1,250	$7,688
	09/21/2022					2,500	$15,375
	03/15/2023					1,999	$12,294
	03/15/2023							6,000	$36,900
	09/21/2023					3,333	$20,498
	03/14/2024					5,000	$30,750

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
	03/14/2024							7,500	$46,125
	03/13/2025					4,000	$24,600
	06/05/2025							4,000	$24,600
	08/16/2025					60,000	$369,000
	08/16/2025							60,000	$369,000
Scott J. Leffler	03/14/2024							46,904	$288,460
Mark S. Verratti	03/22/2022					4,809	$29,575
	04/14/2022					2,500	$15,375
	03/15/2023					13,134	$80,774
	03/15/2023							39,404	$242,335
	03/14/2024					39,087	$240,385
	03/14/2024							58,630	$360,575
	03/13/2025					99,227	$610,246
	04/30/2025							105,785 (6)	$650,578
	06/05/2025							99,227	$610,246
Brian J. Donnelly	05/01/2025					269,905	$1,659,916
	05/01/2025					127,629	$784,918
	05/01/2025							236,167 (6)	$1,452,427
	06/05/2025							127,629	$784,918
Dale Muzzey, Ph.D.	12/08/2021					750	$4,613
	03/22/2022					4,004	$24,625
	04/14/2022					1,875	$11,531
	03/15/2023					9,486	$58,339
	03/15/2023							28,459	$175,023
	03/14/2024					32,833	$201,923
	03/14/2024							49,249	$302,881
	03/13/2025					75,773	$466,004
	06/05/2025							75,773	$466,004
Margaret Ancona	03/15/2023							16,418	$100,971
	03/14/2024							35,178	$216,345

(1)Represents time-based non-qualified stock options for the purchase of 342,040 shares of common stock, which options have fully vested in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date of August 13, 2020. 85,510 time-based non-qualified stock options vested on August 13, 2024, 85,510 time-based non-qualified stock options vested on August 13, 2023, 85,510 time-based non-qualified stock options vested on August 13, 2022, and 85,510 time-based non-qualified stock options vested on August 13, 2021.
(2)Represents performance-based non-qualified stock options for the purchase of 339,088 shares of common stock, which options vest in five equal installments upon the achievement of five stock price milestones, three of which have been achieved. Achievement of each applicable milestone is based on the average of the closing prices of common stock for a period of 20 consecutive trading days exceeding the applicable milestone stock price. 20% of the options vested upon the achievement of each of the following milestones: a stock price that exceeded $20.07, $26.76, and $33.45. 20% of the options will vest upon achievement of a stock price that exceeds $40.14 and the remaining 20% of the options will vest upon achievement of a stock price that exceeds $46.83. The achievement of the applicable milestone stock prices must be completed by August 13, 2027, which is also the date the options expire, unless Mr. Diaz ceases to be employed by us or providing services to us, in which case, the options are subject to earlier termination.
(3)Restricted stock units granted vest 25% or 33.3% per year beginning no earlier than the first anniversary of the grant date on which the restricted stock units were granted.
(4)The market value of restricted stock unit awards is determined by multiplying the number of shares by $6.15, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2025, the last trading day of 2025.
(5)Represents PSUs granted (at target performance level) on March 15, 2023, March 14, 2024, June 5, 2025, and August 16, 2025 to certain of our NEOs. The performance metrics for the 2023 PSUs consist of revenue and adjusted EPS measured based on results for the year ended December 31, 2025 and relative total stockholder return for the period from January 1, 2023 to December 31, 2025. To the extent that the 2023 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 15, 2026. The performance metrics for the 2024 PSUs consist of revenue and adjusted EPS measured based on results for the year ended December 31, 2026 and relative total stockholder return for the period from January 1, 2024 to December 31, 2026. To the extent that the 2024 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 14, 2027. The performance metrics for the 2025 PSUs consist of revenue and adjusted EPS measured based on results for the year ended December 31, 2027 results and relative total stockholder return for the period from January 1, 2025 to December 31, 2027. To the extent that the 2025 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 13, 2028. However, any outstanding PSUs granted to Mr. Leffler and Ms. Ancona will vest in accordance with the terms of the Leffler Separation Agreement and the Ancona Separation Agreement, respectively, as described under "Narrative Disclosure to Summary Compensation Table and 2025 Grants of Plan-Based Awards" above.

(6)Represents performance-based restricted stock units that vest in four equal installments upon the achievement of four stock price milestones, provided that no portion of these units may vest earlier than the first anniversary of the grant date. Achievement of each milestone is based on the average of the closing prices of our common stock over 20 consecutive trading days exceeding the applicable milestone price. 25% of the shares vest upon the achievement of each of the following stock price milestones: $11.12, $14.82, $18.53, and $22.23. Vesting is generally subject to continued service through the date the milestone is achieved.

2025 Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and the vesting of restricted stock units held by our NEOs during the year ended December 31, 2025. Because Mr. Donnelly joined us on May 1, 2025, none of his restricted stock units vested during the year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Samraat S. Raha	80,588	$647,842
Paul J. Diaz	404,416	$4,054,113
Benjamin R. Wheeler	18,347	$170,596
Scott J. Leffler	210,539	$1,805,673
Mark S. Verratti	64,760	$639,498
Dale Muzzey, Ph.D.	45,823	$459,319
Margaret Ancona	118,240	$911,258
(1)Amounts shown in this column represent the market value of restricted stock units upon vesting as determined by multiplying the number of shares (a) by $13.71, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to January 1, 2025, for shares which vested on that date, (b) by $12.54, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to January 29, 2025, for shares which vested on that date, (c) by $11.74, the closing price of our common stock on the Nasdaq Global Select Market on February 25, 2025, for shares which vested on that date, (d) by $10.07, the closing price of our common stock on the Nasdaq Global Select Market on March 14, 2025, for shares which vested on that date, (e) by $10.07, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to March 15, 2025, for shares which vested on that date, (f) by $10.01, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to March 22, 2025, for shares which vested on that date, (g) by $9.98, the closing price of our common stock on the Nasdaq Global Select Market on March 24, 2025, for shares which vested on that date, (h) by $8.08, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to April 14, 2025, for shares which vested on that date, (i) by $7.77, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to September 22, 2025, for shares which vested on that date, (j) by $7.73, the closing price of our common stock on the Nasdaq Global Select Market on October 1, 2025, for shares which vested on that date, (k) by $6.58, the closing price of our common stock on the Nasdaq Global Select Market on November 5, 2025, for shares which vested on that date, (l) by $7.30, the closing price of our common stock on the Nasdaq Global Select Market on December 11, 2025, for shares which vested on that date, and (m) by $6.55, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to December 25, 2025, for shares which vested on that date.

Potential Payments Upon Termination or Change of Control

Severance and Change of Control Agreements

We have entered into Severance and Change of Control Agreements (the "Severance and Change of Control Agreements") with each of our executive officers.

Under the terms of the Severance and Change of Control Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for “Good Reason” (each is defined in the agreement and set forth below), then the executive officer will receive:

•(i) an amount equal to the executive’s then-current annual base salary (or in the case of Mr. Raha, 2.0X his then-current annual base salary), the executive’s then-current target annual bonus (or in the case of Mr. Raha, 2.0X his annual bonus) and any compensation previously deferred; (ii) a prorated portion of the executive’s target annual bonus for the then-current year, based on the portion of the year worked prior to the separation date; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) reimbursement for continued medical benefits until the earlier of 12 months (or in the case of Mr. Raha, 18 months) after the date of termination or the date the executive begins employment with another employer.

If the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for ‘‘Good Reason’’, within three months before or 24 months after a “Change of Control” (as defined in the agreement and set forth below), then the executive officer will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in the Severance and Change of Control Agreements:

•“Cause” means: (i) employee’s gross negligence in the performance of employee’s duties to the Company; (ii) employee’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) employee’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between employee and the Company; (iv) employee’s commission of a felony or of a crime involving moral turpitude; (v) employee’s willful and material failure to comply with lawful directives of the Board; or (vi) employee’s willful and material breach of a material provision of any employment agreement between employee and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides employee with written notice that the Company intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in subsection (v) or (vi) is capable of being cured, employee has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in employee’s duties, authority or responsibilities; (ii) a material diminution in employee’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive officer base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the Severance and Change of Control Agreement; or (iii) a material breach by the Company of the Severance and Change of Control Agreement or any other agreement between the Company and employee; provided that (A) employee provides the Company with written notice that employee intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that employee alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) employee terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of the Severance and Change of Control Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

•“Change of Control” means the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of the effective date of the Severance and Change of Control Agreement or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Death or Disability

In accordance with the Severance and Change of Control Agreements for our executive officers, if an executive officer's employment is terminated due to death or disability, then the executive officer (or their estate) will receive:

•A lump-sum payment in an amount equal to the pro-rated portion of the executive officer's target annual bonus for the year in which the separation occurs, based on the portion of the year worked prior to separation; and

•Pro-rata vesting of the executive officer's time-based equity awards based on the period of employment between the most recent vesting date prior to the separation date and the separation date, including any time-based vesting of performance-based awards that the CHCC determines to have been earned.

Summary of Potential Payments

The following table summarizes the potential payments to Mr. Raha, Mr. Wheeler, Mr. Verratti, Mr. Donnelly, and Dr. Muzzey under the Severance and Change of Control Agreements, in connection with (i) a termination without Cause or a separation for Good Reason following a Change of Control, (ii) a termination without Cause or a separation for Good Reason independent of a Change of Control or (iii) a termination due to death or disability, in each case assuming such termination or separation occurred as of December 31, 2025.

On (i) February 24, 2025, we entered into the Diaz Consulting Agreement with Mr. Diaz, (ii) October 1, 2025, we entered into the Leffler Separation Agreement with Mr. Leffler and (iii) November 5, 2025, we entered into the Ancona Separation Agreement with Ms. Ancona, each of which provided for the separation benefits to the respective executive officer as set forth under "Narrative Disclosure to Summary Compensation Table and 2025 Grants of Plan-Based Awards Table" above, which disclosure is incorporated herein by reference.

Named Executive Officer	Executive Benefits and Payments Upon Termination	Change of Control and Involuntary Termination Without Cause or for Good Reason ($) (1)	Involuntary Termination Without Cause or for Good Reason ($) (1)	Death or Disability ($) (1)
	Base salary	$1,840,000	$1,840,000	$—
	Bonus	$1,840,000	$1,840,000	$920,000
Samraat S. Raha	RSU and PSU acceleration (2)	$4,918,210	$3,475,812	$432,021
	COBRA benefits	$52,292	$52,292	$—
	Total	$8,650,503	$7,208,105	$1,352,021
	Base salary	$490,000	$490,000	$—
	Bonus	$735,000	$735,000	$367,500
Benjamin R. Wheeler	RSU and PSU acceleration (2)	$956,829	$479,180	$133,889
	COBRA benefits	$34,862	$34,862	$—
	Total	$2,216,691	$1,739,041	$501,389
	Base salary	$660,000	$660,000	$—
	Bonus	$990,000	$990,000	$495,000
Mark S. Verratti	RSU and PSU acceleration (2)	$2,840,088	$2,178,990	$335,722
	COBRA benefits	$34,862	$34,862	$—
	Total	$4,524,950	$3,863,851	$830,722
	Base salary	$560,000	$560,000	$—
	Bonus	$840,000	$840,000	$420,000
Brian J. Donnelly	RSU and PSU acceleration (2)	$4,682,180	$3,200,360	$394,697
	COBRA benefits	$34,862	$34,862	$—
	Total	$6,117,041	$4,635,222	$814,697
	Base salary	$506,400	$506,400	$—
	Bonus	$506,400	$506,400	$253,200
Dale Muzzey, Ph.D.	RSU and PSU acceleration (2)	$1,710,942	$1,193,162	$240,475
	COBRA benefits	$34,862	$34,862	$—
	Total	$2,758,604	$2,240,823	$493,675

(1)The value of the vesting acceleration for restricted stock units was calculated by multiplying the number of restricted stock units subject to acceleration as of December 31, 2025 by the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2025, the last trading day of 2025, of $6.15.

(2)PSUs for Mr. Raha, Mr. Wheeler, Mr. Verratti, Mr. Donnelly, and Dr. Muzzey with unsatisfied performance conditions were assumed to vest at target. In the case of a termination without Cause or a separation for Good Reason independent of a Change of Control, vesting of RSUs and, if applicable, PSUs for Mr. Raha, Mr. Wheeler, Mr. Verratti, Mr. Donnelly, and Dr. Muzzey were accelerated by two years from December 31, 2025, on a monthly basis.

CEO Pay Ratio

The following is a reasonable estimate prepared under the SEC rules of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. We determined that as of December 31, 2025, our employee population consisted of 2,675 employees, 2,663 of which are U.S. employees and 12 of which are international employees. Of the 12 international employees, six are located in Japan, four in Germany, one in Austria, and one in the United Kingdom. All international employees were excluded in the 5% de minimis exemption adjustment as permitted by SEC rules. We then selected our median employee based on the W-2 calculated income of our U.S. employees for the year ending on December 31, 2025.

The total 2025 compensation of the employee identified as our median employee (excluding our Chief Executive Officer) was $97,407 for the year ended December 31, 2025. The total 2025 compensation of Mr. Raha, our Chief Executive Officer effective as of April 30, 2025, for purposes of determining the CEO Pay Ratio was $5,820,074 for the year ended December 31, 2025. The total compensation of Mr. Raha for purposes of computing the CEO Pay Ratio was determined by taking the total compensation paid to or earned by Mr. Raha for his service as our Chief Executive Officer during 2025, plus the estimated amount of compensation that he reasonably would have received if he had served as Chief Executive Officer for all of 2025. The total compensation of Mr. Raha for purposes of computing the CEO Pay Ratio differs from the total compensation of Mr. Raha reflected in the Summary Compensation Table due to (i) not including the salary Mr. Raha earned in 2025 while serving as Chief Operating Officer and (ii) including the estimated salary Mr. Raha would have earned as Chief Executive Officer if he had started serving in that capacity as of January 1, 2025. Based on the foregoing information, for 2025, the ratio of the total 2025 compensation of our Chief Executive Officers to the total 2025 compensation of our median employee was estimated to be 60 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies prescribed by the SEC. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Using consistently applied measures, we did not make any assumptions, adjustments or estimates with respect to base pay in determining the median employee and we did not annualize compensation for any employee not employed for the entire year.

Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio calculated may not be comparable to the CEO pay ratio presented by other companies.

Pay Versus Performance

The table below shows the compensation of our principal executive officer (PEO), who is the person(s) acting as our President and Chief Executive Officer during the particular period, the average compensation of the other named executive officers, excluding the PEO, and certain Company performance metrics for 2025, 2024, 2023, 2022, and 2021.

Year	Summary Compensation Table Total for First PEO[1] $	Summary Compensation Table Total for Second PEO[1] $	Compensation Actually Paid to First PEO[1,2,3] $	Compensation Actually Paid to Second PEO[1,2,3] $	Average Summary Compensation Table Total for Non-PEO NEOs[1] $	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] $	Value of Initial Fixed $100 Investment on December 31, 2020 Based on:		Net Income (Loss) $ (millions)	Revenue[6] $ (millions)
							Total Shareholder Return[4]$	Peer Group Total Shareholder Return[5]$
2025	5,686,740	688,637	2,518,175	(7,779,734)	2,857,977	1,524,556	31	125	(366)	824
2024	13,630,599	—	7,211,120	—	3,476,089	2,138,230	69	93	(127)	838
2023	12,108,359	—	14,201,749	—	4,135,846	3,194,672	97	94	(263)	753
2022	11,391,188	—	(4,479,782)	—	2,665,450	(161,281)	73	90	(112)	678
2021	12,787,669	—	29,789,160	—	2,483,005	4,670,387	140	100	(27)	691

(1) The NEOs in each disclosure year represent the following individuals:

Year	First PEO	Second PEO	NEOs included in Average
2025	Samraat S. Raha	Paul J. Diaz	Benjamin R. Wheeler, Scott J. Leffler, Mark S. Verratti, Brian J. Donnelly, Dale Muzzey, Ph.D., Margaret Ancona
2024	Paul J. Diaz	—	R. Bryan Riggsbee, Scott J. Leffler, Dale Muzzey, Ph.D., Mark S. Verratti, Samraat S. Raha
2023	Paul J. Diaz	—	R. Bryan Riggsbee, Dale Muzzey Ph.D., Nicole Lambert, Mark S. Verratti, Samraat S. Raha
2022	Paul J. Diaz	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti, and Kevin R. Haas, Ph.D.
2021	Paul J. Diaz	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti

(2) The table below shows the additions and deductions to calculate "compensation actually paid" for the NEOs in each year as compared to the total compensation reported in the Summary Compensation Table ("SCT").

	2025			2024		2023		2022		2021
	First PEO	Second PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO
Reported SCT figures
Reported SCT Total ($)	5,686,740	688,637	2,857,977	13,630,599	3,476,089	12,108,359	4,135,846	11,391,188	2,665,450	12,787,669	2,483,005
Reported SCT Stock Award Value ($)	3,989,729	—	1,768,113	11,113,514	2,514,413	9,796,451	3,299,996	9,513,661	1,890,185	9,869,920	1,649,044
Reported SCT Option Award Value ($)	—	—	—	—	—	—	—	—	—	—	—
Equity Award Adjustments
Year-end Fair Value of Unvested Awards Granted in the Applicable Year ($)	3,320,220	—	1,286,791	6,989,389	1,567,704	7,979,605	1,943,821	5,183,465	576,200	10,879,576	1,740,847
Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Applicable Year End ($)	(2,042,036)	(6,977,941)	(682,910)	(4,930,228)	(467,816)	2,039,494	260,459	(11,226,199)	(1,133,716)	8,276,036	1,209,889
Change in Fair Value of Awards Granted in Prior Years that Vested in the Applicable Year ($)	(457,020)	(1,490,430)	(169,191)	2,634,874	76,666	1,870,743	154,543	(314,575)	(379,031)	7,715,799	885,690
Compensation Actually Paid ($)	2,518,175	(7,779,734)	1,524,556	7,211,120	2,138,230	14,201,749	3,194,672	(4,479,782)	(161,281)	29,789,160	4,670,387

(3) Equity values are calculated in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value of PSUs used for SCT calculations assumes target performance for 2025, 2024, 2023, 2022 and 2021. To determine the year-end fair values used in the "compensation actually paid" calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding PSUs at each year end date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term, and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant year end dates using the Black Scholes Merton option pricing model.

(4) As required under Item 201(e) of Regulation S-K, total shareholder return measures the cumulative value of $100 invested on the last trading day before the earliest year in the table, or December 31, 2020, including the reinvestment of dividends, through and including the end of the applicable year for which total shareholder return is calculated, or December 31, 2021, December 31, 2022 , December 31, 2023, December 31 2024, and December 31, 2025 respectively.

(5) The peer group used for this purpose is the following published industry index: Nasdaq Biotechnology Total Return (XNBI) Index. Myriad updated its peer group for use in 2025 to better capture Myriad’s biotechnology industry peers and better align with its business for benchmarking stock performance. The previous peer group was the Nasdaq Health Care Index (IXHC). If the IXHC had been used to calculate peer group total shareholder return as of December 31, 2025, the amount shown for 2025, 2024, 2023, 2022, and 2021 would have been $99, $81, $82, $77, and $96, respectively.

(6) Revenue is a GAAP financial measure and does not exclude revenue from divested businesses.

Most Important Performance Measures

The table below represents the most important financial and non-financial performance measures used by us to link compensation actually paid to our NEOs to Company performance for 2025, as discussed further above under the heading "Compensation Discussion and Analysis - 2025 Named Executive Officer Compensation".

Revenue
Adjusted operating income
Adjusted EPS
Relative total stockholder return
Engagement score[1]
Customer NPS[1]

(1) Engagement score and Customer NPS are non-financial quantitative metrics designed to support our efforts to retain employees and improve employee engagement and enhance customer experiences.

Description of Compensation Actually Paid Versus Company Performance

The charts below illustrate the relationship between compensation actually paid and the total shareholder return of Myriad and the XNBI for the periods presented which shows what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on December 31, 2020.

(1) PEO data for 2025 represents the sum of Mr. Diaz’s and Mr. Raha’s compensation actually paid in this year. PEO data for 2024, 2023, 2022, and 2021 represent the compensation actually paid to Mr. Diaz only in those years.

The charts below illustrate the relationship between compensation actually paid and net income or loss and revenue for the periods presented.

(1) PEO data for 2025 represents the sum of Mr. Diaz’s and Mr. Raha’s compensation actually paid in this year. PEO data for 2024, 2023, 2022, and 2021 represent the compensation actually paid to Mr. Diaz only in those years.

As discussed above in our "Compensation Discussion and Analysis" section of this proxy statement, our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability and increased stockholder value. Additional details on the elements of our executive compensation program and our pay-for-performance compensation philosophy are set forth above in the "Compensation Discussion and Analysis" section. The compensation actually paid to our PEOs and the other NEOs in each of the periods reported above and over the 5-year cumulative period shows how the compensation actually paid fluctuated year-over-year. The fluctuations in compensation actually paid were primarily due to changes in our stock price measured as of the last day of each listed period, which we believe demonstrates the "pay-for-performance" nature of our executive compensation program. As the tables above illustrate, the compensation actually paid to our PEO and the other NEOs was higher when our stock price performed well and lower when our stock price did not perform well. We believe this correlation between compensation actually paid and total shareholder return over the applicable measurement periods also shows that our performance-based equity incentives build alignment between the compensation of our executives and stockholder returns.

Director Compensation
The following table shows the total compensation paid or accrued during the year ended December 31, 2025 to each of our non-employee directors who served during 2025. Directors who are employed by us are not compensated for their service on our Board.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Name
Paul Bisaro	$89,251	$244,996 (1)	$334,247
Mark S. Davis	$93,124	$118,808 (2)	$211,932
Heiner Dreismann, Ph.D.	$93,500	$244,996 (1)	$338,496
Rashmi Kumar	$83,500	$244,996 (1)	$328,496
Lee N. Newcomer, M.D.	$98,000	$244,996 (1)	$342,996
S. Louise Phanstiel	$206,000	$244,996 (1)	$450,996
Colleen F. Reitan	$93,500	$244,996 (1)	$338,496
Daniel M. Skovronsky, M.D., Ph.D.	$83,500	$244,996 (1)	$328,496

(1) Amounts shown reflect the grant date fair value of an award of 49,796 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $4.92, the closing price of our common stock on the Nasdaq Global Select Market on June 5, 2025, the date of the grant. These RSUs awarded to certain of our non-employee directors following the 2025 Annual Meeting of Stockholders held on June 5, 2025 vest upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant.

(2) Amount shown reflects the grant date fair value of a pro rated award of 24,148 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $4.92, the closing price of our common stock on the Nasdaq Global Select Market on June 5, 2025, the date of the grant. These RSUs awarded to Mr. Davis following the 2025 Annual Meeting of Stockholders held on June 5, 2025 vest upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant.

The following table shows unvested RSUs for each non-employee director as of December 31, 2025.

Unvested
Name	RSUs
Paul Bisaro	49,796
Heiner Dreismann, Ph.D.	49,796
Rashmi Kumar	49,796
Lee N. Newcomer, M.D.	49,796
S. Louise Phanstiel	49,796
Colleen F. Reitan	49,796
Daniel M. Skovronsky, M.D., Ph.D.	49,796
Mark S. Davis	24,148
Director Compensation Policy

Our non-employee directors are compensated on a role-based model and are paid cash fees based on annual retainers (25% paid following each quarter of service) for their service on our Board. Mr. Raha, our Chief Executive Officer, is a member of our Board but is employed by us, and, as such, he receives no additional compensation for his service on our Board.

Attracting and retaining qualified non-employee directors is critical to the governance and long-term success of the Company. As a result, the CHCC, in consultation with its outside compensation consultant, regularly reviews our director compensation to ensure that it is competitive with our peer group of companies.

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Board committees:

Annual retainer

All members	$60,000
Chair of the Board	$120,000 additional
Chair of the Audit and Finance Committee	$28,000 additional
Chair of the Compensation and Human Capital Committee	$20,000 additional
Chair of the Nominating and Governance Committee	$20,000 additional
Chair of the Research and Product Innovation Committee	$28,000 additional
Members of the Audit and Finance Committee (1)	$13,500 additional
Members of the Compensation and Human Capital Committee (1)	$10,000 additional
Members of the Nominating and Governance Committee (1)	$10,000 additional
Members of the Research and Product Innovation Committee (1)	$13,500 additional
(1) Other than the chairperson of such committee

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Plan, our non-employee directors may receive an award of equity in the Company. As recommended and determined by our CHCC, and approved by our Board, we may grant to each non-employee director equity awards under the 2017 Plan upon his or her initial appointment to the Board and/or on the date of each annual meeting of stockholders. Provided, however, that if a newly appointed director receives an equity award upon his or her initial appointment to the Board, such director will receive a prorated equity award on the date of the next annual meeting of stockholders. The prorated equity award will be calculated by dividing the number of days that such director has served as a director of the Company prior to the date of the next annual meeting of stockholders by 365. Except in the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the closing price of our common stock on the Nasdaq Global Select Market on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to the Board, as applicable. In the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing the value of the prorated award by the closing price of our common stock on the Nasdaq Global Select Market on the date of the applicable annual meeting of stockholders. In 2025, the Board and the CHCC determined that each non-employee director should receive only 70% of the $350,000 target grant value, or in the case of Mr. Davis, 70% of the value of his prorated equity award. Notwithstanding the foregoing, in no event will a non-employee director receive equity awards under the 2017 Plan with an aggregate grant date fair value in excess of $500,000 during any calendar year.

Restricted stock, restricted stock units, and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or the CHCC, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant, , provided that such next annual meeting is at least one year from the date of grant, and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant. In accordance with the 2017 Plan, no equity award shall vest less than one year from the date of grant, except in the case of death, disability, or a Change of Control.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2025:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders (1)	6,597,587	—	5,284,660
Equity compensation plans not approved by security holders (2)	1,187,200	$13.38	—
Total	7,784,787	$13.38	5,284,660

(1)These plans consist of our 2017 Plan, and our Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Column (a) consists of 6,597,587 shares of common stock available for issuance under the 2017 Plan upon the vesting of time-based and performance-based restricted stock unit awards.

(2)These awards were granted as inducement awards material to Mr. Diaz and Mr. Donnelly entering into employment with us pursuant to Nasdaq Rule 5635(c)(4). In connection with the commencement of his employment with us on August 13, 2020, Mr. Diaz received the following grants of non-qualified stock options: (a) 342,040 shares of common stock available for issuance upon the exercise of time-based non-qualified stock options and (b) 339,088 shares of common stock available for issuance upon the exercise of performance-based non-qualified stock options. On May 1, 2025, in connection with the commencement of his employment with us, Mr. Donnelly received the following grants of restricted stock units and performance restricted stock units: (a) 269,905 restricted stock units that vest in four equal annual installments beginning on the first anniversary of the grant date, and (b) 236,167 performance based restricted stock units representing the maximum number of shares that may vest based on the achievement of specified stock price milestones.

(3)Consists of 5,284,660 shares of common stock available for future issuance under the 2017 Plan. As of December 31, 2025, there were no shares available for future issuance under the Employee Stock Purchase Plan.

For additional information about our equity compensation plans, please refer to Note 8 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2025.

Additional Information

Pension Benefits

We do not have any qualified or nonqualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2026 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) each of the individuals named in the Summary Compensation Table of this proxy statement (the ‘‘named executive officers’’), (c) each of our directors and director nominees, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 8, 2026 pursuant to the exercise of options and the vesting of restricted stock unit awards to be outstanding for the purpose of computing the percentage ownership of an individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders or reported in Schedules 13G filed with the SEC. The percentage of ownership is based on 94,443,029 shares of common stock outstanding on April 8, 2026.

	Shares Beneficially Owned
Name and Address**	Number	Percent
Beneficial Owners of More Than 5% of Our Common Stock
BlackRock, Inc. (1)	7,976,163	8.4%
50 Hudson Yards
New York, NY 10001
The Vanguard Group (2)	7,882,515	8.3%
100 Vanguard Blvd.
Malvern, PA 19355
Millennium Management LLC (3)	6,700,158	7.1%
399 Park Avenue
New York, NY 10022
State Street Corporation (4)	5,966,567	6.3%
One Congress Suite, 1
Boston, MA 02114
Glenview Capital Management (5)	4,941,058	5.2%
520 Madison Ave, 33rd Floor
New York, NY 10022
Named Executive Officers
Samraat S. Raha	161,976	*
Benjamin R. Wheeler	21,324	*
Mark S. Verratti (6)	297,598	*
Brian J. Donnelly (7)	110,020	*
Dale Muzzey, Ph.D. (8)	87,129	*
Paul J. Diaz (9)	1,356,032	1.4%
Scott J. Leffler (10)	126,513	*
Margaret Ancona (11)	93,716	*
Directors and Director Nominees
S. Louise Phanstiel (12)	315,070	*
Paul Bisaro (13)	89,941	*
Heiner Dreismann, Ph.D. (13)	171,444	*
Rashmi Kumar (13)	127,188	*
Lee N. Newcomer, M.D. (13)	132,141	*
Colleen F. Reitan (13)	92,329	*
Daniel M. Skovronsky, M.D., Ph.D. (13)	135,806	*
Mark S. Davis (14)	46,964	*
All current executive officers and directors as a group (15 persons) (15)	1,849,857	1.9%
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**    Unless otherwise indicated, the address for each beneficial owner is c/o Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

(1)This information is based on a Schedule 13G/A filed with the SEC on April 7, 2026 with respect to Myriad Genetics common stock. BlackRock, Inc. beneficially owns these shares and has sole dispositive power for all of these shares and sole voting power for 7,841,058 of these shares.
(2)This information is based on a Schedule 13G/A filed with the SEC on October 31, 2025 with respect to Myriad Genetics common stock. In the October 31, 2025 Schedule 13G/A, The Vanguard Group reported that it beneficially owned these shares and had sole dispositive power for 7,069,696 of these shares and sole voting power for none of these shares. The Vanguard Group has since filed another Schedule 13G/A on March 27, 2026 reporting that it did not beneficially own any Myriad Genetics common stock. In the March 27, 2026 Schedule 13G/A, The Vanguard Group reported that (i) on January 12, 2026 it went through an internal realignment, (ii) certain subsidiaries or business divisions of subsidiaries of The Vanguard Group, that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, (iii) these subsidiaries and/or business divisions pursue the same investment strategies as previously pursued by The Vanguard Group prior to the realignment and (iv) The Vanguard Group no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. As of the date of this proxy statement, none of these subsidiaries and/or business divisions of subsidiaries have filed a Schedule 13G and/or Schedule 13D with respect to Myriad Genetics common stock.
(3)This information is based on a Schedule 13G/A filed with the SEC on February 11, 2026 with respect to Myriad Genetics common stock. Each of Millennium Management LLC, Millennium Group Management LLC, and Israel A. Englander beneficially owns these shares and have shared dispositive and voting power for these shares. Integrated Core Strategies (US) LLC beneficially owns 5,183,588 of these shares and has shared dispositive and voting power for 5,183,588 of these shares.
(4)This information is based on a Schedule 13G filed with the SEC on February 9, 2026 with respect to Myriad Genetics common stock. State Street Corporation beneficially owns these shares and has shared dispositive power and shared voting power for these shares.
(5)This information is based on a Schedule 13G filed with the SEC on January 13, 2026 with respect to Myriad Genetics common stock. Each of Glenview Capital Management, LLC and Larry Robbins beneficially owns these shares and has shared dispositive and voting power for all of these shares.
(6)Includes 2,500 RSUs, which vest within 60 days of April 8, 2026.
(7)Includes 110,020 RSUs, which vest within 60 days of April 8, 2026.
(8)Includes 1,875 RSUs, which vest within 60 days of April 8, 2026.
(9)Mr. Diaz resigned as President and Chief Executive Officer of Myriad on April 30, 2025. Includes 545,492 shares of common stock subject to options exercisable within 60 days of April 8, 2026. Mr. Diaz has represented to us that he has beneficial ownership of 810,540 shares of Myriad common stock as of April 8, 2026.
(10)Mr. Leffler departed as Chief Financial Officer of Myriad effective August 15, 2025. The number of shares beneficially owned is based on Mr. Leffler's most recently filed Form 4 on August 18, 2025, adjusted to reflect the subsequent vesting and forfeiture of equity awards pursuant to the Leffler Separation Agreement. We have been unable to obtain more recent information regarding Mr. Leffler's current beneficial ownership.
(11)Ms. Ancona departed as Executive Vice President, Strategy and Transformation of Myriad on November 3, 2025. The number of shares beneficially owned is based on Ms. Ancona's most recently filed Form 4 on November 4, 2025, adjusted to reflect the subsequent vesting and forfeiture of equity awards and PSUs earned pursuant to the Ancona Separation Agreement. We have been unable to obtain more recent information regarding Ms. Ancona's current beneficial ownership.
(12)Includes 33,119 shares of common stock held by The Phanstiel Trust as of April 8, 2026, and includes 49,796 RSUs, which vest within 60 days of April 8, 2026.
(13)Includes 49,796 RSUs, which vest within 60 days of April 8, 2026.
(14)Includes 24,148 RSUs, which vest within 60 days of April 8, 2026.
(15)See Notes 6-14 above.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and holders of more than 10% of our common stock to file reports of their transactions in Company equity securities with the SEC. Based solely on a review of such reports and related written representations, the Company believes that all Section 16(a) filing requirements applicable to our executive officers and directors were timely met for the year ended December 31, 2025, except for the following Form 4s. Each of Paul J. Diaz, our former President and Chief Executive Officer (114,828 PSUs), Mark S. Verratti, our Chief Operating Officer (12,758 PSUs), Dale Muzzey, Ph.D., our Chief Scientific Officer (10,622 PSUs), Kevin Haas, our former Chief Technology Officer (12,785 PSUs), Margaret Ancona, our former Senior Vice President Strategy and Transformation (6,468 PSUs), and Natalie Munk, our former Chief Accounting Officer (3,316 PSUs), filed a late Form 4 on March 4, 2025 to report performance-based restricted stock units earned based on the accomplishment of performance metrics that were certified by the Compensation and Human Capital Committee on February 7, 2025.

Audit and Finance Committee Report

The Audit and Finance Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market LLC, has furnished the following report:

The Audit and Finance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in the Audit and Finance Committee Charter adopted by the Board, which is available in the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. This committee reviews and reassesses the Audit and Finance Committee Charter annually and recommends any changes to the Board for approval. The Audit and Finance Committee is responsible for overseeing our overall financial reporting process and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its oversight responsibility, the Audit and Finance Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Additionally, the Audit and Finance Committee reviewed the performance of Ernst & Young LLP ("EY") prior to recommending its appointment for the year ended December 31, 2025, and met with representatives of EY to discuss the scope and results of the firm’s audit work. The Audit and Finance Committee also considered several other factors in deciding whether to re-engage EY, including the quality of EY’s staff, work and quality control, EY’s policies related to independence, and EY’s capability and expertise to perform an audit of our financial statements and internal control over financial reporting. As part of its auditor engagement process, the Audit and Finance Committee also considers whether to rotate the independent registered public accounting firm. EY has been our independent registered public accounting firm since 2006. EY rotates its lead audit engagement partner at least every five years.

In fulfilling its responsibilities for the financial statements for the year ended December 31, 2025, the Audit and Finance Committee took the following actions:

•reviewed and discussed the audited financial statements for the year ended December 31, 2025 with management and EY, our independent registered public accounting firm;

•discussed with EY the matters required to be discussed in accordance with Statement on Auditing Standards No. 16, Communications with Audit Committees;

•received written disclosures and letters from EY regarding its independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence; and

•considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit and Finance Committee’s review of the audited financial statements and discussions with management and EY, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

Mark S. Davis (Chair)
Rashmi Kumar
S. Louise Phanstiel
Colleen F. Reitan

Certain Relationships and Related Person Transactions

We were not a party to any transactions with related persons since January 1, 2025 that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policy on Approval of Related Person Transactions

We have adopted a Policy on Related Person Transactions (the “Policy”) under which the AFC reviews, approves or ratifies all related person transactions. Under our Policy, a related person transaction is one in which Myriad is a participant, and the amount involved exceeds $120,000, and in which any of the following persons have or will have a direct or indirect material interest:

•Executive officers of the Company;

•Members of the Board (including nominees to become a director);

•Beneficial holders of five percent or more of Myriad’s securities;

•Immediate family members, as defined by Item 404 of Regulation S-K under the Securities Act, of any of the foregoing persons;

•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal, is in a similar position or in which the person has a five percent or greater beneficial ownership interest; and

•Any other persons whom the Board or AFC determines may be considered to be related persons as defined by Item 404 of Regulation S-K under the Securities Act.

Under the Policy, the AFC will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Myriad and its stockholders, taking into account all available facts and circumstances as the AFC determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Myriad; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the AFC shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving these transactions, the AFC will obtain, or will direct management to obtain on its behalf, all information that the AFC believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion of the relevant factors will be held if it is deemed to be necessary by the AFC prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the AFC. This approval authority may also be delegated to the Chairperson of the AFC in some circumstances. It is contemplated that no related person transaction will be entered into prior to the completion of these procedures; however, where permitted, a related person transaction may be ratified upon completion of these procedures.

The AFC may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time. A copy of our Policy on Related Person Transactions is publicly available in the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

PROPOSAL 1:
Election of Directors

The Board currently consists of nine members, classified as follows: S. Louise Phanstiel, Mark S. Davis, and Daniel M. Skovronsky M.D., Ph.D. constitute a class with a term ending at the 2027 Annual Meeting (the “Class I Directors”); Samraat S. Raha, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2028 Annual Meeting (the “Class II Directors”); and Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D., constitute a class with a term ending at the 2026 Annual Meeting (the “Class III Directors”). At each Annual Meeting, directors are elected for a term to expire at the third succeeding Annual Meeting after their election to succeed those directors whose terms are expiring at the Annual Meeting.

The Board accepted the recommendation of the NGC and unanimously resolved to nominate Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D. for election at the Annual Meeting for a term to serve until the 2029 Annual Meeting, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. In determining to nominate these directors for another term to serve until the 2029 Annual Meeting, the NGC and the Board considered, among other things, their qualifications, experiences, and contributions to Myriad. With respect to Mr. Bisaro, the Board and NGC considered his extensive career as a public company executive in the pharmaceutical industry and his significant contributions since joining the Board in 2022, which include providing valuable insights into our operational execution, corporate transformation, product innovation, and global business strategy. Regarding Ms. Kumar, the Board and NGC considered her significant expertise in information technology and cybersecurity. Since her appointment in 2020, Ms. Kumar has been instrumental in advising on Myriad’s technology transformation initiatives. Her experience as a Chief Information Officer in the healthcare and technology sectors provides the Board with a critical perspective on cybersecurity, technology infrastructure, and the scaling of digital platforms to support our mission. In the case of Dr. Newcomer, the Board and NGC considered his perspective as a former senior executive at one of the nation’s largest health insurers, his service on the Board since 2019, and his meaningful contributions to our reimbursement initiatives, product innovation, research and development, and market access strategies.

Unless a stockholder has indicated otherwise on the proxy, the shares represented by a valid proxy will be voted FOR the election of Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D. as directors. In the event that any nominee should become unable or unwilling to serve, the shares represented by a valid proxy will be voted for the election of another person who the Board recommends, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

An affirmative vote of the majority of the shares voted affirmatively or negatively on each nominee at the Annual Meeting is required to elect each nominee as a director.

Our Restated By-Laws require that, in a non-contested election, each director be elected by a stockholder vote constituting a majority of the votes cast with respect to that director’s election. The Restated By-Laws also provide that if, in an election that is not a contested election, an incumbent director does not receive a majority of the votes cast, such director must submit an irrevocable resignation to the NGC. The NGC will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board must act on the resignation, taking into account the NGC’s recommendation, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation within ninety (90) days following certification of the election results. The NGC in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our Restated By-Laws.

✓
The Board Recommends the Election of Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D., and Proxies Solicited by the Board Will Be Voted in Favor of Such Directors Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 2:
Selection of Independent Registered Public Accounting Firm

The AFC has appointed Ernst & Young LLP (‘‘EY’’) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2026. The Board proposes that the stockholders ratify this selection, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or our Restated By-Laws. EY has audited our financial statements since our fiscal year ended June 30, 2007. We expect that representatives of EY will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY, the AFC reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with Myriad that would impair its independence for the year ending December 31, 2026.

The following table presents fees for professional audit services provided by EY with respect to the year ended December 31, 2025 and the year ended December 31, 2024:

	Year Ended	Year Ended
Type of Fee	December 31, 2025	December 31, 2024
Audit Fees	2,341,949	2,242,793
Audit Related Fees	74,000	—
Tax Fees	—	—
All Other Fees	—	—
Totals	2,415,949	2,242,793

Audit Fees — Fees include audits of consolidated financial statements, quarterly reviews, reviews of registration statement filings, and consents related to SEC filings.

Audit-Related Fees — Fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.”

Tax Fees — We did not engage EY to perform any tax related services.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the AFC has responsibility for appointing, setting compensation and overseeing the work of the independent public accounting firm. In recognition of this responsibility, the AFC has established a policy to preapprove all audit and permissible non-audit services provided by our independent public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the AFC for approval.

1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.Other Fees are those associated with services not captured in the other categories.

Prior to engagement of the independent registered public accounting firm, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the AFC. During the year, circumstances may arise in which it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original preapproval. In those instances, the AFC requires specific preapproval before engaging our independent registered public accounting firm. The AFC may delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the AFC at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm.

If our stockholders ratify the selection of EY, the AFC may still, in its discretion, decide to select a different independent auditor at any time during the year ending December 31, 2026, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the AFC will reconsider, but not necessarily rescind, the selection.

✓
The Board Recommends a Vote to Ratify the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm, and Proxies Solicited by the Board Will be Voted in Favor of Such Ratification Unless a Stockholder has Indicated Otherwise on the Proxy.

PROPOSAL 3:
Approval, on an Advisory Basis, of the Compensation of Our
Named Executive Officers, as Disclosed in This Proxy Statement

We are seeking your approval, on an advisory basis, as required by Section 14A of the Securities Exchange Act of 1934, as amended, of the compensation of our NEOs, as disclosed in this proxy statement. More specifically, we ask that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section, the compensation tables and any related material contained in this proxy statement with respect to our executive officers named in the Summary Compensation Table. Because your vote is advisory, it will not be binding on our CHCC or our Board. However, the CHCC and our Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our NEOs.

Our compensation philosophy is designed to align each executive officer’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executive officers who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The CHCC and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As discussed in the Compensation Discussion and Analysis section, we believe the compensation paid to our President and Chief Executive Officer and other NEOs is appropriate as supported by our performance in the year ending December 31, 2025. For a detailed description of our 2025 performance milestones and their alignment with executive pay, please refer to the section of this proxy statement entitled "Executive and Director Compensation — Compensation Discussion and Analysis".

Based on the performance set forth above in the "Executive and Director Compensation-Compensation Discussion and Analysis" section, we believe that the salaries and annual cash incentive bonuses paid to our President and Chief Executive Officer and our other NEOs are in line with our compensation philosophy and goals. With respect to the short-term incentive awards paid to our NEOs for 2025, we paid between 88 percent and 89 percent, respectively, of the target awards, based on the level of accomplishment of the pre-determined incentive goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “Say-on-Pay” vote, is being submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Myriad Genetics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to approve, on an advisory basis, this resolution.

✓
The Board Recommends a Vote to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers, and Proxies Solicited by the Board Will be Voted in Favor of Such Approval Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 4:
Approval of the Proposed Amendment to the Amended and Restated 2012 Employee Stock Purchase Plan

We are seeking your approval of our amendment to the Amended and Restated 2012 Employee Stock Purchase Plan (as amended or restated, the "Purchase Plan") to increase the number of shares authorized for issuance under the Purchase Plan by an additional 4,000,000 shares.

The Purchase Plan was originally adopted by our Board on September 13, 2012, and subsequently approved by our stockholders and became effective on December 5, 2012. The Purchase Plan, as originally adopted, provided our employees with the opportunity to purchase up to two million shares of our common stock at a discount on a tax-favored basis through payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). On September 23, 2021, our Board approved an amended and restated Purchase Plan, which authorized an additional two million shares of our common stock and extended the term of the Purchase Plan to November 30, 2032, subject in each case to obtaining stockholder approval, which was obtained on June 2, 2022. We adopted the Purchase Plan to provide our employees the opportunity to purchase shares of our common stock at a discounted price as an incentive for continued employment. The Purchase Plan also allows eligible employees to become stockholders of the Company and participate in our success, which aligns the interests of participating employees with those of our stockholders.

As of the date of this proxy statement, there were no shares of our common stock available for issuance under the Purchase Plan. As a result, additional shares of our common stock need to be authorized for us to continue using the Purchase Plan as a benefit to attract and retain employees.

On March 26, 2026, our Board approved an amendment to the Purchase Plan, which authorizes an additional 4,000,000 shares of our common stock, subject to obtaining stockholder approval at the Annual Meeting. In determining the appropriate number of shares by which to increase the shares available for issuance, the Board considered several factors, including historical purchase activity, the percentage of outstanding shares represented by the additional share reserve, forecasts of expected share utilization, and the anticipated timeframe before the share reserve is depleted.

Summary of the Purchase Plan

The following is a summary of the principal provisions of the Purchase Plan, as amended to date, a copy of which is attached as Appendix B to this proxy statement. This summary does not purport to be a complete description of all of the provisions of the Purchase Plan and is qualified in its entirety by reference to the full text of the Purchase Plan.

Administration

Our Board has delegated its authority to administer the Purchase Plan to our CHCC. The Board, or the CHCC, is responsible for supervising and administering the Purchase Plan and has the full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Purchase Plan and not inconsistent with the Purchase Plan, to construe and interpret the Purchase Plan, to correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Purchase Plan, and to make all other determinations necessary or advisable for the administration of the Purchase Plan.

Securities Subject to the Purchase Plan

Assuming the amended Purchase Plan is approved by our stockholders at the Annual Meeting, 4,000,000 additional shares of our common stock will be available for issuance under the Purchase Plan, for a total of 4,000,000 shares available for sale under the Purchase Plan. Subject to any required action by the stockholders of the Company, the number of shares of our common stock covered by unexercised options under the Purchase Plan and the number of shares of common stock which have been authorized for issuance under the Purchase Plan but are not yet subject to options, as well as the price per share of common stock covered by each unexercised option under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock.

Eligibility

All employees who customarily work 20 hours or more per week and have been continuously employed by us for at least three months will be eligible to participate in the Purchase Plan. However, no employee will be granted an option under the Purchase Plan if, immediately after the grant, such employee would own shares representing 5% or more of the voting power of our common stock or which permits his or her rights to purchase shares of our common stock under the Purchase Plan to accrue at a rate which exceeds $25,000 of fair market value in any one calendar year, based on the undiscounted fair market value of our common stock on the first day of each offering period. In addition, no participant may purchase more than 5,000 shares of our common stock during any offering period.

Offering Price

The price per share of the common stock acquired in connection with any offering period shall be the lesser of 85% of the fair market value of a share of common stock on the exercise date or offering date.

Offering Periods and Purchase Rights

Eligible employees may enroll in semi-annual offering periods during the open enrollment period prior to the start of that offering period. All offering periods will commence on June 1 and December 1 or the first business day thereafter and shall end on the last business day of the sixth month period thereafter, unless the Board or CHCC changes the dates or duration of an offering period. The dates and provisions of separate offering periods under the Purchase Plan need not be identical, provided that the terms of participation are the same within any particular offering period except for any differences permitted by Section 423 of the Code. The most recent offering period started on December 1, 2025, and was extended by the CHCC until June 11, 2026, so that stockholder approval of the amended and restated Purchase Plan could be obtained. The following offering period will commence on June 12, 2026 and conclude on November 30, 2026. At the commencement of each offering period, each eligible employee who elects to participate shall be granted an option to purchase a number of shares of our common stock, which number of shares shall be calculated as of the end of the offering period. On the exercise date all options will be automatically exercised for the purchase of a number of shares of our common stock determined by dividing such employee’s contributions accumulated prior to such exercise date by the lesser of (i) 85% of the fair market value of our common stock on the offering date, or (ii) 85% of the fair market value of our common stock on the exercise date. The fair market value of the common stock on a given date shall be the closing or last sale price of the common stock for such date.

Payroll Deductions and Stock Purchases

Each participant shall elect to have payroll deductions made on each payroll date during an offering period in an amount not less than 1% nor more than 10% of such participant’s compensation on each such payroll period, not to exceed $21,250 per year. A participant may not make any additional payments under the Purchase Plan. A participant may discontinue his or her participation in the Purchase Plan at any time and on one occasion only during the offering period, may decrease, but may not increase, the rate of his or her contributions.

Termination of Participation and Withdrawal

A participant may withdraw all but not less than all contributions made under the Purchase Plan at any time prior to the exercise date of an offering period and upon such withdrawal all of the participant’s contributions will be paid to him or her and the option will be automatically terminated.

Upon termination of the participant’s employment prior to an exercise date for any reason, including retirement or death, the participant’s contributions will be returned to him or her and the option will be automatically terminated.

Stockholder Rights

Neither the granting of an option nor a deduction from payroll will constitute a participant as the owner of shares covered by an option. No participant will have any right as a stockholder unless and until an option has been exercised, and the shares underlying the option have been registered in the Company’s share register.

Transferability

Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way, other than by will, the laws of descent and distribution, or the designation of a beneficiary by the participant.

Amendment and Termination

The Board may at any time terminate or amend the Purchase Plan provided that no such termination may affect options previously granted, nor may an amendment make any change in any option outstanding that would adversely affects the rights of any participant provided that an offering period may be terminated by the Board or the Board may set a new exercise date with respect to an offering period then in progress if the Board determines that termination of the offering period is in the best interests of the Company and the stockholders or if continuation of the offering period would cause the Company to incur adverse accounting charges in the generally accepted accounting rules applicable to the Purchase Plan. No amendment will be made without stockholder approval if stockholder approval is required under Section 423 of the Code, any national securities exchange or system on which the common stock is then listed or reported, or under any other applicable laws, rules, or regulations. The Purchase Plan became effective on December 5, 2012, and will continue in effect until November 30, 2032 unless sooner terminated in accordance with the Purchase Plan.

Federal Tax Consequences

It is the intention of the Company to have the Purchase Plan and the rights of participant employees to make purchases thereunder qualify as an “employee stock purchase plan” under the provisions of Section 421 and Section 423 of the Code. Therefore, the provisions of the Purchase Plan are to be construed to govern participation in a manner consistent with these requirements. Under these provisions, no income will be taxable to a participant until the shares of common stock purchased under the Purchase Plan are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

(ii) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the Company.

The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the Purchase Plan.

New Plan Benefits

Participation in the Purchase Plan is voluntary, and each eligible employee will make his or her own decision whether and to what extent to participate in the Purchase Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Purchase Plan. As of April 8, 2026, the closing price of a share of our common stock was $4.77.

Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the Purchase Plan since its inception. Non-employee directors are not eligible to participate in the Purchase Plan.

Name and Position, or Group	Number of Purchased Shares of Common Stock
Named Executive Officers
Samraat S. Raha, President and Chief Executive Officer	2,616
Benjamin R. Wheeler, Chief Financial Officer	8,141
Mark S. Verratti, Chief Operating Officer	—
Brian J. Donnelly, Chief Commercial Officer	—
Dale Muzzey, Ph.D., Chief Scientific Officer	—
Paul J. Diaz, Former President and Chief Executive Officer	—
Scott J. Leffler, Former Chief Financial Officer	—
Margaret Ancona, Former EVP, Strategy and Transformation	—
All current executive officers as a group	10,757
All non-executive officer employees as a group	3,989,243

Vote Required

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to approve an amendment to our Purchase Plan.

✓
The Board Recommends a Vote to Approve the Proposed Amendment to the Amended and Restated 2012 Employee Stock Purchase Plan. Proxies Solicited by the Board Will Be Voted in Favor of Such Approval Unless a Stockholder Has Indicated Otherwise on the Proxy.

Proposal 5
Approval of the Proposed 2026 Employee, Director and Consultant Equity Incentive Plan

On March 26, 2026, our Board approved, subject to stockholder approval at the Annual Meeting, the adoption of the 2026 Employee, Director and Consultant Equity Incentive Plan (the “2026 Plan”). The 2026 Plan provides for the issuance of up to 6,400,000 shares of our common stock. In addition, up to 2,168,431 shares of common stock that remain available for future grant under our 2017 Employee, Director and Consultant Equity Incentive Plan (as amended, the “2017 Plan”) as of the date of the Annual Meeting will be rolled over and become available for issuance under the 2026 Plan, up to an aggregate maximum of 8,568,431 shares. The 2026 Plan may also include up to a maximum of 8,659,575 shares of common stock that are currently subject to outstanding restricted stock units under our 2017 Plan, to the extent such awards are forfeited, expire, or are cancelled without the delivery of shares on or after the date of the Annual Meeting. Upon stockholder approval of the 2026 Plan, no further awards will be granted under the 2017 Plan.

The 2026 Plan is being submitted for stockholder approval as required by the listing rules of The Nasdaq Stock Market LLC and in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code. Our Board, the Compensation and Human Capital Committee, and management believe that the effective use of stock-based, long-term incentive compensation is vital to our ability to achieve strong future performance. The 2026 Plan is designed to maintain and enhance the key policies and practices adopted by our management and Board to align employee and stockholder interests.

Our future success depends in large part upon our ability to maintain a competitive position in attracting, retaining, and motivating key personnel. We believe the approval of the 2026 Plan, including the 6,400,000 newly requested shares and up to 2,168,431 shares rolled over from the 2017 Plan, is essential to continue providing long-term, equity-based incentives to present and future key employees, consultants, and directors. As of April 8, 2026, a total of 2,168,431 shares of our common stock remain available for issuance under the 2017 Plan. Accordingly, our Board believes that approval of the 2026 Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” this proposal.

The 2026 Plan includes the following provisions:

•Types of Awards — the 2026 Plan provides for the granting of incentive stock options, non-qualified stock options, stock grants and stock-based awards, including restricted stock unit awards and stock appreciation rights;

•No Liberal Share Recycling — shares withheld or tendered for the payment of the exercise price or purchase price of any stock award or to satisfy any tax withholding obligation, as well as shares repurchased by the Company using option proceeds, will not be added back to the 2026 Plan available share pool;

•No Discounted Options or Stock Appreciation Rights — stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date except to replace equity awards due to a corporate transaction;

•No Repricing without Stockholder Approval — other than in connection with corporate reorganizations or restructurings, at any time when the exercise price of a stock option is above the fair market value of a share, the Company will not, without stockholder approval, reduce the exercise price of such stock option and will not exchange such stock option for a new award with a lower (or no) purchase price or for cash;

•No Transferability — equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the CHCC;

•Non-Employee Director Compensation Limits — the aggregate grant date fair value of equity awards, combined with any cash compensation paid to a non-employee director in any single calendar year, cannot exceed $750,000. This limit is increased to $1,000,000 for the calendar year in which a non-employee director initially joins the Board;

•Minimum Vesting Period — all stock rights awarded must be granted having a minimum vesting period of at least one year from the date of grant except with respect to no more than 5% of the total shares reserved for issuance under the Plan; provided, however, that awards granted to non-employee directors paid in lieu of cash fees or granted to non-employee directors with a vesting period from one annual stockholders meeting to the subsequent year's annual stockholders meeting, or at least 50 weeks, shall not be counted against the 5% limitation;

•No Dividends — the 2026 Plan prohibits the payment of dividends or dividend equivalents before the vesting of the underlying award; and

•Clawback Policy — certain types of awards will be subject to recoupment in accordance with the Company’s clawback policy then in effect.

A complete copy of the 2026 Plan, as it is proposed to be approved, is attached as Appendix C. The following summary description of the 2026 Plan is qualified in its entirety by reference to Appendix C.

Material Features of the 2026 Plan

Eligibility. The 2026 Plan allows us, under the direction of our CHCC, to make grants of incentive stock options, non-qualified stock options, stock grants, and stock-based awards, including restricted stock unit awards and stock appreciation rights, to employees, consultants and directors who, in the opinion of the CHCC, are in a position to make a significant contribution to our long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests and to closely link compensation with Company performance. The 2026 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of key individuals with those of our stockholders. All employees, members of the Board and consultants of the Company and its affiliates are eligible to participate in the 2026 Plan. As of April 8, 2026, we had approximately 2,952 individuals eligible to participate in the 2026 Plan.

Limitations on Grants. The 2026 Plan will serve as the successor to our 2017 Plan. If this Proposal 5 is approved by our stockholders, the 2026 Plan will provide for the issuance of up to 6,400,000 new shares, plus any shares remaining available for grant under the 2017 Plan as of the date of the Annual Meeting, up to a maximum of 8,568,431 shares. Under the 2026 Plan, the share pool will not benefit from liberal share recycling; shares of common stock tendered in payment for an award's exercise or purchase price, shares withheld for taxes, and shares repurchased using option proceeds will not be available again for grant. For non-employee directors, the 2026 Plan provides that the aggregate grant date fair value of any stock rights granted, combined with any cash compensation paid in any calendar year, cannot exceed $750,000, or $1,000,000 in the year the director initially joins the Board.

Stock Options. Stock options granted under the 2026 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of the Company and its affiliates. Non-qualified options may be granted to employees, directors and consultants of the Company and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant, and the term of the option may not be longer than five years.

The term of each option is fixed by our Board or the CHCC and may not exceed ten years from the date of grant. Our Board or the CHCC establishes the vesting schedule of each option at the time of grant, subject to the provisions of the 2026 Plan regarding a minimum one-year vesting requirement. Options may be made exercisable in installments. In the event of a participant’s termination of service (other than by reason of death, disability or termination for cause), options generally may be exercised to the extent vested on the date of termination, within the timeframe designated in the award agreement, though incentive stock options may not be exercised later than three months following termination. In the event of the participant’s termination due to disability or death, the participant or the participant's survivors may generally exercise the option to the extent it was vested on the date of termination, plus a pro-rata portion of any additional vesting rights that would have accrued on the next vesting date, at any time up to one year following the date of death or disability. In the event of the participant’s termination for cause, all outstanding and unexercised options are immediately forfeited.

Restricted Stock Units and Restricted Stock. Restricted stock is common stock, and a restricted stock unit is a right to receive common stock, that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited, provided, however, that in the event of termination due to death or disability the participant generally will be entitled to a pro-rata portion of any additional vesting rights that would have accrued on the next vesting date.

During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote, but they may not sell the shares until the restrictions are lifted. During the restricted period, the holder of a restricted stock unit does not have the rights and privileges of a regular stockholder until all restrictions set forth in the applicable award agreement have lapsed and the RSU is converted into common stock. With respect to any dividends which the Company may pay, no dividend payment will be made with respect to any restricted stock or restricted stock unit until the end of the applicable restricted period when the underlying vesting conditions have been met.

Plan Administration. In accordance with the terms of the 2026 Plan, our Board has authorized our CHCC to administer the 2026 Plan. The CHCC may delegate part of its authority and powers under the 2026 Plan to one or more of our directors and/or officers, but only the CHCC can make awards to participants who are directors or officers (as defined by Rule 16a-1 of the Exchange Act) of the Company. In accordance with the provisions of the 2026 Plan, our CHCC determines the terms of awards, including:

•Which employees, directors and consultants will be granted awards;

•The number of shares subject to each award;

•The vesting provisions of each award, subject to the 2026 Plan's provisions regarding a minimum one-year vesting requirement;

•The termination or cancellation provisions applicable to awards; and

•All other terms and conditions upon which each award may be granted.

In addition, our CHCC may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2026 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award; and provided, further, that, without the prior approval of our stockholders, options will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award.

Stock Dividends and Stock Splits. If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon issuance of an award will be appropriately increased or decreased proportionately, and adjustments will be made, including in the purchase price or exercise price per share, to reflect the subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our Board or an authorized committee, may, in its sole discretion, take any one or more actions pursuant to the 2026 Plan as to some or all outstanding awards. The Board may provide that all outstanding awards will be assumed or substituted by the successor corporation, require that outstanding options be exercised within a specified period prior to the transaction, or terminate outstanding awards, including in exchange for a cash payment equal to the transaction consideration value less any applicable exercise or purchase price.

Amendments and Termination. The 2026 Plan may be amended by our stockholders. It may also be amended by our Board or the CHCC, provided that any amendment that is of a scope that requires stockholder approval as required by the rules of Nasdaq, or for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under an outstanding award without the holder’s consent.

Duration of 2026 Stock Plan. The 2026 Plan will expire on March 26, 2036.

Federal Income Tax Considerations

The material Federal income tax consequences of the issuance and vesting of awards under the 2026 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2026 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Stock Grants. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits the shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which the grantee previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units. The grantee recognizes no income until the issuance of unrestricted shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Options. The grant of a non-qualified stock option or incentive stock option generally creates no immediate tax consequences for the grantee or the Company. Upon exercising a non-qualified option, the grantee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the exercise date, and the Company is generally entitled to a corresponding deduction. Upon exercising an incentive stock option, the grantee recognizes no ordinary income (though it may trigger alternative minimum tax), and the Company receives no deduction. If the grantee holds the shares acquired via an incentive stock option for the required statutory holding periods, any subsequent gain or loss on sale will be taxed as long-term capital gain or loss.

Outstanding Grants and Remaining Award Capacity under the 2017 Plan (as of April 8, 2026)

Set forth below is the number of shares available for future issuance pursuant to outstanding and future equity awards under the 2017 Plan and Mr. Diaz's and Mr. Donnelly's inducement awards as of April 8, 2026.

Overhang
Number of full-value awards outstanding (time or performance-based restricted stock units, at "target" for performance-based awards)	8,659,575
Number of shares remaining authorized to grant	2,168,431
Number of options outstanding	681,128
Weighted average remaining term of outstanding options (years)	0.31
Weighted average exercise price of outstanding options	$13.38
Common shares outstanding as of record date	94,443,029

Three-Year Average Burn Rate Calculation

Our three-year burn rate was approximately 2.95% as shown in the following table.

	2023	2024	2025	Average Burn Rate
Options Granted	—	—	—
Time-Based Restricted Stock Units Granted	1,765,391	1,829,820	3,269,504
Performance-Based Restricted Stock Units Granted (1)	624,401	830,302	1,684,236
Total Granted	2,389,792	2,660,122	4,953,740
Performance-Based Restricted Stock Units Earned & Vested	330,257	307,906	388,956
Weighted Average # of Shares of Common Stock Outstanding	82,762,935	90,636,269	92,572,999
Burn Rate (2)	2.53%	2.36%	3.95%	2.95%

(1) Performance-based restricted stock units are reflected at target grant levels.
(2) Burn rate is calculated by taking the sum of time-based restricted stock units and performance-based restricted stock units earned and vested over the weighted number of common stock outstanding.

New Plan Benefits

We expect to make grants to our non-employee directors as described above under ‘‘Executive and Director Compensation-Compensation Discussion and Analysis-Director Compensation-Equity Awards" on or about June 4, 2026. We also expect to make certain future awards under the 2026 Plan to our executive officers and employees in connection with our 2026 annual equity granting cycle. An estimate of the amounts of these future annual equity awards, in the form of PSUs, which are expected to be granted on or about June 4, 2026, are set forth in the table below. Except for the aforementioned equity awards, the amounts of future awards under the 2026 Plan are not determinable and will be granted at the sole discretion of the Board or authorized committee, including grants to our NEOs, our current executive officers, our current directors who are not executive officers, and employees who are not executive officers, although we anticipate that most of our grants will be in the form of RSUs and PSUs and we will use most of the additional shares proposed to be authorized under the 2026 Plan to make grants in 2026 and beyond.

Name and Position, or Group	Number of Shares Underlying PSUs (1)
Named Executive Officers
Samraat S. Raha, President and Chief Executive Officer	618,556
Benjamin R. Wheeler, Chief Financial Officer	206,185
Mark S. Verratti, Chief Operating Officer	247,422
Brian J. Donnelly, Chief Commercial Officer	226,804
Dale Muzzey, Ph.D., Chief Scientific Officer	173,195
Paul J. Diaz, Former President and Chief Executive Officer(2)	—
Scott J. Leffler, Former Chief Financial Officer(3)	—
Margaret Ancona, Former EVP, Strategy and Transformation(4)	—
All current executive officers as a group	1,841,233
All non-executive officer employees as a group	500,616

(1) The granted values are not yet determinable, as the value of performance condition PSUs is based on the grant date stock price and the value of market condition PSUs is determined using a Monte Carlo valuation.
(2) Mr. Diaz resigned from his position as President and Chief Executive Officer effective April 30, 2025.
(3) Mr. Leffler ceased serving as Chief Financial Officer effective August 15, 2025.
(4) Ms. Ancona departed from her position as Executive Vice President, Strategy and Transformation on November 3, 2025.

On April 8, 2026, the closing market price per share of our common stock was $4.77 as reported by Nasdaq.

Required Vote

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the 2026 Plan.

✓
The Board Recommends Approval of the Proposed 2026 Employee, Director and Consultant Equity Incentive Plan. Proxies Solicited by the Board will be Voted in Favor of the Approval of the 2026 Plan Unless a Stockholder has Indicated Otherwise on the Proxy.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to all of our employees, including our President and Chief Executive Officer and Chief Financial Officer, and every member of our Board. A copy of the Corporate Code of Conduct is publicly available in the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of Nasdaq.

Other Matters

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals and Nominations for Director

Any stockholder of the Company who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act at the Company's 2027 Annual Meeting of Stockholders and to have the proposal included in the Company's 2027 proxy materials must submit such proposal to the Company at its principal executive office no later than December 15, 2026, unless the date of the 2027 Annual Meeting of Stockholders is changed by more than 30 days from June 4, 2026, in which case the proposal must be received at the Company's principal executive office a reasonable time before the Company begins to print and mail its 2027 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of the Company who desires to submit a proposal for action, including to nominate a director, at the 2027 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials, must deliver such proposal to the Company no earlier than the close of business on March 6, 2027 and no later than the close of business on April 5, 2027, unless the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 4, 2027, in which case such proposal or nomination to the Company must be delivered no earlier than the close of business on the 90th day prior to the 2027 Annual Meeting of Stockholders and no later than the close of business on the later of the 60th day prior to the 2027 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made by the Company. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2027 Annual Meeting of Stockholders, and we do not issue a public announcement naming the nominees or specifying the size of the increased board of directors by the 70th day prior to June 4, 2027 (or if the 2027 Annual Meeting of Stockholders is held more than 30 days before or 60 days after such date, at least 70 days prior to such meeting), a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to the Company not later than the close of business on the 10th day following the day on which such public announcement is made by the Company.

In addition to satisfying the requirements of our Restated By-Laws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to the Company that sets forth all the information required by Rule 14a-19(b) of the Exchange Act.

Proposals not received in a timely manner will not be voted on at the 2027 Annual Meeting of Stockholders. If a proposal is received in a timely manner, the proxies that management solicits for the 2027 Annual Meeting of Stockholders may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Corporate Secretary, and the corporate governance policies applicable to recommendations for the nomination of directors, copies of which are available in the Investor Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. All stockholder proposals should be marked for the attention of: Corporate Secretary, Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

Salt Lake City, Utah
April 14, 2026

OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE (OTHER THAN THE EXHIBITS THERETO) IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: LEGAL DEPARTMENT, MYRIAD GENETICS, INC., 322 North 2200 WEST, SALT LAKE CITY, UTAH 84116 (801-584-3600). EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

APPENDIX A

GAAP to Non-GAAP Reconciliation
Condensed Consolidated Statements of Income — Operating Basis

(Unaudited data in millions, except per share amounts)

	Year Ended December 31,
	2025	2024
Adjusted Operating Expenses
Operating Expenses	$963.8	$708.9
Acquisition - amortization of intangible assets(1)	(29.8)	(40.2)
Goodwill and long-lived asset impairment(2)	(319.4)	(56.8)
Equity compensation(3)	(34.1)	(48.3)
Real estate optimization(4)	(5.2)	(7.2)
Transformation initiatives(5)	—	(6.6)
Strategic realignment(6)	(12.2)	—
Legal settlements(7)	—	20.6
Other adjustments(8)	0.3	(3.5)
Adjusted Operating Expenses	$563.4	$566.9

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)
Expense related to goodwill and long-lived asset impairment. For the year ended December 31, 2025, consists of $319.4 million of impairment expense primarily associated with our Mental Health and Women's Health reporting units and asset groups. For the year ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(3)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(4)
Costs related to real estate initiatives. For the year ended December 31, 2025, consists of additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations. For the year ended December 31, 2024, includes additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations, costs associated with the voluntary termination of a lease, testing and set-up costs for equipment in our new facilities, and impairment in connection with the ceased use of one of our facilities.

(5)	Costs related to transformation initiatives including consulting and professional fees for the year ended December 31, 2024.
(6)	Costs related to strategic realignment of the company including severance and consulting fees for the year ended December 31, 2025.
(7)
Costs related to one-time legal expenses. For the year ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable.

(8)
Other one-time non-recurring adjustments for the year ended December 31, 2025. For the year ended December 31, 2024, primarily includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, and costs incurred in connection with executive personnel changes.

	Year Ended December 31,
	2025	2024
Adjusted Operating Income (Loss)
Operating Loss	$(387.2)	$(123.5)
Acquisition - amortization of intangible assets(1)	30.5	41.5
Goodwill and long-lived asset impairment(2)	319.4	56.8
Equity compensation(3)	35.2	49.8
Real estate optimization(4)	5.2	7.2
Transformation initiatives(5)	—	6.6
Strategic realignment(6)	12.2	—
Legal settlements(7)	—	(20.6)
Other adjustments(8)	—	4.0
Adjusted Operating Income (Loss)	$15.3	$21.8

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)
Expense related to goodwill and long-lived asset impairment. For the year ended December 31, 2025, consists of $319.4 million of impairment expense primarily associated with our Mental Health and Women's Health reporting units and asset groups. For the year ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(3)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(4)
Costs related to real estate initiatives. For the year ended December 31, 2025, consists of additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations. For the year ended December 31, 2024, includes additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations, costs associated with the voluntary termination of a lease, testing and set-up costs for equipment in our new facilities, and impairment in connection with the ceased use of one of our facilities.

(5)	Costs related to transformation initiatives including consulting and professional fees for the year ended December 31, 2024.
(6)	Costs related to strategic realignment of the company including severance and consulting fees for the year ended December 31, 2025.
(7)
Costs related to one-time legal expenses. For the year ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable.

(8)
Other one-time non-recurring adjustments for the year ended December 31, 2025. For the year ended December 31, 2024, primarily includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, and costs incurred in connection with executive personnel changes.

	Year Ended December 31,
	2025	2024
Adjusted Net Income (1)
Net Loss	$(365.9)	$(127.3)
Acquisition - amortization of intangible assets(2)	30.5	41.5
Goodwill and long-lived asset impairment(3)	319.4	56.8
Equity compensation(4)	35.2	49.8
Real estate optimization(5)	5.2	7.2
Transformation initiatives(6)	—	6.6
Strategic realignment(7)	12.2	—
Legal settlements(8)	—	(20.6)
Other adjustments(9)	(0.2)	3.3
Uncertain tax benefit(10)	(29.4)	—
Tax adjustments(11)	(1.2)	(4.8)
Adjusted Net Income	$5.8	$12.5

Weighted average shares outstanding:
Diluted	93.4	92.1
Adjusted Earnings Per Share
Diluted	$0.06	$0.14

(1)	To determine Adjusted Earnings Per Share, or adjusted EPS.
(2)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(3)
Expense related to goodwill and long-lived asset impairment. For the year ended December 31, 2025, consists of $319.4 million of impairment expense primarily associated with our Mental Health and Women's Health reporting units and asset groups. For the year ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(4)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(5)
Costs related to real estate initiatives. For the year ended December 31, 2025, consists of additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations. For the year ended December 31, 2024, includes additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations, costs associated with the voluntary termination of a lease, testing and set-up costs for equipment in our new facilities, and impairment in connection with the ceased use of one of our facilities.

(6)	Costs related to transformation initiatives including consulting and professional fees for the year ended December 31, 2024.
(7)	Costs related to strategic realignment of the company including severance and consulting fees for the year ended December 31, 2025.
(8)
Costs related to one-time legal expenses. For the year ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable.

(9)
Other one-time non-recurring adjustments for the year ended December 31, 2025. For the year ended December 31, 2024, primarily includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, and costs incurred in connection with executive personnel changes.

(10)
Consists of the release of unrecognized tax benefits and the recognition of valuation allowances for the year ended December 31, 2025. The unrecognized tax benefits released were primarily related to tax years under Joint Committee on Taxation review, which upon conclusion of the review were remeasured or released.

(11)	Tax expense or benefit due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States. As of December 31, 2025, a valuation allowance of $103.6 million was not recognized for non-GAAP purposes given our historical and forecasted positive earnings performance. As of December 31, 2024, a valuation allowance of $64 million was not recognized for non-GAAP purposes given the company's historical and forecasted positive earnings performance.

	Year Ended December 31,
	2025	2024
Adjusted EBITDA
Net Loss	$(365.9)	$(127.3)
Acquisition - amortization of intangible assets(1)	30.5	41.5
Depreciation expense(2)	19.5	17.9
Goodwill and long-lived asset impairment(3)	319.4	56.8
Equity compensation(4)	35.2	49.8
Real estate optimization(5)	5.2	7.2
Transformation initiatives(6)	—	6.6
Strategic realignment(7)	12.2	—
Legal settlements(8)	—	(20.6)
Interest expense, net of interest income(9)	8.7	1.1
Other adjustments(10)	3.3	3.6
Uncertain tax benefits(11)	(29.4)	—
Income tax expense(12)	0.2	3.8
Adjusted EBITDA	$38.9	$40.4

(1)	Represents recurring amortization charges resulting from the acquisition of intangible assets.
(2)	Depreciation expense excludes depreciation included in real estate optimization of $1.6 million for the year ended December 31, 2024.
(3)
Expense related to goodwill and long-lived asset impairment. For the year ended December 31, 2025, consists of $319.4 million of impairment expense primarily associated with our Mental Health and Women's Health reporting units and asset groups. For the year ended December 31, 2024, consists of $43.0 million of impairment expense for a GeneSight developed technology intangible asset and $13.8 million primarily related to the sale of the EndoPredict business to Eurobio Scientific.

(4)	Consists of the non-cash equity-based compensation provided to Myriad Genetics employees and directors.
(5)
Costs related to real estate initiatives. For the year ended December 31, 2025, consists of additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations. For the year ended December 31, 2024, includes additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our previous facilities in those locations, costs associated with the voluntary termination of a lease, testing and set-up costs for equipment in our new facilities, and impairment in connection with the ceased use of one of our facilities.

(6)	Costs related to transformation initiatives including consulting and professional fees for the year ended December 31, 2024.
(7)	Costs related to strategic realignment of the company including severance and consulting fees for the year ended December 31, 2025.
(8)
Costs related to one-time legal expenses. For the year ended December 31, 2024, primarily includes reversal of $21.3 million related to the contingent settlement for the Ravgen litigation that is no longer considered probable.

(9)	Derived from interest expense and interest income from the Condensed Consolidated Statements of Operations.
(10)	Other one-time non-recurring expenses. For purposes of adjusted EBITDA, this includes Other adjustments described in the Adjusted Net Income table above as well as the amounts reported as Other income (expense) in the Condensed Consolidated Statement of Operations.
(11)
Consists of the release of unrecognized tax benefits and the recognition of valuation allowances for the year ended December 31, 2025. The unrecognized tax benefits released were primarily related to tax years under Joint Committee on Taxation review, which upon conclusion of the review were remeasured or released.

(12)	Derived from income tax expense from the Condensed Consolidated Statement of Operations, net of the adjustment for unrecognized tax benefits described above in Note 11 above.

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered ‘‘non-GAAP’’ financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company's core operating results and comparison of operating results across reporting periods. We also use non-GAAP financial measures to establish budgets and to manage the Company's business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for GAAP results.

APPENDIX B

Amended And Restated 2012 Employee Stock Purchase Plan (as proposed to be amended on June 4, 2026)

The following constitute the provisions of the Amended and Restated 2012 Employee Stock Purchase Plan (the “Plan”) of Myriad Genetics, Inc. (the “Company”).

1. Purpose. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company, or a committee of the Board of Directors named by the Board to administer the Plan.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

(c) “Common Stock” shall mean the common stock, $.01 par value per share, of the Company.

(d) “Company” shall mean Myriad Genetics, Inc, a Delaware corporation.

(e) “Compensation” shall mean the regular rate of salary or wages received by the Employee from the Company or a Designated Subsidiary that is taxable income for federal income tax purposes or applicable tax law, including payments for overtime and shift premium, but excluding bonuses, commissions, incentive compensation, incentive payments, relocation, expense reimbursements, tuition, or other reimbursements and any other compensation received from the Company or a Designated Subsidiary.

(f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Employee” shall mean any person who is employed by the Company or one of its Designated Subsidiaries for tax purposes and who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company or one of its Designated Subsidiaries.

(j) “Exercise Date” shall mean the last business day of each Offering Period of the Plan.

(k) “Exercise Price” shall mean with respect to an Offering Period, an amount equal to 85% of the fair market value (as defined in paragraph 7(b)) of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

(l) “Offering Date” shall mean the first business day of each Offering Period of the Plan.

(m) “Offering Period” shall mean a period of six months as set forth in paragraph 4 of the Plan (or such other period as determined by the Board in accordance with this Plan).

(n) “Plan” shall mean this Myriad Genetics, Inc. Amended and Restated 2012 Employee Stock Purchase Plan.

(o) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) Any person who has been continuously employed as an Employee for three months as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan and further, subject to the requirements of paragraph 5(a) and the limitations imposed by Section 423(b) of the Code. All Employees granted options under the Plan with respect to any Offering Period will have the same rights and privileges except for any differences that may be permitted pursuant to Section 423.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in paragraph 7(b) (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code. In addition, the maximum number of shares of Common Stock that may be purchased by any participant during an Offering Period shall be 5,000 shares of Common Stock. Any option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this paragraph 3(b).

4. Offering Periods. The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on December 1 and June 1 of each year or the first business day thereafter (or at such other time or times as may be determined by the Board). The dates and provisions of separate Offering Periods under the Plan need not be identical, provided that the terms of participation are the same within any particular Offering Period except for any differences that may be permitted pursuant to Section 423 of the Code.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing an Enrollment Form provided by the Company and filing it with the Company or its designee prior to the applicable Offering Date, unless a later time for filing the Enrollment Form is set by the Board for all eligible Employees with respect to a given Offering Period. The Enrollment Form and its submission may be electronic as directed by the Company. The Enrollment Form shall set forth the percentage of the participant’s Compensation (which shall be not less than 1% and not more than 10%) to be paid as Contributions pursuant to the Plan.

(b) Payroll deductions shall commence with the first payroll following the Offering Date, unless a later time is set by the Board with respect to a given Offering Period, and shall end on the last payroll paid on or prior to the Exercise Date of the Offering Period to which the Enrollment Form is applicable, unless sooner terminated as provided in paragraph 10.

6. Method of Payment of Contributions.

(a) Each participant shall elect to have payroll deductions made on each payroll during the Offering Period in an amount not less than 1% and not more than 10% of such participant’s Compensation on each such payroll (in whole percentage amounts); provided that the aggregate of such payroll deductions during the Offering Period shall not exceed 10% of the participant’s aggregate Compensation during said Offering Period (or such other percentage as the Board may establish from time to time before an Offering Date). All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b) A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or, on one occasion only during the Offering Period, may decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new Enrollment Form authorizing a change in the deduction rate. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Form, if the Enrollment Form is completed at least ten business days prior to such date, and, if not, as of the beginning of the next succeeding payroll period.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b), a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equals $21,250. Payroll deductions shall recommence at the rate provided in such participant’s Enrollment Form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period a number of shares of the Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Exercise Price; provided however, that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 12. The fair market value of a share of the Common Stock shall be determined as provided in paragraph 7(b).

(b) The fair market value of the Common Stock on a given date shall be (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), on the composite tape or other comparable reporting system; or (ii) if the Common Stock is not listed on a national securities exchange and such price is not regularly reported, the mean between the bid and asked prices per share of the Common Stock at the close of trading in the over-the-counter market.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased for him or her at the applicable Exercise Price with the accumulated Contributions in his or her account. If a fractional number of shares results, then such number shall be rounded down to the next whole number and any unapplied cash shall be carried forward to the next Exercise Date, unless the participant requests a cash payment. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Delivery. Upon the written request of a participant, certificates representing the shares purchased upon exercise of an option will be issued as promptly as practicable after the Exercise Date of each Offering Period to participants who wish to hold their shares in certificate form, except that the Board may determine that such shares shall be held for each participant’s benefit by a broker designated by the Board. Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 10 below. Any other amounts left over in a participant’s account after an Exercise Date shall be returned to the participant.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company or its designee. All of the participant’s Contributions credited to his or her account will be paid to him or her as soon as practicable after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

(b) Upon termination of the participant’s Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee for at least 20 hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

12. Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan as amended and restated shall be 4,000,0001 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised), the Company shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any amounts remaining in an Employee’s account not applied to the purchase of shares pursuant to this paragraph 12 shall be refunded on or promptly after the Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

13. Administration. The Board shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, to correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including without limitation, adopting subplans applicable to particular Designated Subsidiaries or locations, which subplans may be designed to be outside the scope of Section 423 of the Code.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Exercise Date of the Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations shall be made either in writing or by electronic delivery as directed by the Company.

1 The amendment to authorize an additional 4 million shares of Common Stock will not be effective until stockholder approval is obtained.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by unexercised options under the Plan and the number of shares of Common Stock which have been authorized for issuance under the Plan but are not yet subject to options under paragraph 12(a), the number of shares of Common Stock set forth in paragraph 12(a)(i), (collectively, the “Reserves”), the maximum number of shares of Common Stock that may be purchased by a participant in an Offering Period set forth in paragraph 3(b), as well as the price per share of Common Stock covered by each unexercised option under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

In the event of the proposed dissolution or liquidation of the Company, an Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company with or into another corporation, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in paragraph 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or other reorganization, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets, merger or other reorganization, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or other reorganization by holders of Common Stock for each share of Common Stock held on the effective date of such transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or other reorganization.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board may at any time terminate or amend the Plan. Except as provided in paragraph 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board’s setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that termination of the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the Plan. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Information Regarding Disqualifying Dispositions. By electing to participate in the Plan, each participant agrees to provide any information about any transfer of shares of Common Stock acquired under the Plan that occurs within two years after the first business day of the Offering Period in which such shares were acquired as may be requested by the Company or any Subsidiaries in order to assist it in complying with the tax laws.

23. Right to Terminate Employment. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Employee the right to continue in the employment of the Company or any Subsidiary, or affect any right which the Company or any Subsidiary may have to terminate the employment of such Employee.

24. Rights as a Stockholder. Neither the granting of an option nor a deduction from payroll shall constitute an Employee the owner of shares covered by an option. No Employee shall have any right as a stockholder unless and until an option has been exercised, and the shares underlying the option have been registered in the Company’s share register.

25. Term of Plan. The Plan became effective upon its approval by the Company’s stockholders in December 2012 and shall continue in effect until November 30, 2032 unless sooner terminated under paragraph 19.

26. Applicable Law. This Plan shall be governed in accordance with the laws of Delaware, applied without giving effect to any conflict-of-law principles.

APPENDIX C

MYRIAD GENETICS, INC.
2026 EMPLOYEE, DIRECTOR AND CONSULTANT
EQUITY INCENTIVE PLAN

1.DEFINITIONS.
Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Myriad Genetics, Inc. 2026 Employee, Director and Consultant Equity Incentive Plan, have the following meanings:
“Administrator” means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.
“Affiliate” means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.
“Agreement” means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.
“Board of Directors” means the Board of Directors of the Company.
“Cause” means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate or any material written policy of the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.
“Change of Control” means the occurrence of any of the following events:
Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or
Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; or
Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date this Plan was initially adopted, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
provided, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change of Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code.
“Code” means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.
“Committee” means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

“Common Stock” means shares of the Company’s common stock, $.01 par value per share.
“Company” means Myriad Genetics, Inc., a Delaware corporation.
“Consultant” means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.
“Corporate Transaction” means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company (or similar transaction) in a single transaction or a series of related transactions by a single entity other than a transaction in which the Company is the surviving corporation. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger (as determined by the Administrator), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.
“Disability” or “Disabled” means permanent and total disability as defined in Section 22(e)(3) of the Code.
“Employee” means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Fair Market Value” of a Share of Common Stock means:
If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the consolidated tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;
If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and
If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.
“ISO” means a stock option intended to qualify as an incentive stock option under Section 422 of the Code.
“Non-Qualified Option” means a stock option which is not intended to qualify as an ISO.
“Option” means an ISO or Non-Qualified Option granted under the Plan.
“Participant” means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.
“Performance-Based Award” means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.
“Performance Goals” means performance goals determined by the Committee in its sole discretion. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.
“Plan” means this Myriad Genetics, Inc. 2026 Employee, Director and Consultant Equity Incentive Plan.
“Restricted Stock Unit Award” means a grant by the Company under the Plan of an unfunded, unsecured commitment by the Company to deliver a pre-determined number of Shares to a Participant at a future time in accordance with the terms and conditions of the award agreement and the Plan
“SAR” means a stock appreciation right.

“Section 409A” means Section 409A of the Code.
“Section 422” means Section 422 of the Code.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Shares” means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.
“Stock-Based Award” means a grant by the Company under the Plan of an equity award or an equity based award, including a Restricted Stock Unit Award, which is not an Option, or a Stock Grant.
“Stock Grant” means a grant by the Company of Shares under the Plan.
“Stock Right” means an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award or a right to Shares or the value of Shares of the Company granted pursuant to the Plan.
“Substitute Award” means an award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
“Survivor” means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.
2.PURPOSES OF THE PLAN.
The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards, including Restricted Stock Unit Awards.
3.SHARES SUBJECT TO THE PLAN.
(a)The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) [·]1 shares of Common Stock and (ii) any shares of Common Stock that are attributable to awards granted under the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after June 4, 2026, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of this Plan, all of which Shares are eligible to be issued as ISOs; provided, however, that no more than 8,659,575 Shares shall be added to the Plan pursuant to subsection (ii).

(b)If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that the number of Shares underlying any awards under the Plan that are retained or repurchased on the exercise of an Option or the vesting or issuance of any Stock Right to cover the exercise price and/or tax withholding required by the Company in connection with vesting shall not be added back to the Shares available for issuance under the Plan; and provided, further that, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code. In addition, any Shares repurchased using exercise price proceeds will not be available for issuance under the Plan.
(c)The limits set forth in this Paragraph 3 will be construed to comply with the applicable requirements of Section 422.
(d)The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Shares issued in respect of Substitute Awards will be in addition to and will not reduce the shares available under the Plan. Notwithstanding the foregoing, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance or retention of Shares, the Shares previously subject to such award will not be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Paragraph 4(c) below.
1 Consists of 6,400,000 shares of our common stock plus up to 2,168,431 shares of our common stock that remain available for future grant under our 2017 Employee, Director and Consultant Equity Incentive Plan as of the date of the Annual Meeting, up to an aggregate maximum of 8,568,431 shares.

4.ADMINISTRATION OF THE PLAN.
The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:
(a)Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;
(b)Determine which Employees, directors and Consultants shall be granted Stock Rights;
(c)Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board of Directors;
(d)Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that (i) no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares and (ii) no Stock Right shall be granted with a vesting schedule providing for vesting, exercisability or the lapsing of restrictions or repurchase rights over a period of less than one year from the date of grant except in the case of (A) death, disability or retirement of the Participant or (B) a Change of Control, and any Stock Right subject to the satisfaction of Performance Goals over a performance period shall be subject to a performance period of not less than one year. Notwithstanding the foregoing, (i) Stock Rights may be granted having time-based vesting of less than one year from the date of grant so long as no more than 5% of the Shares reserved for issuance under the Plan pursuant to Paragraph 3 above (as adjusted under Paragraph 25 of this Plan) may be granted in the aggregate pursuant to such awards, (ii) for purposes of counting Shares against the 5% limitation, the Share counting rules under Paragraph 3 of the Plan apply, (iii) Stock Rights granted to non-employee directors paid in lieu of cash fees or granted to non-employee Directors with a vesting period from one annual stockholders meeting to the subsequent year’s annual stockholders meeting, or at least 50 weeks, shall not be counted against the 5% limitation; and (iv) nothing in this Paragraph 4(d) shall limit the authority of the Administrator to provide for the acceleration of vesting or exercisability of any Stock Right or the lapse of any restrictions relating to any Stock Right;
(e)Amend any term or condition of any outstanding Stock Right, including without limitation, to accelerate the vesting schedule or extend the expiration date, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent, or in the event of death of the Participant, the Participant’s Survivors;
(f)Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and
(g)Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;
Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted thereunder shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.
To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.
5.ELIGIBILITY FOR PARTICIPATION.
The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person in anticipation of such person becoming an Employee, director or Consultant of the Company or of an Affiliate; provided, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.TERMS AND CONDITIONS OF OPTIONS.
Each Option shall be set forth in an Option Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:
(a)Non-Qualified Options. Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:
(i)Exercise Price. Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Common Stock on the date of grant of the Option.
(ii)Number of Shares. Each Option Agreement shall state the number of Shares to which it pertains.
(iii)Vesting. Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.
(iv)Additional Conditions. Exercise of any Option may be conditioned upon the Participant’s execution of a shareholders agreement in a form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:
1.The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
2.The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
(v)Term of Option. Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.
(b)ISOs. Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 and relevant regulations and rulings of the Internal Revenue Service:
(i)Minimum Standards. The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.
(ii)Exercise Price. Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
1. 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or
2.More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.
(iii)Term of Option. For Participants who own:
1. 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or
2.More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.
(iv)Limitation on Yearly Exercise. To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year exceeds $100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.

(c)Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Paragraph 24 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options to reduce the exercise price of such Options, (ii) cancel outstanding Options in exchange for Options that have an exercise price that is less than the exercise price value of the original Options, or (iii) cancel outstanding Options that have an exercise price greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.
7.TERMS AND CONDITIONS OF STOCK GRANTS.
Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain restrictions, terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:
(a)Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law on the date of the grant of the Stock Grant;
(b)Each Agreement shall state the number of Shares to which the Stock Grant pertains;
(c)Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and
(d)Dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with the applicable requirements of Section 409A.
8.TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS AND OTHER STOCK-BASED AWARDS.
The Administrator shall have the right to grant Restricted Stock Unit Awards and other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of SARs and phantom stock awards. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may an Agreement covering SARs (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.
9.PERFORMANCE-BASED AWARDS.
The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Section 25 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.

10.EXERCISE OF OPTIONS AND ISSUE OF SHARES.
An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a) through (d) above, or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422.
The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.
11.PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.
Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.
The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal or state securities laws) which requires the Company to take any action with respect to the Shares prior to their issuance.
12.RIGHTS AS A SHAREHOLDER.
No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant. In addition, at the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.
13.ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.
By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.
Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:
(a)A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.
(b)Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.
(c)The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.
(d)Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.
(e)A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.
(f)Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
15.EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.
Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:
(a)All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.
(b)Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.
16.EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.
Except as otherwise provided in a Participant’s Option Agreement:
(a)A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b)A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
(c)The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.
17.EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.
Except as otherwise provided in a Participant’s Option Agreement:
(a)In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.
(b)If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
18.EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS, RESTRICTED STOCK UNIT AWARDS AND OTHER STOCK-BASED AWARDS.
In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award, including a Restricted Stock Unit Award, and paid the purchase price, if required, such grant shall terminate.
For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.
In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
19.EFFECT ON STOCK GRANTS, RESTRICTED STOCK UNIT AWARDS AND OTHER STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATH OR DISABILITY.
Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all vesting or forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant as to which the Company’s forfeiture or repurchase rights have not lapsed, or cancel a Restricted Stock Unit Award or other Stock-Based Award without the issuance of any additional shares thereunder.
20.EFFECT ON STOCK GRANTS, RESTRICTED STOCK UNIT AWARDS AND OTHER STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.
Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:
(a)All Shares subject to any Stock Grant or Stock-Based Award that remain subject to vesting or forfeiture provisions or as to which the Company shall have a repurchase right and Restricted Stock Unit Awards for which Shares have not been issued shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b)Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to vesting or forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.
21.EFFECT ON STOCK GRANTS, RESTRICTED STOCK UNIT AWARDS AND OTHER STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.
Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of the Participant’s termination due to Disability, the Stock Grant or Stock Based Award shall be forfeited; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such forfeiture provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of the Participant’s termination due to Disability as would have lapsed had the Participant not been terminated due to Disability. The proration shall be based upon the number of days accrued prior to the date of the Participant’s termination due to Disability.
The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.
22.EFFECT ON STOCK GRANTS, RESTRICTED STOCK UNIT AWARDS AND OTHER STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.
Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of the Participant’s death, the Stock Grant or Stock Based Award shall be forfeited; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such forfeiture provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of the Participant’s death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the date of the Participant’s death.
23.PURCHASE FOR INVESTMENT.
(a)Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:
(b)The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant of a Stock Right:
“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”
24.DISSOLUTION OR LIQUIDATION OF THE COMPANY.
Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.ADJUSTMENTS.
Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.
(a)Stock Dividends and Stock Splits.
(i)If (1) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (2) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) shall also be proportionately adjusted upon the occurrence of such events.
(ii)The Administrator may also make adjustments of the type described in Paragraph 25(a) above to take into account distributions to stockholders other than those provided for in Paragraphs 25(b) below, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any award, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, to the extent applicable.
(iii)References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Paragraph 25(a).
(b)Corporate Transactions. Upon a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), may, as to outstanding Options, take any of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice/ to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors. For the avoidance of doubt, if the per share exercise price of an Option or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Option may be cancelled with no payment due hereunder or otherwise in respect thereof.
With respect to outstanding Stock Grants or Stock-Based Awards, including Restricted Stock Unit Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any vesting, forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all vesting, forfeiture and repurchase rights being waived). For the avoidance of doubt, if the purchase or base price of a Stock Grant or Stock-Based Award or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Stock Grant or Stock-Based Award, as applicable, may be cancelled with no payment due hereunder or otherwise in respect thereof.
In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.
A Stock Right may be subject to additional acceleration of vesting and exercisability upon or after a Change of Control as may be provided in the Agreement for such Stock Right, in any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company.

(c)Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.
(d)Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock Right shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect of any, Corporate Transaction and Change of Control and, subject to Paragraph 4, its determination shall be conclusive.
(e)Termination of Awards upon Consummation of Corporate Transaction. Except as the Administrator may otherwise determine, each Stock Right will automatically terminate (and in the case of outstanding Shares of restricted Common Stock, will automatically be forfeited) immediately upon the consummation of a Corporate Transaction, other than (i) any award that is assumed, continued or substituted pursuant to Paragraph 25(b) above, and (ii) any cash award that by its terms, or as a result of action taken by the Administrator, continues following the consummation of the Corporate Transaction.
26.ISSUANCES OF SECURITIES.
(a)Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.
(b)The Company will not be obligated to issue any Shares pursuant to the Plan or to remove any restriction from Shares previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such Shares have been addressed and resolved; (ii) if the outstanding Shares is at the time of issuance listed on any stock exchange or national market system, the Shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the award have been satisfied or waived. The Company may require, as a condition to the exercise of an award or the issuance of Shares under an award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act, as amended, or any applicable state or non-U.S. securities law. Any Shares issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Shares issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.
27.FRACTIONAL SHARES.
No fractional shares shall be issued under the Plan and the Participant shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.
28.WITHHOLDING.
In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.

29.TERMINATION OF THE PLAN.
The Plan will terminate on March 26, 2036, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.
30.AMENDMENT OF THE PLAN AND AGREEMENTS.
The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to such Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.
31.EMPLOYMENT OR OTHER RELATIONSHIP.
Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.
32.SECTION 409A AND SECTION 422.
The Company intends that the Plan and any Stock Rights granted hereunder be exempt from or comply with Section 409A, to the extent applicable. The Company intends that ISOs comply with Section 422, to the extent applicable. Any ambiguities in the Plan or any Stock Right shall be construed to effect the intent as described in this Paragraph 32.
If a Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its Affiliates) as of such Participant’s separation from service, to the extent any payment under this Plan or pursuant to a Stock Right constitutes non-exempt deferred compensation under Section 409A that is being paid by reason of the separation from service, no payments due under this Plan or pursuant to a Stock Right may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.
The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A or Section 422, as applicable comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A or compliant with Section 422, as applicable, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A or Section 422 or otherwise.
33.INDEMNITY..
Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board of Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

34.CLAWBACK.
Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.
35.GOVERNING LAW.
This Plan shall be construed and enforced in accordance with the law of the State of Delaware.
36.WAIVER OF JURY TRIAL.
By accepting or being deemed to have accepted an award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.
37.UNFUNDED OBLIGATIONS.
The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

Myriad genetics

MYRIAD GENETICS, INC.
ATTN: CORPORATE SECRETARY
322 N 2200 WEST
SALT LAKE CITY, UT 84116

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MYGN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88680-P50038

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MYRIAD GENETICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	**For**	**Against**	**Abstain**
1a. Paul M. Bisaro	☐	☐	☐
1b. Rashmi Kumar	☐	☐	☐
1c. Lee N. Newcomer, M.D.	☐	☐	☐

NOTE: The stockholders will also act on any other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. The proxy, when executed, will be voted in the manner directed therein. If no direction is made, the proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V88681-P50038

MYRIAD GENETICS, INC.
322 N. 2200 West
Salt Lake City, Utah 84116

ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 2026

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice Regarding the Availability of Proxy Materials in connection with the 2026 Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on Thursday, June 4, 2026, and to be held virtually at the following URL: www.virtualshareholdermeeting.com/MYGN2026. The undersigned hereby appoints Samraat S. Raha and Jennifer Fox, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, and authorizes each of them to represent the undersigned and to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is/are entitled to vote at the 2026 Annual Meeting of Stockholders, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act on the proposals set forth in said proxy as specified by the undersigned.

SEE REVERSE SIDE FOR ALL PROPOSALS. **The proxies will vote in accordance with the Board of Directors' recommendations where a choice is not specified and in their discretion on any other matters as may properly come before the meeting or any adjournments or postponements thereof.**

Continued and to be signed on reverse side